Exhibit 10.1

EXECUTION VERSION

$5,000,000,000

CREDIT AGREEMENT

Dated as of June 7, 2023

among

PAYPAL HOLDINGS, INC.,

as the Parent Borrower,

The Designated Borrowers from Time to Time Parties Hereto,

JPMORGAN CHASE BANK, N.A.,

as the Parent Borrower Administrative Agent and Luxembourg Borrower Administrative Agent,

J.P. MORGAN SECURITIES AUSTRALIA LIMITED,

as the Australian Borrower Administrative Agent,

and

The Other Lenders Party Hereto,

DEUTSCHE BANK SECURITIES INC.,

BANK OF AMERICA, N.A.,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

GOLDMAN SACHS BANK USA, and

CITIBANK, N.A.,

as Syndication Agents,

and

BARCLAYS BANK PLC,

BNP PARIBAS,

MORGAN STANLEY SENIOR FUNDING, INC.,

HSBC BANK USA, NATIONAL ASSOCIATION,

MUFG BANK, LTD.,

THE BANK OF NOVA SCOTIA, and

THE TORONTO-DOMINION BANK, NEW YORK BRANCH,

as Documentation Agents

JPMORGAN CHASE BANK N.A.,

DEUTSCHE BANK SECURITIES INC.,

BOFA SECURITIES, INC.,

WELLS FARGO SECURITIES, LLC

GOLDMAN SACHS BANK USA, and

CITIBANK, N.A.,

as Joint Lead Arrangers and Joint Book Managers

- i -

(continued)

ARTICLE III. TAXES, YIELD PROTECTION AND ILLEGALITY		87

3.01	Taxes	87

3.02	Illegality	92

3.03	Inability to Determine Rates	92

3.04	Increased Costs; Reserves on Eurocurrency Rate Loans	97

3.05	Compensation for Losses	99

3.06	Mitigation Obligations; Replacement of Lenders	99

3.07	Survival	100

3.08	Tranche 2 Issuing Bank	100

ARTICLE IV. CONDITIONS PRECEDENT		100

4.01	Conditions of Closing	100

4.02	Conditions to all Borrowings	102

4.03	Conditions to Initial Borrowings by each Designated Borrower	103

ARTICLE V. REPRESENTATIONS AND WARRANTIES		105

5.01	Existence, Qualification and Power	105

5.02	Authorization; No Contravention	105

5.03	Governmental Authorization; Other Consents	106

5.04	Binding Effect	106

5.05	Financial Statements; No Material Adverse Effect	106

5.06	Litigation	107

5.07	Ownership of Property	107

5.08	Taxes	107

5.09	No Withholding Tax	107

5.10	No Stamp Duty	107

5.11	ERISA Compliance; Foreign Plans	107

5.12	Margin Regulations; Investment Company Act	108

5.13	Disclosure	108

5.14	Intellectual Property; Cybersecurity	108

5.15	Anti-Corruption Laws and Sanctions	109

5.16	Domiciliation	109

5.17	Central Administration	109

5.18	PATRIOT Act	109

ARTICLE VI. AFFIRMATIVE COVENANTS		110

6.01	Financial Statements	110

6.02	Certificates; Other Information	110

- ii -

(continued)

6.03	Notices	111

6.04	Payment of Taxes	111

6.05	Preservation of Existence, Etc.	112

6.06	Maintenance of Properties	112

6.07	Maintenance of Insurance	112

6.08	Compliance with Laws	112

6.09	Books and Records	112

6.10	Use of Proceeds	113

6.11	Ownership of Designated Borrowers	113

ARTICLE VII. NEGATIVE COVENANTS		113

7.01	Liens	113

7.02	Fundamental Changes	116

7.03	Use of Proceeds	117

7.04	Subsidiary Indebtedness	117

7.05	Financial Covenant	119

ARTICLE VIII. EVENTS OF DEFAULT AND REMEDIES		119

8.01	Events of Default	119

8.02	Remedies Upon Event of Default	122

8.03	Application of Funds	122

ARTICLE IX. ADMINISTRATIVE AGENT		123

9.01	Appointment and Authority	123

9.02	Rights as a Lender	123

9.03	Exculpatory Provisions	123

9.04	Reliance by Administrative Agent	124

9.05	Delegation of Duties	124

9.06	Resignation of Administrative Agent	125

9.07	Non-Reliance on Administrative Agent, the Arrangers and Other Lenders	125

9.08	No Other Duties, Etc.	127

9.09	Posting of Communications	127

9.10	ERISA Matters	129

ARTICLE X. GUARANTY		130

10.01	Guarantee	130

10.02	No Subrogation	131

10.03	Amendments, etc. with respect to the Obligations	131

10.04	Guarantee Absolute and Unconditional	132

10.05	Reinstatement	133

- iii -

(continued)

10.06	Payments	133

10.07	Independent Obligations	133

ARTICLE XI. MISCELLANEOUS		133

11.01	Amendments, Etc.	133

11.02	Notices; Effectiveness; Electronic Communication	135

11.03	No Waiver; Cumulative Remedies	137

11.04	Expenses; Indemnity; Damage Waiver	137

11.05	Payments Set Aside	140

11.06	Successors and Assigns	140

11.07	Treatment of Certain Information; Confidentiality	144

11.08	Right of Setoff	145

11.09	Interest Rate Limitation	146

11.10	Counterparts; Integration; Effectiveness	146

11.11	Survival	148

11.12	Severability	148

11.13	Replacement of Lenders	148

11.14	Governing Law; Jurisdiction; Etc.	149

11.15	Waiver of Jury Trial	150

11.16	No Advisory or Fiduciary Responsibility	150

11.17	USA PATRIOT Act Notice	151

11.18	Termination of Joinder Agreements	152

11.19	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	152

11.20	Acknowledgement Regarding Any Supported QFCs	152

11.21	Australian Code of Banking Practice	153

11.22	Luxembourg Requirement	153

- iv -

SCHEDULES

2.01	Tranche 1 Commitments and Tranche 1 Applicable Percentages
2.03	Tranche 2 Commitments and Tranche 2 Applicable Percentages
2.05	Tranche 3 Commitments and Tranche 3 Applicable Percentages
7.01	Existing Liens
7.04	Existing Subsidiary Indebtedness
11.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice
B	Note
C	Compliance Certificate
D	Assignment and Assumption
E-1	U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships for U.S. Federal Income Tax Purposes)
E-2	U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships for U.S. Federal Income Tax Purposes)
E-3	U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships for U.S. Federal Income Tax Purposes)
E-4	U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships for U.S. Federal Income Tax Purposes)
F	Joinder Agreement

- v -

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of June 7, 2023, among PAYPAL HOLDINGS, INC., a Delaware corporation (the “Parent Borrower”), the Luxembourg Borrower (as defined herein), the Australian Borrower (as defined herein), certain Subsidiaries of the Parent Borrower from time to time party hereto pursuant to Section 4.03 (together with the Luxembourg Borrower and the Australian Borrower, the “Designated Borrowers”, the Designated Borrowers together with the Parent Borrower, the “Borrowers”), each lender from time to time party hereto (the “Lenders”), JPMORGAN CHASE BANK, N.A., as the Parent Borrower Administrative Agent and Luxembourg Borrower Administrative Agent, and J.P. MORGAN SECURITIES AUSTRALIA LIMITED, as the Australian Borrower Administrative Agent (capitalized terms used in this recital of parties shall have the meanings set forth herein).

The Borrowers have requested that the Lenders provide a revolving credit facility, and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“ABR” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 0.5% and (c) the Adjusted Term SOFR Rate for a one-month Interest Period as published two U.S. Government Securities Business Days prior to such day (or, if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1%, provided that for purpose of this definition, the Adjusted Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the ABR due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate, respectively. If the ABR is being used as an alternate rate of interest pursuant to Section 3.03 hereof (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 3.03(b)), then the ABR shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the ABR shall be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.

“ABR Loan” means a Loan that bears interest at a rate based on the ABR. Each Tranche 2 Swingline Loan shall be an ABR Loan.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary of the Parent Borrower).

“Actual Knowledge” means, with respect to any information or event, that a Responsible Officer of the Parent Borrower has actual knowledge of such information or event.

“Additional Commitment Lender” has the meaning specified in Section 2.16(d).

“Adjusted Daily Simple RFR” means, (a) with respect to any RFR Borrowing denominated in Pounds Sterling, an interest rate per annum equal to (x) the Daily Simple RFR for Pounds Sterling, plus (y) 0.0326%, (b) with respect to any RFR Borrowing denominated in Euros, an interest rate per annum equal to (x) the Daily Simple RFR for Euros, plus (y) 0.0456% and (c) with respect to any RFR Borrowing denominated in Dollars, an interest rate per annum equal to (x) the Daily Simple RFR for Dollars plus (y) 0.10%; provided that if the Adjusted Daily Simple RFR as so determined would be less than zero, such rate shall be deemed to be equal to zero for the purposes of this Agreement.

“Adjusted Daily Simple SOFR” means an interest rate per annum equal to (x) the Daily Simple SOFR plus (y) 0.10%; provided, that if the Adjusted Daily Simple SOFR as so determined would be less than zero, such rate shall be deemed to be equal to zero for the purposes of this Agreement.

“Adjusted Term SOFR Rate” means, with respect to any Term Benchmark Borrowing denominated in Dollars for any Interest Period, an interest rate per annum equal to (a) the Term SOFR Rate for such Interest Period plus (b) 0.10%; provided that if the Adjusted Term SOFR Rate as so determined would be less than zero, such rate shall be deemed to be equal to zero for the purposes of this Agreement.

“Administrative Agent” means the Parent Borrower Administrative Agent, the Luxembourg Borrower Administrative Agent and the Australian Borrower Administrative Agent, each individually or collectively as the context requires. It is understood that, without limiting the other provisions of this Agreement, each Administrative Agent may utilize the services of its respective Affiliates and foreign branches in connection with administrative matters related to Foreign Currencies. Without limiting the other provisions of this Agreement, references to the Administrative Agent in this Agreement shall, unless otherwise specified, be references to JPMorgan Chase Bank, N.A. (other than notices of Borrowings, payments of principal, fees and interest on Loans made to the applicable Administrative Agent and other matters pertaining to such Loans, in which case such references shall be to the applicable Administrative Agent for such Loans).

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as the Administrative Agent may from time to time notify to the Parent Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitments” means the Tranche 1 Commitments, the Tranche 2 Commitments and the Tranche 3 Commitments, individually or in the aggregate as the context requires.

“Aggregate Facilities Percentage” means, with respect to any Lender at any time, the percentage of the Aggregate Commitments of all Tranches represented by such Lender’s Commitments in the aggregate across all Tranches at such time; provided that in the case of Section 2.20 when a Defaulting Lender shall exist, “Aggregate Facilities Percentage” shall mean the percentage of the Aggregate Commitments (disregarding any Defaulting Lender’s Aggregate Commitments) represented by such Lender’s Commitment in the aggregate across all Tranches. If the Commitment of each Lender to make Loans has been terminated pursuant to Section 8.02 or if the Commitments have expired, then the Aggregate Facilities Percentage of each Lender shall be determined based on the Aggregate Facilities Percentage of such Lender most recently in effect, giving effect to any subsequent assignments and to any such Lender’s status as a Defaulting Lender.

“Aggregate Tranche 1 Commitments” means the Tranche 1 Commitments of all the Lenders then in effect. The original amount of the Aggregate Tranche 1 Commitments as of the Closing Date is $3,800,000,000.

“Aggregate Tranche 2 Commitments” means the Tranche 2 Commitments of all the Lenders then in effect. The original amount of the Aggregate Tranche 2 Commitments as of the Closing Date is $1,000,000,000.

“Aggregate Tranche 3 Commitments” means the Tranche 3 Commitments of all the Lenders then in effect. The original amount of the Aggregate Tranche 3 Commitments as of the Closing Date is $200,000,000.

“Agreed Currencies” means Dollars and each Foreign Currency.

“Agreement” has the meaning specified in the introductory paragraph hereto.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Parent Borrower or any of its Subsidiaries from time to time concerning or relating to bribery, money laundering or corruption.

“Applicable Jurisdiction” has the meaning specified in Section 11.04(a).

“Applicable Percentage” means, with respect to any Lender at any time, the Tranche 1 Applicable Percentage, Tranche 2 Applicable Percentage and Tranche 3 Applicable Percentage of such Lender at such time as the context requires.

“Applicable Rate” means, for any day, with respect to any ABR Loan, Overnight Rate Loan, RFR Loan, or Term Benchmark Loan denominated in any currency, or with respect to the Commitment Fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Term Benchmark”, “ABR Rate”, “Overnight Rate”, “Commitment Fee” or “RFR Rate” as the case may be, based upon the Index Debt Rating by Moody’s, S&P and/or Fitch, respectively, applicable on such date; provided that the Applicable Rate for Overnight Rate Loans in U.S. Dollars that are based on ABR shall be the applicable rate per annum set forth below under the caption “ABR Rate”:

Applicable Rate

Level	Index Debt Rating	Term Benchmark	ABR Rate	Overnight Rate	Commitment Fee	RFR Rate
I	Index Debt Ratings of at least A+ by S&P/A+ by Fitch/A1 by Moody’s	0.750%	0.000%	0.750%	0.060%	0.750%
II	Index Debt Ratings of at least A by S&P/A by Fitch/A2 by Moody’s and not Level I	0.875%	0.000%	0.875%	0.070%	0.875%
III	Index Debt Ratings of at least A- by S&P/ A- by Fitch/A3 by Moody’s and not Level I or II	1.000%	0.000%	1.000%	0.080%	1.000%
IV	Index Debt Ratings of at least BBB+ by S&P/ BBB+ by Fitch/Baa1 by Moody’s and not Level I, II or III	1.125%	0.125%	1.125%	0.100%	1.125%
V	Index Debt Ratings below Level IV	1.250%	0.250%	1.250%	0.125%	1.250%

For purposes of the foregoing pricing grid, (i) in the event that Index Debt Ratings are provided by all of Moody’s, Fitch and S&P, and such ratings shall fall within different Levels (A) if any two ratings are at the same Level, the Applicable Rate shall be based upon such Level and (B) if no two ratings are at the same Level, the Applicable Rate shall be based upon the Level which is in the middle of the distribution of the three ratings; (ii) in the event that Index Debt Ratings are provided by any two of Moody’s, Fitch and S&P, (A) if such ratings shall fall within the same Level, the Applicable Rate shall be based upon such Level, and (B) if such ratings shall fall within different Levels, the Applicable Rate shall be based on the higher of the two Levels unless one of the two ratings is two or more Levels lower than the other, in which case the Applicable Rate shall be determined by reference to the Level immediately below the Level of the higher of the two ratings; (iii) in the event that an Index Debt Rating is provided only by one of Moody’s, Fitch and S&P, the Applicable Rate shall be based on such Level; (iv) if at any time the Parent Borrower does not have an Index Debt Rating from any of S&P, Moody’s and Fitch, the Applicable Rate shall be based on Level V status; and (v) if the Index Debt Rating established by a rating agency shall be changed (other than as a result of a change in the rating system of such rating agency), such change shall be effective as of the date on which it is first announced by the applicable rating agency. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of any of the rating agencies shall change, or if any such rating agency shall cease to be in the business of rating corporate debt obligations, the Parent Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

“Approved Electronic Platform” has the meaning specified in Section 9.09.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means JPMorgan Chase Bank, N.A., Deutsche Bank Securities, Inc., BofA Securities, Inc., Wells Fargo Securities, LLC, Goldman Sachs Bank USA and Citibank, N.A.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent (and the Parent Borrower, in the case that the Parent Borrower’s consent is required hereunder), in substantially the form of Exhibit D or any other form approved by the Administrative Agent and the Parent Borrower.

“AUD Screen Rate” means, in relation to a Loan denominated in Australian Dollars for an Interest Period:

(a) the Australian Bank Bill Swap Reference Rate (Bid) administered by ASX Benchmarks Pty Limited (or any other Person which takes over the administration of that rate) for the relevant period displayed on page BBSY of the Thomson Reuters Screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters at or about 11:00 a.m. Sydney time on the day of commencement of such Interest Period. If such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate after consultation with the Parent Borrower; and

(i)	if the rate described in paragraph (a) is not available, the sum of:

(A)

the Australian Bank Bill Swap Reference Rate administered by ASX Benchmarks Pty Limited (or any other person which takes over the administration of that rate) for the relevant period and displayed on page BBSW of the Thomson Reuters Screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters. If such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate after consultation with the Parent Borrower; and

(B)	0.05% per annum,

for the purposes of determining the rate as at a time, any subsequent correction, recalculation or republication by the administrator after that time shall be included; and

(b) as otherwise determined pursuant to Section 3.03,

and if, in either case, that rate is less than zero, the AUD Screen Rate shall be deemed to be zero for the purposes of this Agreement.

“Audited Financial Statements” means the audited consolidated balance sheet of the Parent Borrower and its Subsidiaries for the fiscal year ended December 31, 2022, and the related audited consolidated statements of income or operations, Stockholders’ Equity and cash flows for such fiscal year of the Parent Borrower and its Subsidiaries, including the notes thereto.

“Australia” means the Commonwealth of Australia.

“Australian Borrower” means PayPal Australia Pty Limited (ACN 111 195 389), a company incorporated under the laws of Australia.

“Australian Borrower Administrative Agent” means, with respect to Loans made to the Australian Borrower, J.P. Morgan Securities Australia Limited, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent with respect to Loans made to the Australian Borrower.

“Australian Controller” shall have the meaning provided to the term “Controller” in section 9 of the Australian Corporations Act.

“Australian Corporations Act” means the Corporations Act 2001 (Cth) of Australia.

“Australian Dollar” and “AUD$” means the lawful currency of Australia.

“Australian Loan Party” means the Australian Borrower or any other Loan Party incorporated in Australia.

“Australian PPS Act” means the Personal Property Securities Act 2009 (Cth) of Australia.

“Australian Tax Act” means the Income Tax Assessment Act 1936 (Cth) (Australia) or the Income Tax Assessment Act 1997 (Cth) (Australia), as applicable.

“Australian Withholding Tax” means any tax required to be withheld or deducted from any interest or other payment under Division 11A of Part III of the Australian Tax Act or Subdivision 12-F of Schedule 1 to the Taxation Administration Act 1953 (Cth) of Australia.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark for any Agreed Currency, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (e) of Section 3.03.

“Availability Period” means (i) with respect to the Tranche 1 Commitments, the period from and including the Closing Date to, but not including, the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Tranche 1 Commitments pursuant to Section 2.08 and (c) the date of termination of the commitment of each Lender to make Loans pursuant to Section 8.02, (ii) with respect to the Tranche 2 Commitments, the period from and including the Closing Date to, but not including, the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Tranche 2 Commitments pursuant to Section 2.08 and (c) the date of termination of the commitment of each Lender to make Loans pursuant to Section 8.02, and (iii) with respect to the Tranche 3 Commitments, the period from and including the Closing Date to, but not including, the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Tranche 3 Commitments pursuant to Section 2.08 and (c) the date of termination of the commitment of each Lender to make Loans pursuant to Section 8.02, as the context requires.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Banking Act 1993” means the Luxembourg act dated 5 April 1993 relating to the financial sector, as amended.

“Benchmark” means, initially, with respect to any (i) RFR Loan in any Agreed Currency, the applicable Relevant Rate for such Agreed Currency or (ii) Term Benchmark Loan, the Relevant Rate for such Agreed Currency; provided that if a Benchmark Transition Event, and the related Benchmark Replacement Date have occurred with respect to the applicable Relevant Rate or the then-current Benchmark for such Agreed Currency, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 3.03.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date; provided that, in the case of any Loan denominated in a Foreign Currency, “Benchmark Replacement” shall mean the alternative set forth in (2) below:

(1)	in the case of any Loan denominated in Dollars, the Adjusted Daily Simple SOFR;

(2)

the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Parent Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in the applicable Agreed Currency at such time in the United States and (b) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Parent Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Agreed Currency at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark Loan denominated in Dollars, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “RFR Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides in consultation with the Parent Borrower may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1)

in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2)

in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a tem rate, all Available Tenors of such Benchmark (or component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if such Benchmark (or component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1)

a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

(2)

a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the FRB, the NYFRB, the CME Term SOFR Administrator, the central bank for the Agreed Currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(3)

a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.03 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.03.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code, or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”

“Borrowers” has the meaning set forth in the introductory paragraph hereto and shall include the Tranche 1 Borrowers, the Tranche 2 Borrowers, the Tranche 3 Borrowers and Designated Borrowers, individually or collectively as the context requires.

“Borrowing” means a borrowing consisting of (a) simultaneous Committed Loans of the same Type and, in the case of Term Benchmark Loans, having the same Interest Period, made by each of the applicable Lenders pursuant to Section 2.01, Section 2.03 or Section 2.05 or (b) Tranche 2 Swingline Loans.

“BRR Act 2015” means the Luxembourg act dated 18 December 2015 concerning, among others, the recovery, resolution and liquidation of credit institutions and certain investment firms, as amended.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, New York City, New York; provided that (a) when used in connection with a Tranche 3 Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the Sydney interbank market, (b) when used in connection with a Eurocurrency Rate Loan denominated in Euro, the term “Business Day” shall also exclude any day on which the T2 payment system is not open for the settlement of payments in Euro, (c) when used in connection with any RFR Loans denominated in Pounds Sterling and any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loan, or any other dealings in the Pounds Sterling, the term “Business Day” shall include any such day that is only an RFR Business Day, (d) in relation to RFR Loans denominated in Euros and in relation to the calculation or computation of ESTR, the term “Business Day” shall include any day which is a TARGET Day and (e) in relation to Loans referencing the Adjusted Term SOFR Rate and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing the Adjusted Term SOFR Rate or any other dealings of such Loans referencing the Adjusted Term SOFR Rate, any such day that is a U.S. Government Securities Business Day.

“CBR Loan” means a Loan that bears interest at a rate determined by reference to the Central Bank Rate.

“CBR Spread” means the Applicable Rate, applicable to such Loan that is replaced by a CBR Loan.

“Central Bank Rate” means, (A) the greater of (i) for any Loan denominated in (a) Pounds Sterling, the Bank of England (or any successor thereto)’s “Bank Rate” as published by the Bank of England (or any successor thereto) from time to time, (b) Euro, one of the following three rates as may be selected by the Administrative Agent in its reasonable discretion: (1) the fixed rate for the main refinancing operations of the European Central Bank (or any successor thereto), or, if that rate is not published, the minimum bid rate for the main refinancing operations of the European Central Bank (or any successor thereto), each as published by the European Central Bank (or any successor thereto) from time to time, (2) the rate for the marginal lending facility of the European Central Bank (or any successor thereto), as published by the European Central Bank (or any successor thereto) from time to time or (3) the rate for the deposit facility of the central banking system of the Participating Member States, as published by the European Central Bank (or any successor thereto) from time to time and (ii) zero; plus (B) the applicable Central Bank Rate Adjustment.

“Central Bank Rate Adjustment” means, for any day, for any Loan denominated in (a) Pounds Sterling, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of Adjusted Daily Simple RFR for Pounds Sterling Borrowings for the five most recent RFR Business Days preceding such day for which SONIA was available (excluding, from such averaging, the highest and the lowest such Adjusted Daily Simple RFR applicable during such period of five RFR Business Days) minus (ii) the Central Bank Rate in respect of Pounds Sterling in effect on the last RFR Business Day in such period and (b) Euro, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of the EURIBOR Screen Rate for the five most recent Business Days preceding such day for which the EURIBOR Screen Rate was available (excluding, from such averaging, the highest and the lowest EURIBOR Screen Rate applicable during such period of five Business Days) minus (ii) the Central Bank Rate in respect of Euro in effect on the last Business Day in such period. For purposes of this definition, the term Central Bank Rate shall be determined disregarding clause (B) of the definition of such term.

“Change in Law” means the occurrence, after the date of this Agreement or, with respect to any Lender or any Tranche 2 Issuing Bank, such later date on which any such Lender or such Tranche 2 Issuing Bank becomes a party to this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means an event or series of events by which: any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of 50% or more of the equity securities of the Parent Borrower entitled to vote for members of the board of directors or equivalent governing body of the Parent Borrower on a fully-diluted basis.

“Charges” has the meaning assigned to it in Section 11.09.

“Closing Date” means June 7, 2023.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Commitment Fees” has the meaning specified in Section 2.11(a).

“Commitment” means, the Tranche 1 Commitments, the Tranche 2 Commitments and the Tranche 3 Commitments, individually or collectively as the context requires.

“Committed Loan” means a Tranche 1 Committed Loan, a Tranche 2 Committed Loan and a Tranche 3 Committed Loan, individually or collectively as the context requires.

“Committed Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Committed Loans from one Type to the other, or (c) a continuation of Term Benchmark Loans pursuant to Section 2.02(a), Section 2.04(a) or Section 2.06(a), which, if in writing, shall be substantially in the form of Exhibit A or, with respect to a Tranche 2 Swingline Loan, in such other form as the Administrative Agent shall approve.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.) and any successor statute.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Computation Date” has the meaning specified in Section 2.21.

“Consenting Lenders” has the meaning specified in Section 2.17(f).

“Consolidated EBITDA” means, for any period, for the Parent Borrower and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus the following to the extent deducted in calculating such Consolidated Net Income: (a) interest expense for such period, (b) depreciation and amortization expense (including amortization or impairment of Intangible Assets for Acquisitions or Dispositions), for such period, (c) income tax expense for such period, (d) non-cash charges or expenses related to equity plans or equity awards in such period, (e) payroll taxes on exercise of stock options or vesting of restricted stock units or other equity awards in such period, (f) impairment of goodwill in such period, (g) at the option of the Parent Borrower, any transaction expenses from Acquisitions, Dispositions, issuances of Indebtedness or equity interests or repayment of Indebtedness or any refinancing, amendment or other modification of any Indebtedness (in each case, including any such transaction undertaken but not completed or consummated), (h) non-cash restructuring charges and other non-cash exit and disposal costs during such period (provided that cash payments in respect of such restructuring charges and exit and disposal costs shall be deducted from Consolidated EBITDA when such payments are made) and (i) any loss (realized or unrealized) on Strategic Investments, and minus the following to the extent included in calculating such Consolidated Net Income: (x)any reversals of non-cash restructuring charges or other non-cash exit and disposal costs during such period and (y) any gain (realized or unrealized) on Strategic Investments; provided, however, that solely for the purpose of the computations of the Consolidated Leverage Ratio, if an Acquisition or a Disposition shall have occurred during the relevant period, Consolidated EBITDA shall be calculated, at the option of the Parent Borrower, on a pro forma basis in accordance with the SEC pro forma reporting rules under the Exchange Act, as if such Acquisition or Disposition, as applicable, occurred on the first day of the applicable period.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Debt as of such date to (b) Consolidated EBITDA for the period of four fiscal quarters ended on such date.

“Consolidated Net Income” means, for any period, for the Parent Borrower and its Subsidiaries on a consolidated basis, the net income of the Parent Borrower and its Subsidiaries (excluding extraordinary gains and extraordinary losses) for that period and computed in accordance with GAAP.

“Consolidated Net Tangible Assets” means, as of any date on which the Parent Borrower or any of its Subsidiaries effects a transaction requiring such Consolidated Net Tangible Assets to be measured under this Agreement, the aggregate amount of assets (less applicable reserves) after deducting therefrom (a) all current liabilities, except for current maturities of long-term debt and obligations under finance leases, and (b) all Intangible Assets, to the extent included in said aggregate amount of assets, all as set forth in the most recent consolidated balance sheet of the Parent Borrower and its consolidated Subsidiaries prepared in accordance with GAAP and delivered pursuant to Section 6.01 (or, prior to the first delivery of financial statements under Section 6.01 after the Closing Date, in the consolidated balance sheet of the Parent Borrower and its consolidated Subsidiaries as of June 30, 2019).

“Consolidated Total Debt” means, at any date, the aggregate principal amount of all Indebtedness for borrowed money of the Parent Borrower and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entity” means any of the following:

(a)	a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(b)	a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(c)	a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Credit Party” means the Administrative Agent, each Tranche 2 Issuing Bank and each Tranche 2 Swingline Lender (and, for purposes of Section 2.20 and Section 11.22, each Lender).

“CSSF” means the Commission de surveillance du secteur financier, the Luxembourg competent authority of the financial sector.

“Daily Simple RFR” means, for any day (an “RFR Interest Day”), an interest rate per annum equal to, for any RFR Loan denominated in (i) Pounds Sterling, SONIA for the day that is 5 RFR Business Days prior to (A) if such RFR Interest Day is an RFR Business Day, such RFR Interest Day or (B) if such RFR Interest Day is not an RFR Business Day, the RFR Business Day immediately preceding such RFR Interest Day, (ii) Euros, ESTR based on the published rate of ESTR for the day that is 5 RFR Business Days prior to such request and (iii) Dollars, Daily Simple SOFR.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day “SOFR Determination Date”) that is five (5) RFR Business Days prior to (i) if such SOFR Rate Day is an RFR Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not an RFR Business Day, the RFR Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in

SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Parent Borrower. If by 5:00 p.m. (New York City time) on the second (2nd) RFR Business Day immediately following any SOFR Determination Date, SOFR in respect of such SOFR Determination Date has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Date will be SOFR as published in respect of the first preceding RFR Business Day for which such SOFR was published on the SOFR Administrator’s Website.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, the Australian Corporations Act (including Chapter 5 and Part 5C.9 of the Australian Corporations Act), the relevant provisions of the Banking Act 1993 and of the BRR Act 2005 with respect to the Luxembourg Borrower, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, judicial management, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means, with respect to the Obligations, an interest rate equal to (i) the ABR plus (ii) the Applicable Rate, if any, applicable to ABR Loans plus (iii) 2% per annum; provided, however, that with respect to any Loan other than an ABR Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Tranche 2 Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Parent Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied), (c) has failed, within three Business Days after written request by a Credit Party or the Parent Borrower, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans and participations in then outstanding Tranche 2

Letters of Credit and Tranche 2 Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s or the Parent Borrower’s receipt of such certification in form and substance reasonably satisfactory to such Credit Party or the Parent Borrower, as applicable, and the Administrative Agent or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or any other applicable jurisdiction or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Designated Borrower” means each Foreign Borrower and each other Subsidiary of the Parent Borrower that becomes a party hereto pursuant to Section 4.03 until such time as the Parent Borrower notifies the Administrative Agent in writing that it wishes to terminate such Subsidiary’s designation as a Designated Borrower, so long as, on the effective date of such termination, all Obligations of such Designated Borrower hereunder shall have been paid in full.

“Designated Borrower Closing Date” means, with respect to each Designated Borrower, the date on which the conditions precedent set forth in Section 4.03 shall have been satisfied in respect of such Designated Borrower.

“Directive 2001/24/EC” means the directive 2001/24/EC of the European Parliament and of the Council of 4 April 2001 on the reorganisation and winding-up of credit institutions.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (in one transaction or in a series of transactions and whether effected pursuant to a division or otherwise) of any property by any Person (including any sale and leaseback transaction), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Documentation Agents” means Barclays Bank Plc, BNP Paribas, Morgan Stanley Senior Funding, Inc., HSBC Bank USA, National Association, MUFG Bank, Ltd., The Bank of Nova Scotia and The Toronto-Dominion Bank, New York Branch.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06(b) (subject to such consents, if any, as may be required under Section 11.06(b)(iii)).

“Equivalent Amount” of any currency (other than U.S. Dollars) with respect to any amount of U.S. Dollars at any date means the equivalent in such currency of such amount of U.S. Dollars, calculated on the basis of the Exchange Rate for such other currency at 11:00 a.m. London time on the date on or as of which such amount is to be determined.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Parent Borrower within the meaning of Section 414(b) or (c) of the Code or Section 4001(a)(14) of ERISA (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Parent Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal (as such terms are used in Sections 4203 and 4205, respectively, of ERISA) by the Parent Borrower or any ERISA Affiliate from a Multiemployer Plan; (d) the failure of the Parent Borrower or ERISA Affiliate to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or any failure by any Pension Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Pension Plan, whether or not waived in accordance with Section 412(c) of the Code or Section 302(c) of ERISA; (e) the filing pursuant to Section 412 of the Code or Section 302 of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (f)

the failure by the Parent Borrower or any of its ERISA Affiliates to pay when due (after expiration of any applicable grace period) any installment payment with respect to Withdrawal Liability under Section 4201 of ERISA; (g) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA, the commencement of proceedings by the PBGC to terminate pursuant to Section 4042 of ERISA, or the appointment of a trustee to administer pursuant to Section 4042 of ERISA, any Pension Plan or Multiemployer Plan; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Parent Borrower or any ERISA Affiliate.

“ESTR” means, with respect to any Business Day, a rate per annum equal to the Euro Short Term Rate for such Business Day published by the ESTR Administrator on the ESTR Administrator’s Website.

“ESTR Administrator” means the European Central Bank (or any successor administrator of the Euro Short Term Rate).

“ESTR Administrator’s Website” means the European Central Bank’s website, currently at http://www.ecb.europa.eu, or any successor source for the Euro Short Term Rate identified as such by the ESTR Administrator from time to time.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Euro” and “€” means the single currency of the participating member states of the European Union.

“EURIBOR Screen Rate” means, with respect to any Interest Period, the euro interbank offered rate administered by the European Money Markets Institute (or any other Person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters as of 11:00 a.m. Brussels, Belgium time two TARGET Days prior to the commencement of the applicable Interest Period. If such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate after consultation with the Parent Borrower. If the EURIBOR Screen Rate shall be less than zero, the EURIBOR Screen Rate shall be deemed to be zero for purposes of this Agreement.

“Eurocurrency Rate” means, (a) with respect to any Eurocurrency Rate Loan denominated in Euros, the EURIBOR Screen Rate for such Interest Period, and (b) with respect to any Eurocurrency Rate Loan denominated in Australian Dollars, the AUD Screen Rate for such Interest Period; provided, that, other than in the case of the AUD Screen Rate, if any of the foregoing rates shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to the applicable currency, then such rate shall be the Interpolated Rate.

“Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on the Eurocurrency Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Rate” means, for any amount, at the time of determination thereof, (a) if such amount is expressed in U.S. Dollars, such amount, (b) if such amount is expressed in a Foreign Currency, the equivalent of such amount in U.S. Dollars determined by using the rate of exchange for the purchase of U.S. Dollars with the Foreign Currency last provided (either by publication or otherwise provided to the Administrative Agent) by the applicable Thomson Reuters Corp., Refinitiv, or any successor thereto (“Reuters”) source on the Business Day (New York City time) immediately preceding the date of determination or if such service ceases to be available or ceases to provide a rate of exchange for the purchase of U.S. Dollars with the Foreign Currency, as provided by such other publicly available information service which provides that rate of exchange at such time in place of Reuters reasonably selected by the Administrative Agent (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in U.S. Dollars as determined by the Administrative Agent, after consultation with the Parent Borrower, using any reasonable method of determination it deems appropriate) and (c) if such amount is denominated in any other currency, the equivalent of such amount in dollars as determined by the Administrative Agent, after consultation with the Parent Borrower, using any reasonable method of determination it deems appropriate.

“Excluded Earnout” means any obligations of the Parent Borrower or any Subsidiary to pay additional consideration in connection with any Acquisition, if such additional consideration is payable (i) in capital stock or other equity interests or (ii) in cash or in capital stock or other equity interests (at the option of the Parent Borrower or such Subsidiary).

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder: (a) Taxes imposed on or measured by its overall net income (however denominated), and branch profits Taxes, franchise Taxes imposed on it (in lieu of net income Taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized, in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, or Taxes imposed as a result of a present or former connection with such jurisdiction (other than a connection arising solely from such recipient having executed, delivered, enforced, become a party to, performed its obligations, received payments, received or perfected a security interest under, or engaged in any other transaction in accordance with the terms of this Agreement); (b) in the case of a Foreign Lender (other than an assignee pursuant to a request by any Loan Party under Section 11.13), any U.S. federal withholding Tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from any Loan Party with respect to such withholding Tax pursuant to Section 3.01(a); (c) in the case of a Lender who is an assignee (other than an assignee pursuant to a request by any Loan Party under Section 11.13) of a Loan made to a Loan Party or a Lender who designates a new Lending Office, any withholding Tax that is imposed on amounts payable to such Lender by such Loan Party at the time such Lender becomes a party hereto or at the time of designation of a new Lending Office (as applicable), except to the extent that such Lender’s assignor or such Lender participating through its previous Lending Office (as applicable) was entitled at such time to receive additional amounts from such Loan Party with respect to such withholding Tax pursuant to Section 3.01(a); (d) any withholding Tax attributable to a Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(f); (e) U.S. federal withholding Taxes imposed pursuant to FATCA; (f) any deduction or withholding on account of Taxes imposed by Luxembourg under the law of 23 December 2005, as amended; (g) in the case of a Lender (other than an assignee pursuant to a request by any Loan Party under Section 11.13), any Australian Withholding Tax that is imposed on amounts payable to such Lender at the time such Lender becomes a party hereto (or designates a new Lending Office), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from any Loan Party with respect to such Australian Withholding Tax pursuant to Section 3.01(a); (h) any Taxes to the extent to which the payment of which is required pursuant to a direction or notice under section 255 of the Australian Tax Act or section 260-5 of Schedule 1 to the Taxation Administration Act 1953 (Cth) (Australia); and (i) a Tax imposed as a result of a failure of a Lender to provide details of its Australian Business Number, Australian Tax File Number or proof of other applicable exemption from relevant Taxes.

“Existing Credit and Guarantee Agreement” means the Credit Agreement, dated as of September 11, 2019, among the Parent Borrower, the other borrowers party thereto, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the other parties thereto.

“Existing Maturity Date” has the meaning specified in Section 2.16(a).

“Existing Tranche” has the meaning specified in Section 2.17(f).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Fitch” means Fitch, Inc. and any affiliate thereof and any successor thereto that is a nationally-recognized rating agency.

“Foreign Benefit Arrangement” means any employee benefit arrangement mandated by non-US law that is maintained or contributed to by the Parent Borrower or any Subsidiary.

“Foreign Borrower” means the Luxembourg Borrower and the Australian Borrower.

“Foreign Currencies” means Euros, Pounds Sterling, Australian Dollars and each other currency (other than U.S. Dollars) that is approved in accordance with the terms of this Agreement.

“Foreign Currency Payment Office” of the Administrative Agent means, for each Foreign Currency, the office, branch, affiliate or correspondent bank of the Administrative Agent for such currency as specified from time to time by it, in the case of the Administrative Agent by notice to the Parent Borrower and each Lender.

“Foreign Lender” means any Lender that is not a U.S. Person as defined in Section 7701(a)(30) of the Code.

“Foreign Plan” means each employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) that is not subject to US law and is maintained or contributed to by the Parent Borrower or any Subsidiary.

“Foreign Plan Event” means, with respect to any Foreign Benefit Arrangement or Foreign Plan, (a) the failure to make or, if applicable, accrue in accordance with normal accounting practices, any employer or employee contributions required by applicable law or by the terms of such Foreign Benefit Arrangement or Foreign Plan; (b) the failure to register or loss of good standing with applicable regulatory authorities of any such Foreign Benefit Arrangement or Foreign Plan required to be registered; or (c) the failure of any Foreign Benefit Arrangement or Foreign Plan to comply with any material provisions of applicable law and regulations or with the material terms of such Foreign Benefit Arrangement or Foreign Plan.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness of the payment of such Indebtedness, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or contingent or inchoate indemnity obligations in effect on the Closing Date or entered into in connection with any Acquisition or Disposition (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor” means the Parent Borrower (but only with respect to any Obligations of any Designated Borrower).

“Impacted Interest Period” has the meaning specified in the definition of “Eurocurrency Rate”.

“Increase Effective Date” has the meaning specified in Section 2.17(d).

“Incremental Cap” has the meaning specified in Section 2.17(a).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP: (a) all obligations of such Person for borrowed money and all obligations of such Person for borrowed money evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (b) all direct or contingent obligations of such Person arising under letters of credit, bankers’ acceptances, bank guaranties, surety bonds and similar instruments; (c) net obligations of such Person under any Swap Contract; (d) all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business and (ii) any earnout obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP, but in any event “Indebtedness” shall exclude any Excluded Earnout); (e) Indebtedness of another Person referred to in clauses (a) through (d) above or clauses (f) or (g) below secured by a Lien on property owned by such Person, whether or not such Indebtedness shall have been assumed by such Person or is limited in recourse (it being understood that obligations secured by Liens of the type described in Section 7.01(f) shall not constitute Indebtedness under this clause (e)); (f) Indebtedness in respect of finance leases (but excluding any operating leases required to be classified as debt under GAAP); and (g) all Guarantees of such Person in respect of any of the foregoing of another Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. Notwithstanding anything to the contrary contained herein, cash pooling and notional pooling arrangements among the Parent Borrower and its Subsidiaries and among Subsidiaries of the Parent Borrower, and obligations thereunder, shall not constitute “Indebtedness”.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 11.04(b).

“Index Debt Rating” means, for Moody’s, S&P or Fitch, its rating for senior, unsecured, long-term indebtedness for borrowed money of the Parent Borrower that is not guaranteed by any other Person or subject to any other credit enhancement or, if no such rating is available, (x) its public corporate family rating of the Parent Borrower (in the case of Moody’s), (y) its public corporate rating of the Parent Borrower (in the case of S&P) or (z) its corporate or other equivalent rating of the Parent Borrower (in the case of Fitch).

“Information” has the meaning specified in Section 11.07.

“Indirect Tax” means any Non-U.S. goods and services tax, Non-U.S. consumption tax, Non-U.S. value added tax or any tax of a similar nature.

“Intangible Assets” means assets that are considered to be intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges, unamortized debt discount and capitalized research and development costs.

“Interest Payment Accrual Date” has the meaning specified in the definition of “Interest Payment Date”.

“Interest Payment Date” means, (a) as to any Term Benchmark Loan, the last day of each Interest Period applicable to such Loan, and the Maturity Date; provided, however, that if any Interest Period for a Term Benchmark Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; (b) as to any ABR Loan (other than a Tranche 2 Swingline Loan), the last Business Day of each March, June, September and December and the Maturity Date; (c) as to any Tranche 2 Swingline Loan, the day that such Loan is required to be repaid; and (d) as to any RFR Loan or Overnight Rate Loan denominated in Pounds Sterling, Euros or Australian Dollars, each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month) (such date, the “Interest Payment Accrual Date”) (or five business days after such Interest Payment Accrual Date in the case of an Overnight Rate Loan denominated in Pounds Sterling or Euros) and the Maturity Date.

“Interest Period” means, as to each Term Benchmark Loan, the period commencing on the date such Term Benchmark Loan is disbursed or converted to or continued as a Term Benchmark Loan and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter; provided that: (a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; (c) no Interest Period shall extend beyond the Maturity Date and (d) no tenor that has been removed from this definition pursuant to Section 3.03(e) shall be available for specification in any Committed Loan Notice.

“Interpolated Rate” means, at 11:00 a.m. Local Time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the EURIBOR Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the EURIBOR Screen Rate in the case of Eurocurrency Rate Loans denominated in

Euros or the AUD Screen Rate in the case of Eurocurrency Rate Loans denominated in Australian Dollars, each as the case may be, for the longest period (for which the EURIBOR Screen Rate or the AUD Screen Rate, as the case may be, is available for the applicable currency) that is shorter than the Impacted Interest Period; and (b) the EURIBOR Screen Rate or the AUD Screen Rate, as the case may be, for the shortest period (for which that Eurocurrency Rate, EURIBOR Screen Rate, or the AUD Screen Rate, as the case may be, is available for the applicable currency) that exceeds the Impacted Interest Period, in each case, at such time.

“IP Rights” has the meaning specified in Section 5.14.

“Ipso Facto Event” has the meaning specified in Section 10.01.

“IRS” means the United States Internal Revenue Service.

“Joinder Agreement” means a joinder agreement entered into by a Designated Borrower in substantially the form of Exhibit F or any other form approved by the Administrative Agent and the Parent Borrower.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” has the meaning specified in the introductory paragraph hereto and shall include, individually and collectively as the context requires, the Tranche 1 Lenders, the Tranche 2 Lenders and the Tranche 3 Lenders. Unless the context otherwise requires, the term “Lender” includes the Tranche 2 Issuing Banks and the Tranche 2 Swingline Lenders (it being understood that the Tranche 2 Issuing Banks and the Tranche 2 Swingline Lenders shall not be included in the determination of Required Lenders in their capacities as such).

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrowers and the Administrative Agent.

“Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

“Lien” means any mortgage, pledge, hypothecation, encumbrance in the nature of a security interest, lien or other security interest (including a “security interest” as defined in the Australian PPS Act, but excluding in any case any security interest defined in section 12(3) of the Australian PPS Act if that security interest does not in substance secure the payment or performance of an obligation).

“Loan” means an extension of credit by a Lender pursuant to this Agreement. For the avoidance of doubt, the Loans shall include the Committed Loans and the Tranche 2 Swingline Loans.

“Loan Documents” means this Agreement, any Notes and any Joinder Agreements that have not been terminated pursuant to Section 11.18.

“Loan Parties” means the Borrowers (including the Guarantor).

“Local Time” means (a) local time in New York, New York, United States with respect to (i) any Borrowing denominated in U.S. Dollars that is an ABR Loan or an Overnight Rate Loan, (ii) any Borrowing denominated in U.S. Dollars that is a Term SOFR Loan made to the Parent Borrower or a Foreign Borrower, or (iii) any Tranche 2 LC Disbursement in U.S. Dollars made to the Parent Borrower, (b) local time in London, England with respect to (i) any Tranche 2 LC Disbursement denominated in Euros or Pounds Sterling made to the Parent Borrower or a Foreign Borrower, (ii) any Borrowing denominated in Euros or Pounds Sterling that is an Overnight Rate Loan and made to the Parent Borrower or a Foreign Borrower, (iii) any Borrowing denominated in Euros that is a Eurocurrency Rate Loan and made to the Parent Borrower or a Foreign Borrower, or (iv) any Borrowing denominated in Pounds Sterling that is an RFR Loan and made to the Parent Borrower or a Foreign Borrower (other than an Overnight Rate Loan) and (c) local time in Sydney, Australia with respect to any Borrowing denominated in Australian Dollars.

“Luxembourg” means the Grand Duchy of Luxembourg.

“Luxembourg Borrower” means PayPal (Europe) S.à r.l. et Cie, S.C.A., a partnership limited by shares (société en commandite par actions) incorporated and existing under the laws of Luxembourg, having its registered office at 22-24 Boulevard Royal, L-2449 Luxembourg and registered with the Luxembourg Companies Register under number B118349 acting through and represented by its managing general partner PayPal (Europe) S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of Luxembourg, having its registered office at 22-24 Boulevard Royal, L-2449 Luxembourg and registered with the Luxembourg Companies Register under number B127485.

“Luxembourg Borrower Administrative Agent” means, with respect to Loans made to the Luxembourg Borrower, JPMorgan Chase Bank, N.A., in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent with respect to Loans made to the Parent Borrower.

“Luxembourg Companies Register” means the Luxembourg Register of Commerce and Companies (R.C.S. Luxembourg).

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the results of operations, business, properties, or financial condition of the Parent Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of the Loan Parties to perform their obligations under this Agreement; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Loan Parties of this Agreement.

“Maturity Date” means the later of (a) June 7, 2028 and (b) if the maturity of any Tranche is extended pursuant to Section 2.16, each such extended maturity date with respect to each such Tranche as determined pursuant to such Section; provided, however, that, in each case, if such date is not a Business Day, the Maturity Date shall be the immediately preceding Business Day.

“Maximum Rate” has the meaning specified in Section 11.09.

“Moody’s” means Moody’s Investors Service, Inc. and any affiliate thereof and any successor thereto that is a nationally-recognized rating agency.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Parent Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Non-Extending Lender” has the meaning specified in Section 2.16(b).

“Note” means a promissory note made by a Borrower in favor of a Lender requesting such a promissory note evidencing Loans made by such Lender, substantially in the form of Exhibit B.

“Notice Date” has the meaning specified in Section 2.16(b).

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. New York time on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrowers arising under any Loan Document or otherwise with respect to any Loan or reimbursement obligation of the Borrowers in respect of a Tranche 2 Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising (including, in the case of the Guarantor, its obligations pursuant to the guarantee contained in Article IX).

“Offer” has the meaning specified in Section 2.17(f).

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or constitution or other equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement (or constitution or other equivalent comparable constitutive documents with respect to any non-U.S. jurisdiction); and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or any other excise or property taxes, charges or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any Luxembourg registration duties (droits d’enregistrement) payable in the case of voluntary registration of any Loan Document by a Lender with the Administration de l’Enregistrement, des Domaines et de la TVA in Luxembourg, or registration of the Loan Documents in Luxembourg when such registration is not required to enforce the rights of such Lender under the Loan Documents.

“Outstanding Amount” means the Tranche 1 Outstanding Amount, Tranche 2 Outstanding Amount and Tranche 3 Outstanding Amount, individually or collectively as the context requires.

“Overnight AUD Rate” means, with respect to any Overnight Rate Loan denominated in AUD, on any day, a rate per annum equal to the official rate published by the Reserve Bank of Australia for overnight deposits of Australian Dollars (the rate displayed on Reuters monitor page “RBA30” (or equivalent successor thereof)) (or, in the event that such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion), at approximately 11:00 a.m., Sydney time, on such day; provided that if the Overnight AUD Rate shall be less than zero, such rate shall be deemed to be zero for all purposes of this Agreement.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Overnight Rate” means, (a) with respect to any Overnight Rate Loan denominated in U.S. Dollars on any day, a rate per annum equal to ABR, (b) with respect to any Overnight Rate Loan denominated in Pounds Sterling on any day, a rate per annum equal to the Adjusted Daily Simple RFR, (c) with respect to any Overnight Rate Loan denominated in Euros on any day, a rate per annum equal to the Adjusted Daily Simple RFR for Euros and (d) with respect to any Overnight Rate Loan denominated in Australian Dollars the Overnight AUD Rate.

“Overnight Rate Loan” means a Loan that bears interest at a rate based upon the Overnight Rate.

“Parent Borrower” has the meaning specified in the introductory paragraph hereto.

“Parent Borrower Administrative Agent” means, with respect to Loans made to the Parent Borrower, JPMorgan Chase Bank, N.A., in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent with respect to Loans or Tranche 2 Letters of Credit denominated in U.S. Dollars and made to the Parent Borrower.

“Participant” has the meaning specified in Section 11.06(d).

“Participant Register” has the meaning specified in Section 11.06(d).

“Participating Member State” means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“PATRIOT Act” has the meaning specified in Section 11.17.

“Payment” has the meaning assigned to it in Section 9.07(c).

“Payment Notice” has the meaning assigned to it in Section 9.07(c).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Parent Borrower or any ERISA Affiliate or to which the Parent Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Parent Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Pounds Sterling” and “£” means the lawful currency of the United Kingdom.

“Prime Bank” means a bank determined by the Australian Financial Markets Association (or any other Person which takes over the administration of the AUD Screen Rate) as being a Prime Bank or an acceptor or issuer of bills of exchange or negotiable certificates of deposit for the purposes of calculating the AUD Screen Rate. If the Australian Financial Markets Association or such other person ceases to make such determination, the Prime Bank shall be the Prime Bank last so appointed.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the FRB in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as reasonably determined by the Administrative Agent) or any similar release by the FRB (as reasonably determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning specified in Section 11.20.

“Qualified Acquisition” means any Acquisition by the Parent Borrower or any of its Subsidiaries, if the aggregate purchase price of, or other consideration for, such Acquisition is at least $750,000,000 or the Equivalent Amount thereto in a foreign currency.

“Qualified Acquisition Election” has the meaning specified in Section 7.05.

“Qualifying Lender” means, in respect of a Loan to an Australian Borrower, a Tranche 3 Lender which is beneficially entitled to interest payable to that Lender in respect of a Loan under a Loan Document and is a Lender which is:

(i)

resident for tax purposes in Australia (provided such Lender does not derive interest or receive payments in respect of a Loan in carrying on business in a country outside Australia at or through a permanent establishment of the Lender in that country);

(ii)	non-resident for tax purposes in Australia and which derives interest and receives payments in respect of a Loan in carrying on business at or through a permanent establishment in Australia;

(iii)	a Treaty Lender in respect of the Australian Borrower; or

(iv)	otherwise able to rely upon an exemption from Australian Withholding Tax on all payments of interest in respect of a Loan.

“Ratable Currencies” means (a) U.S. Dollars, (b) Euro and (c) Pounds Sterling.

“Reference Bank Rate” means in relation to the AUD Screen Rate, the sum of:

(a)	the following rates:

(i)

the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Administrative Agent at its request by the Reference Banks as the mid discount rate (expressed as a yield percent to maturity) observed by the relevant Reference Bank for marketable parcels of Australian dollar denominated bank accepted bills and negotiable certificates of deposit accepted or issued by Prime Banks, and which mature on the last day of the relevant period; or

(ii)

(if there is no observable market rate for marketable parcels of Prime Bank Australian dollar securities referred to in paragraph (i) above), the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Administrative Agent at its request by the Reference Banks as the rate at which the relevant Reference Bank could borrow funds in Australian dollars in the Australian interbank market for the relevant period were it to do so by asking for and then accepting interbank offers for deposits in reasonable market sizes and for that period; and

(b)	0.05% per annum.

“Reference Banks” means the Commonwealth Bank of Australia, Westpac Banking Corporation, National Australia Bank Limited and Australia and New Zealand Banking Group Limited or any other banks or financial institutions determined from time to time as agreed between the Parent Borrower and the Administrative Agent.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two U.S. Government Securities Business Days preceding the date of such setting, (2) if such Benchmark is EURIBOR Screen Rate, 11:00 a.m. Brussels time two TARGET Days preceding the date of such setting, (3) if the RFR for such Benchmark is SONIA, then four RFR Business Days prior to such setting or (4) if such Benchmark is none of the Term SOFR Rate, the EURIBOR Screen Rate or SONIA, the time determined by the Administrative Agent in its reasonable discretion.

“Register” has the meaning specified in Section 11.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees agents and advisors of such Person and of such Person’s Affiliates.

“Relevant Anniversary Date” has the meaning specified in Section 2.16(a).

“Relevant Governmental Body” means (i) with respect to a Benchmark Replacement in respect of Loans denominated in Dollars, the FRB and/or the NYFRB, or a committee officially endorsed or convened by the FRB and/or the NYFRB or, in each case, any successor thereto, (ii) with respect to a Benchmark Replacement in respect of Loans denominated in Pounds Sterling, the Bank of England, or a committee officially endorsed or convened by the Bank of England or, in each case, any successor thereto, (iii) with respect to a Benchmark Replacement in respect of Loans denominated in Euros, the European Central Bank, or a committee officially endorsed or convened by the European Central Bank or, in each case, any successor thereto and (iv) with respect to a Benchmark Replacement in respect of Loans denominated in any other currency, (a) the central bank for the currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement or (b) any working group or committee officially endorsed or convened by (1) the central bank for the currency in which such Benchmark Replacement is denominated, (2) any central bank or other supervisor that is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement, (3) a group of those central banks or other supervisors or (4) the Financial Stability Board or any part thereof.

“Relevant Rate” means (i) with respect to any Term Benchmark Borrowing denominated in Dollars, the Adjusted Term SOFR Rate, (ii) with respect to any Term Benchmark Borrowing denominated in Euros, the EURIBOR Screen Rate, (iii) with respect to any Term Benchmark Borrowing denominated in Australian Dollars, the AUD Screen Rate, (iv) with respect to any RFR Borrowing denominated in Pounds Sterling or Euros, the applicable RFR, (v) with respect to any Overnight Rate Borrowing denominated in Pounds Sterling or Euros, the applicable Adjusted Daily Simple RFR and (vi) with respect to any Overnight Rate Borrowing denominated in Australian Dollars, the Overnight AUD Rate.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.

“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the aggregate of the Aggregate Tranche 1 Commitments, the Aggregate Tranche 2 Commitments and the Aggregate Tranche 3 Commitments or, if the commitment of each Lender to make Loans has been terminated pursuant to Section 8.02, Lenders holding in the aggregate more than 50% of the Total Outstandings; provided that the Commitment of, and the portion of the Total Outstandings held or deemed to be held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders. For the purpose of such determination, the Administrative Agent shall use the U.S. Dollar Amount of the Loans as of such date of determination.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, chief financial officer, treasurer, chief accounting officer or controller of any applicable Loan Party (or, in the case of an Australian Loan Party, a director and, in the case of the Luxembourg Borrower, a manager or authorized signatory, as applicable) and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the Parent Borrower (or, with respect to a Designated Borrower, of such Designated Borrower) so designated by any of the foregoing officers to the Administrative Agent from time to time. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“RFR” means, for (a) any RFR Loan denominated in Pounds Sterling, SONIA and (b) any RFR Loan denominated in Euros, ESTR.

“RFR Borrowing” means, as to any Borrowing, the RFR Loans comprising such Borrowing.

“RFR Business Day” means, (a) for any Loan denominated in Pounds Sterling, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for general business in London, (b) for any RFR Loan denominated in Euros and in relation to the calculation or computation of ESTR, any day which is a TARGET Day and (c) for any Loan denominated in Dollars, a U.S. Government Securities Business Day.

“RFR Interest Day” has the meaning specified in the definition of “Daily Simple RFR”.

“RFR Loan” means a Loan that bears interest at a rate based on the Adjusted Daily Simple RFR.

“S&P” means Standard & Poor’s Financial Services LLC and any affiliate thereof and any successor thereto that is a nationally-recognized rating agency.

“Sale Lease-Back Transaction” means any arrangement with any Person providing for the leasing by the Parent Borrower or any Subsidiary of the Parent Borrower of any property which has been or is to be sold or transferred by the Parent Borrower or such Subsidiary to such Person with the intention of taking back a lease of such property.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any comprehensive Sanctions (at the time of this Agreement, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the non-government controlled areas of the Zaporizhzhia and Kherson Regions of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the United States, including without limitation the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, the Australian Department of Foreign Affairs and Trade, the United Nations Security Council, the European Union, any European Union member state or His Majesty’s Treasury of the United Kingdom, (b) any Person operating, organized or resident in a Sanctioned Country, or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b) or (d) any Person otherwise the subject of Sanctions.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including without limitation those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (b) the United Nations Security Council, the European Union, any European Union member state or His Majesty’s Treasury of the United Kingdom or (c) Australia, including without limitation the Australian Department of Foreign Affairs and Trade.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“SEC Reports” means all reports, schedules, forms, statements and other documents filed by the Parent Borrower with the SEC pursuant to the reporting requirements of the Exchange Act prior to the date of this Agreement, including all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein.

“Securities Act” means the Securities Act of 1933, as amended.

“Securitization” means the securitization by the Parent Borrower or any Subsidiary of accounts receivable or other assets.

“Securitization Subsidiary” means a Wholly-Owned Subsidiary of the Parent Borrower created solely for purposes of effectuating a Securitization, the activities and assets of which are limited solely to such purpose and assets, and the Organization Documents of which contain customary bankruptcy-remote provisions.

“Significant Subsidiary” means, at any time, any Designated Borrower or any other Subsidiary that satisfies the criteria for a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof. Such determination shall be made in relationship to the Parent Borrower and its Subsidiaries on a consolidated basis as of the end of the most recently completed fiscal year on an annual basis at the time that the annual financial statements for the Parent Borrower and its Subsidiaries are delivered pursuant to Section 6.01(a) (or, prior to the first delivery of annual financial statements pursuant to Section 6.01(a), as of December 31, 2022).

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Determination Date” has the meaning specified in the definition of “Daily Simple SOFR”.

“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.

“SONIA” means, with respect to any Business Day, a rate per annum equal to the Sterling Overnight Index Average for such Business Day published by the SONIA Administrator on the SONIA Administrator’s Website on the immediately succeeding Business Day.

“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“Specified Indebtedness” has the meaning specified in Section 8.01(e).

“Stockholders’ Equity” means, as of any date of determination, consolidated stockholders’ equity of the Parent Borrower and its Subsidiaries as of that date determined in accordance with GAAP.

“Strategic Investment” means any investment by the Parent Borrower or any of its Subsidiaries in marketable equity securities (which are publicly traded) and/or non-marketable equity securities (which are investments in privately held companies); provided that no investment in the Parent Borrower or any of its Subsidiaries shall be a “Strategic Investment”.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Parent Borrower.

“Supported QFC” has the meaning assigned to it in Section 11.20.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any similar master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Syndication Agents” means Deutsche Bank Securities Inc., Bank of America, N.A. and Wells Fargo Bank, National Association.

“T2” means the real time gross settlement system operated by the Eurosystem, or any successor system.

“TARGET Day” means any day on which T2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), value added taxes, or any other goods and services, use or sales taxes, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Eurocurrency Rate or the Term SOFR Rate.

“Term SOFR Loan” means any Loan that bears interest at a rate based on the Adjusted Term SOFR Rate.

“Term SOFR Rate” means, with respect to a Term Benchmark Borrowing denominated in U.S. Dollars and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in U.S. Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 p.m. (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“Threshold Amount” means $250,000,000.

“Total Outstandings” means, at any time, the sum of the (i) Tranche 1 Outstanding Amount of the Tranche 1 Lenders at such time, (ii) Tranche 2 Outstanding Amount of the Tranche 2 Lenders at such time and (iii) Tranche 3 Outstanding Amount of the Tranche 3 Lenders at such time.

“Tranche” means the Tranche 1 Facility, Tranche 2 Facility and Tranche 3 Facility, individually or collectively as the context requires.

“Tranche 1” means the Tranche 1 Commitments and the provisions herein related to the extensions of credit made thereunder.

“Tranche 1 Applicable Percentage” means with respect to any Tranche 1 Lender at any time, the percentage of the Aggregate Tranche 1 Commitments represented by such Lender’s Tranche 1 Commitment; provided that in the case of Section 2.20 when a Defaulting Lender shall exist, “Tranche 1 Applicable Percentage” shall mean the percentage of the Aggregate Tranche 1 Commitments (disregarding any Defaulting Lender’s Tranche 1 Commitment) represented by such Lender’s Tranche 1 Commitment. If the Tranche 1 Commitment of each Tranche 1 Lender to make Tranche 1 Loans has been terminated pursuant to Section 8.02 or if the Tranche 1 Commitments have expired, then the Tranche 1 Applicable Percentage of each Tranche 1 Lender shall be determined based on the Tranche 1 Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments and to any such Lender’s status as a Defaulting Lender. The initial Tranche 1 Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Tranche 1 Borrower” means the Parent Borrower and any Designated Borrower organized under the laws of the United States.

“Tranche 1 Commitment” means, as to any Tranche 1 Lender, the obligation of such Lender, if any, to make Tranche 1 Loans in an aggregate principal amount not to exceed the amount set forth under the heading “Tranche 1 Commitment” opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms and conditions hereof.

“Tranche 1 Commitment Fee” has the meaning specified in Section 2.11(a).

“Tranche 1 Committed Loan” has the meaning specified in Section 2.01.

“Tranche 1 Committed Loan Borrowing” means a borrowing of Tranche 1 Committed Loans.

“Tranche 1 Extending Lender” has the meaning specified in Section 2.16(e).

“Tranche 1 Facility” means the Tranche 1 Commitments and the extensions of credit made thereunder.

“Tranche 1 Lender” means each Lender that has a Tranche 1 Commitment or that holds Tranche 1 Loans or other Loans made under the Tranche 1 Facility.

“Tranche 1 Loans” means Tranche 1 Committed Loans.

“Tranche 1 Outstanding Amount” means, with respect to any Tranche 1 Lender at any time, the sum of the U.S. Dollar Amount of the aggregate outstanding principal amount of Tranche 1 Committed Loans at such time after giving effect to any borrowings and prepayments or repayments of Tranche 1 Committed Loans at such time.

“Tranche 1 Required Lenders” means, as of any date of determination, Tranche 1 Lenders holding more than 50% of the Aggregate Tranche 1 Commitments or, if the Commitment of each Tranche 1 Lender to make Tranche 1 Loans has been terminated pursuant to Section 8.02, Tranche 1 Lenders holding in the aggregate more than 50% of the Tranche 1 Total Outstandings; provided that the Tranche 1 Commitment of, and the portion of the Tranche 1 Total Outstandings held or deemed to be held by, any Defaulting Lender that is a Tranche 1 Lender shall be excluded for purposes of making a determination of Tranche 1 Required Lenders. For the purpose of such determination, the Administrative Agent shall use the U.S. Dollar Amount of the Tranche 1 Loans as of such date of determination.

“Tranche 1 Total Outstandings” means the aggregate Tranche 1 Outstanding Amount of each Tranche 1 Lender.

“Tranche 2” means the Tranche 2 Commitments and the provisions herein related to the extensions of credit made thereunder.

“Tranche 2 Applicable Percentage” means with respect to any Tranche 2 Lender at any time, the percentage of the Aggregate Tranche 2 Commitments represented by such Lender’s Tranche 2 Commitment; provided that in the case of Section 2.20 when a Defaulting Lender shall exist, “Tranche 2 Applicable Percentage” shall mean the percentage of the Aggregate Tranche 2 Commitments (disregarding any Defaulting Lender’s Tranche 2 Commitment) represented by such Lender’s Tranche 2 Commitment. If the Tranche 2 Commitment of each Tranche 2 Lender to make Tranche 2 Loans has been terminated pursuant to Section 8.02 or if the Tranche 2 Commitments have expired, then the Tranche 2 Applicable Percentage of each Tranche 2 Lender shall be determined based on the Tranche 2 Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments and to any such Lender’s status as a Defaulting Lender. The initial Tranche 2 Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.03 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Tranche 2 Borrower” means the Parent Borrower and the Tranche 2 Foreign Borrower.

“Tranche 2 Commitment” means, as to any Tranche 2 Lender, the obligation of such Lender, if any, to make Tranche 2 Loans and participate in Tranche 2 Swingline Loans and Tranche 2 Letters of Credit in an aggregate principal amount and/or face amount not to exceed the amount set forth under the heading “Tranche 2 Commitment” opposite such Lender’s name on Schedule 2.03 or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms and conditions hereof.

“Tranche 2 Commitment Fee” has the meaning specified in Section 2.11(a).

“Tranche 2 Committed Loan” has the meaning specified in Section 2.03.

“Tranche 2 Committed Loan Borrowing” means a borrowing of Tranche 2 Committed Loans.

“Tranche 2 Currencies” means Tranche 2 Ratable Currencies together with Tranche 2 Foreign Borrower Currencies.

“Tranche 2 Extending Lender” has the meaning specified in Section 2.16(f).

“Tranche 2 Facility” means the Tranche 2 Commitments and the extensions of credit made thereunder.

“Tranche 2 Foreign Borrower” means the Luxembourg Borrower.

“Tranche 2 Foreign Borrower Currencies” means U.S. Dollars, Euros and Pounds Sterling.

“Tranche 2 Issuing Bank” means each of JPMorgan Chase Bank, N.A., Bank of America, N.A., Citibank, N.A., Deutsche Bank AG New York Branch, Wells Fargo Bank, National Association, Goldman Sachs Bank USA and any other Tranche 2 Lender to be selected with such Tranche 2 Lender’s consent from time to time by a Tranche 2 Borrower in consultation with the Administrative Agent, each in its capacity as an issuer of Tranche 2 Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.19(i). A Tranche 2 Issuing Bank may arrange for one or more Tranche 2 Letters of Credit to be issued by Affiliates of such Tranche 2 Issuing Bank acceptable to such Tranche 2 Borrower, in which case the term “Tranche 2 Issuing Bank” shall include any such Affiliate with respect to Tranche 2 Letters of Credit issued by such Affiliate.

“Tranche 2 LC Commitment” means, as to any Tranche 2 Issuing Bank, the obligation of such Tranche 2 Issuing Bank to issue Tranche 2 Letters of Credit in an aggregate principal amount not to exceed (a) with respect to JPMorgan Chase Bank, N.A., $25,000,000, (b) with respect to Bank of America, N.A., $25,000,000, (c) with respect to Citibank, N.A., $25,000,000, (d) with respect to Deutsche Bank AG New York Branch, $25,000,000, (e) with respect to Wells Fargo Bank, National Association, $25,000,000 and (f) with respect to Goldman Sachs Bank USA, $25,000,000. The Tranche 2 LC Commitment of any Tranche 2 Issuing Bank may be modified by written agreement between the Tranche 2 Borrowers and such Tranche 2 Issuing Bank without consent of any other party thereto.

“Tranche 2 LC Disbursement” means a payment made by a Tranche 2 Issuing Bank pursuant to a Tranche 2 Letter of Credit.

“Tranche 2 LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Tranche 2 Letters of Credit at such time plus (b) the aggregate amount of all Tranche 2 LC Disbursements that have not yet been reimbursed by or on behalf of the applicable Tranche 2 Borrowers at such time. The Tranche 2 LC Exposure of any Tranche 2 Lender at any time shall be its Tranche 2 Applicable Percentage of the total Tranche 2 LC Exposure at such time. For purposes of computing the amount available to be drawn under any Tranche 2 Letter of Credit, the amount of such Tranche 2 Letter of Credit shall be determined in accordance with Section 1.07.

“Tranche 2 Lender” means each Lender that has a Tranche 2 Commitment or that holds Tranche 2 Loans or other Loans made under the Tranche 2 Facility.

“Tranche 2 Letter of Credit” has the meaning specified in Section 2.19.

“Tranche 2 Loans” means Tranche 2 Committed Loans.

“Tranche 2 Outstanding Amount” means, with respect to any Tranche 2 Lender at any time, the sum of (a) the U.S. Dollar Amount of the aggregate outstanding principal amount of Tranche 2 Committed Loans at such time after giving effect to any borrowings and prepayments or repayments of Tranche 2 Committed Loans plus (b) its Tranche 2 LC Exposure at such time plus (c) its Tranche 2 Swingline Exposure at such time.

“Tranche 2 Ratable Currencies” means U.S. Dollars, Euros and Pounds Sterling.

“Tranche 2 Required Lenders” means, as of any date of determination, Tranche 2 Lenders holding more than 50% of the Aggregate Tranche 2 Commitments or, if the Commitment of each Tranche 2 Lender to make Tranche 2 Loans has been terminated pursuant to Section 8.02, Tranche 2 Lenders holding in the aggregate more than 50% of the Tranche 2 Total Outstandings; provided that the Tranche 2 Commitment of, and the portion of the Tranche 2 Total Outstandings held or deemed to be held by, any Defaulting Lender that is a Tranche 2 Lender shall be excluded for purposes of making a determination of Tranche 2 Required Lenders. For the purpose of such determination, the Administrative Agent shall use the U.S. Dollar Amount of the Tranche 2 Loans as of such date of determination.

“Tranche 2 Swingline Commitment” means, as to any Tranche 2 Swingline Lender, the obligation of such Swingline Lender to make Tranche 2 Swingline Loans in an aggregate principal amount not to exceed (a) with respect to JPMorgan Chase Bank, N.A., $100,000,000, (b) with respect to Bank of America, N.A., $100,000,000, (c) with respect to Citibank, N.A., $100,000,000, (d) with respect to Deutsche Bank AG New York Branch, $100,000,000, (e) with respect to Wells Fargo Bank, National Association, $100,000,000 and (f) with respect to Goldman Sachs Bank USA, $100,000,000 and (g) with respect to any additional Tranche 2 Swingline Lender, such amounts specified at the time of appointment of such Swingline Lender.

“Tranche 2 Swingline Exposure” means, at any time, the aggregate principal amount of all Tranche 2 Swingline Loans outstanding at such time. The Tranche 2 Swingline Exposure of any Tranche 2 Lender at any time shall be the sum of (a) its Tranche 2 Applicable Percentage of the total Tranche 2 Swingline Exposure at such time related to Tranche 2 Swingline Loans other than any Tranche 2 Swingline Loans made by such Tranche 2 Lender in its capacity as a Tranche 2 Swingline Lender and (b) if such Lender shall be a Tranche 2 Swingline Lender, the principal amount of all Tranche 2 Swingline Loans made by such Lender outstanding at such time (to the extent that the other Tranche 2 Lenders shall not have funded their participations in such Tranche 2 Swingline Loans).

“Tranche 2 Swingline Lender” means each Arranger, and any other Lender to be selected with such Lender’s consent from time to time by the Parent Borrower in consultation with the Administrative Agent, each in its capacity as a lender of Tranche 2 Swingline Loans hereunder, and its successors in such capacity as provided in Section 2.18. Each reference herein to the Tranche 2 Swingline Lender shall be deemed to be a reference to each of the Tranche 2 Swingline Lenders individually and/or the applicable Tranche 2 Swingline Lenders collectively, as the context may require.

“Tranche 2 Swingline Loans” means a Loan made pursuant to Section 2.18.

“Tranche 2 Total Outstandings” means the aggregate Tranche 2 Outstanding Amount of each Tranche 2 Lender.

“Tranche 3” means the Tranche 3 Commitments and the provisions herein related to the extensions of credit made thereunder.

“Tranche 3 Applicable Percentage” means with respect to any Tranche 3 Lender at any time, the percentage of the Aggregate Tranche 3 Commitments represented by such Lender’s Tranche 3 Commitment; provided that in the case of Section 2.20 when a Defaulting Lender shall exist, “Tranche 3 Applicable Percentage” shall mean the percentage of the Aggregate Tranche 3 Commitments (disregarding any Defaulting Lender’s Tranche 3 Commitment) represented by such Lender’s Tranche 3 Commitment. If the Tranche 3 Commitment of each Tranche 3 Lender to make Tranche 3 Loans has been terminated pursuant to Section 8.02 or if the Tranche 3 Commitments have expired, then the Tranche 3 Applicable Percentage of each

Tranche 3 Lender shall be determined based on the Tranche 3 Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments and to any such Lender’s status as a Defaulting Lender. The initial Tranche 3 Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.05 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Tranche 3 Borrower” means the Parent Borrower and the Tranche 3 Foreign Borrower.

“Tranche 3 Commitment” means, as to any Tranche 3 Lender, the obligation of such Lender, if any, to make Tranche 3 Loans in an aggregate principal amount not to exceed the amount set forth under the heading “Tranche 3 Commitment” opposite such Lender’s name on Schedule 2.07 or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms and conditions hereof.

“Tranche 3 Commitment Fee” has the meaning specified in Section 2.11(a).

“Tranche 3 Committed Loan” has the meaning specified in Section 2.05.

“Tranche 3 Committed Loan Borrowing” means a borrowing of Tranche 3 Committed Loans.

“Tranche 3 Currencies” means Tranche 3 Ratable Currencies together with Tranche 3 Foreign Borrower Currency.

“Tranche 3 Extending Lender” has the meaning specified in Section 2.16(g).

“Tranche 3 Facility” means the Tranche 3 Commitments and the extensions of credit made thereunder.

“Tranche 3 Foreign Borrower” means the Australian Borrower.

“Tranche 3 Foreign Borrower Currency” means Australian Dollars.

“Tranche 3 Lender” means each Lender that has a Tranche 3 Commitment or that holds Tranche 3 Loans or other Loans made under the Tranche 3 Facility.

“Tranche 3 Loans” means Tranche 3 Committed Loans.

“Tranche 3 Outstanding Amount” means, with respect to any Tranche 3 Lender at any time, the sum of the U.S. Dollar Amount of the aggregate outstanding principal amount of Tranche 3 Committed Loans at such time after giving effect to any borrowings and prepayments or repayments of Tranche 3 Committed Loans.

“Tranche 3 Ratable Currencies” means U.S. Dollars, Euros and Pounds Sterling.

“Tranche 3 Required Lenders” means, as of any date of determination, Tranche 3 Lenders holding more than 50% of the Aggregate Tranche 3 Commitments or, if the Commitment of each Tranche 3 Lender to make Tranche 3 Loans has been terminated pursuant to Section 8.02, Tranche 3 Lenders holding in the aggregate more than 50% of the Tranche 3 Total Outstandings; provided that the Tranche 3 Commitment of, and the portion of the Tranche 3 Total Outstandings held or deemed to be held by, any Defaulting Lender that is a Tranche 3 Lender shall be excluded for purposes of making a determination of Tranche 3 Required Lenders. For the purpose of such determination, the Administrative Agent shall use the U.S. Dollar Amount of the Tranche 3 Loans as of such date of determination.

“Tranche 3 Total Outstandings” means the aggregate Tranche 3 Outstanding Amount of each Tranche 3 Lender.

“Treaty Lender” means, in relation to a Borrower, a Lender which:

(a) is treated as a resident of a Treaty State for the purposes of the Treaty and is entitled under such Treaty to obtain full exemption from Tax imposed on interest by the jurisdiction of incorporation of the relevant Borrower (subject to the completion of any necessary procedural formalities); and

(b) does not carry on a business in the jurisdiction of incorporation of the relevant Borrower through a permanent establishment with which that Lender’s participation in the Loan is effectively connected.

“Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty”) with the jurisdiction of incorporation of the relevant Borrower which makes provision for full exemption from tax imposed by the jurisdiction of incorporation of the relevant Borrower on interest.

“Type” means, with respect to a Committed Loan, its character as an ABR Loan, an Overnight Rate Loan, an RFR Loan, a Term SOFR Loan or a Eurocurrency Rate Loan.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“United States” and “U.S.” mean the United States of America.

“U.S. Borrower” means the Parent Borrower and any Designated Borrower that is organized under the Laws of the United States, any state thereof or the District of Columbia.

“U.S. Dollar”, “Dollar” and “$” mean lawful currency of the United States.

“U.S. Dollar Amount” of any currency at any date means (a) if such currency is U.S. Dollars, the amount of such currency, or (b) if such currency is a Foreign Currency, the equivalent in such currency of U.S. Dollars, calculated on the basis of the Exchange Rate for such currency on or as of the most recent Computation Date provided for in Section 2.18.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for the purposes of trading in United States government securities.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e).

“Wholly-Owned Subsidiary” means, with respect to any Person at any date, a subsidiary of such Person of which securities or other ownership interests representing 100% of the equity interests (other than (a) directors’ qualifying shares and (b) nominal shares issued to foreign nationals to the extent required by applicable Requirements of Law) are, as of such date, owned, controlled or held by such Person or one or more Wholly-Owned Subsidiaries of such Person.

“Withdrawal Liability” means any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are used in sections 4203 and 4205, respectively, of ERISA.

“Withholding Agent” means the Borrowers and the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.02 Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” The word “or” shall not be exclusive. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, and the definitions of “Affiliate” and “Subsidiary” shall include Persons who shall meet the terms of such definitions, at any time, on and after the date hereof, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Luxembourg Terms. In this Agreement, where it relates to a Luxembourg Borrower, a reference to:

(a) a bankruptcy, insolvency, arrangement, moratorium, resolutions, recovery or early intervention includes, without limitation, voluntary or judicial liquidation (liquidation volontaire ou judiciaire), reprieve from payment (sursis de paiement), reorganisation or similar laws affecting the rights of creditors generally (but only to the extent that the substantive obligations under this Agreement, including payment and delivery obligations and (to the extent applicable) the provision of collateral, cease to be performed) one or more resolution measures (as organized by the BRR Act 2015) or recovery, intra-group financial support and early intervention measures (as organized by the Banking Act 1993);

(b) a receiver, administrative receiver, administrator or the like includes, without limitation, a juge-commissaire, administrateur spécial, administrateur, or liquidateur;

(c) a lien or security interest includes any hypothèque, nantissement, gage, privilège, sûreté réelle, droit de retention and any type of real security in rem (sûreté réelle) or agreement or arrangement having a similar effect and any transfer of title by way of security;

(d) bylaws or organization documents includes its up-to-date (restated) articles of association (statuts coordonnés);

(e) a Person being unable to pay its debts includes that person being in a state of cessation of payments (cessation de paiements); and

(f) a director or a manager includes a gérant or an administrateur.

1.04 Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein (provided, that all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Parent Borrower or any Subsidiary at “fair value,” as defined therein and (ii) any treatment of Indebtedness under Accounting Standards Codification 470-20 or 2015-03 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof).

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document in any material respect, and either the Parent Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Parent Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided, that (i) following such request, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) following such request, until so amended, the Parent Borrower shall provide to the Administrative Agent (for distribution to the Lenders) financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c) Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of the Parent Borrower and its Subsidiaries or to the determination of any amount for the Parent Borrower and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Parent Borrower is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein.

1.05 Rounding. Any financial ratios required to be maintained by the Parent Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.06 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Pacific time (daylight or standard, as applicable).

1.07 Tranche 2 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Tranche 2 Letter of Credit at any time shall be deemed to be the stated amount of such Tranche 2 Letter of Credit in effect at such time.

1.08 Interest Rates; Benchmark Notification. The interest rate on a Loan denominated in Dollars or a Foreign Currency may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 3.03(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrowers. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrowers, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

1.09 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person; and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its equity interests at such time.

ARTICLE II.

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 Tranche 1 Committed Loans. Subject to the terms and conditions set forth herein, each Tranche 1 Lender severally agrees to make loans (each such loan, a “Tranche 1 Committed Loan”) in Ratable Currencies to each Tranche 1 Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Tranche 1 Lender’s Tranche 1 Commitment; provided, however, that after giving effect to such Borrowing, (x) the Tranche 1 Total Outstandings of the Tranche 1 Lenders shall not exceed the Aggregate Tranche 1 Commitments, and (y) the Tranche 1 Outstanding Amount of any Tranche 1 Lender shall not exceed such Tranche 1 Lender’s Tranche 1 Commitment. Within the limits of each Tranche 1 Lender’s Tranche 1 Commitment, and subject to the other terms and conditions hereof, the Tranche 1 Borrowers may borrow under this Section 2.01, prepay under Section 2.07, and reborrow under this Section 2.01. Tranche 1 Committed Loans may be ABR Loans, Term SOFR Loans, Eurocurrency Rate Loans or RFR Loans, as further provided herein; provided, that ABR Loans and Term SOFR Loans shall only be made with respect to Borrowings in U.S. Dollars and, subject to Section 3.03, Tranche 1 Committed Loans denominated in U.S. Dollars shall only be available as ABR Loans or Term SOFR Loans. Each Tranche 1 Lender may, at its option, make any Tranche 1 Committed Loan available to the Tranche 1 Borrowers by causing any foreign or domestic branch or Affiliate of such Tranche 1 Lender to make such Tranche 1 Committed Loan; provided, that, any exercise of such option shall not affect the obligation of such Tranche 1 Borrower to repay such Tranche 1 Committed Loan in accordance with the terms and subject to the conditions of this Agreement, and such Affiliate shall be treated as a Tranche 1 Lender for purposes of this Agreement.

2.02 Borrowings, Conversions and Continuations of Tranche 1 Committed Loans.

(a) Each Tranche 1 Committed Loan Borrowing, each conversion of Tranche 1 Committed Loans from one Type to the other, and each continuation of Term Benchmark Loans shall be made upon a Tranche 1 Borrower’s notice to the Administrative Agent, which may be given by telephone in the case of Loans denominated in U.S. Dollars. Each such notice must be received by the Administrative Agent not later than (i) 12:00 noon Local Time three U.S. Government Securities Business Days prior to the requested date of any Tranche 1 Committed Loan Borrowing of, conversion to or continuation of Term SOFR Loans denominated in U.S. Dollars; (ii) 12:00 noon Local Time three Business Days prior to the requested date of any Tranche 1 Committed Loan Borrowing or continuation of Term Benchmark Loans denominated in a Ratable Currency other than U.S. Dollars; (iii) 12:00 noon Local Time five RFR Business Days prior to the requested date of any Tranche 1 Committed Loan Borrowing of RFR Loans denominated in Pounds Sterling and (iv) 12:00 noon Local Time on the requested date of any Tranche 1 Committed Loan Borrowing of ABR Loans or of any conversion of Term SOFR Loans denominated in U.S. Dollars to ABR Loans.    Each telephonic notice by a Tranche 1 Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of such Tranche 1 Borrower. Each Tranche 1 Committed Loan Borrowing of, conversion to or continuation of Term SOFR Loans denominated in U.S. Dollars shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof, or if the remaining amount available under the Tranche 1 Commitments is less than $5,000,000, in multiples of $1,000,000. Each Tranche 1 Committed Loan Borrowing or continuation of Term Benchmark Loans or RFR Loans denominated in a Ratable Currency other than U.S. Dollars shall be in a principal amount of the smallest amount of such Ratable Currency (rounded to a whole number in a manner reasonably acceptable to the Administrative Agent) that has a U.S. Dollar Amount in excess of $5,000,000 or a whole multiple of the smallest amount of such Ratable Currency (rounded to a whole number in a manner reasonably acceptable to the Administrative Agent) that has a U.S. Dollar Amount in excess of $1,000,000 or, if the remaining amount available under the Tranche 1 Commitments is less than such minimum amount, in a whole multiple of the smallest amount of such Ratable Currency (rounded to a whole number in a manner reasonably acceptable to the Administrative Agent) that has a U.S. Dollar Amount in excess of $1,000,000. Each Tranche 1 Committed Loan Borrowing of or conversion to ABR Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof, or if the remaining amount available under the Tranche 1 Commitments is less than $5,000,000, in multiples of $1,000,000. Each Committed Loan Notice with respect to a Tranche 1 Committed Loan (whether telephonic or written) shall specify (i) whether the applicable Tranche 1 Borrower is requesting a Tranche 1 Committed Loan Borrowing, a conversion of Tranche 1 Committed Loans from one Type to the other, or a continuation of Term Benchmark Loans, (ii) the requested date of the Tranche 1 Committed Loan

Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Tranche 1 Committed Loans to be borrowed, converted or continued, (iv) the Type of Tranche 1 Committed Loans to be borrowed or to which existing Tranche 1 Committed Loans are to be converted and (v) if applicable, the duration of the Interest Period and the Ratable Currency with respect thereto. If the applicable Tranche 1 Borrower fails to specify a Type of Tranche 1 Committed Loan in a Committed Loan Notice or if such Tranche 1 Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Tranche 1 Committed Loans shall be made as, or converted to a Term Benchmark Loan in the same Ratable Currency with an Interest Period of one month. Any such automatic conversion to Term Benchmark Loans with an Interest Period of one month shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Term Benchmark Loans. If a Tranche 1 Borrower requests a Tranche 1 Committed Loan Borrowing of, conversion to, or continuation of Term Benchmark Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b) Following receipt of a Committed Loan Notice with respect to a Tranche 1 Committed Loan, the Administrative Agent shall promptly notify each Tranche 1 Lender of the amount of its Tranche 1 Applicable Percentage of the applicable Tranche 1 Committed Loans, and if no timely notice of a conversion or continuation is provided by the applicable Tranche 1 Borrower, the Administrative Agent shall notify each Tranche 1 Lender of the details of any automatic conversion to Term Benchmark Loans with an Interest Period of one month described in the preceding subsection. In the case of a Tranche 1 Committed Loan Borrowing, each Tranche 1 Lender shall make the amount of its Tranche 1 Committed Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 2:00 p.m. Local Time on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Tranche 1 Committed Loan Borrowing is on the Closing Date, Section 4.01), the Administrative Agent shall make all funds so received available to the applicable Tranche 1 Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of such Tranche 1 Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by such Tranche 1 Borrower.

(c) Except as otherwise provided herein, a Term Benchmark Loan may be continued or, in the case of a Term SOFR Loan, converted, only on the last day of an Interest Period for such Term Benchmark Loan. If an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Tranche 1 Required Lenders, notifies the Tranche 1 Borrowers, then, so long as an Event of Default is continuing no outstanding Tranche 1 Committed Loan denominated in U.S. Dollars may be converted to or continued as a Term SOFR Loan.

(d) The Administrative Agent shall promptly notify the applicable Tranche 1 Borrower and the Tranche 1 Lenders of the interest rate applicable to any Interest Period for Term Benchmark Loans upon determination of such interest rate. At any time that ABR Loans are outstanding, the Administrative Agent shall notify the applicable Tranche 1 Borrower and the Tranche 1 Lenders of any change in the Prime Rate used in determining the ABR promptly following the public announcement of such change.

(e) After giving effect to all Borrowings of Tranche 1 Committed Loans, all conversions of Tranche 1 Committed Loans from one Type to the other, and all continuations of Tranche 1 Committed Loans as the same Type, there shall not be more than 10 Interest Periods in effect with respect to Tranche 1 Committed Loans.

2.03 Tranche 2 Committed Loans. Subject to the terms and conditions set forth herein, each Tranche 2 Lender severally agrees to make loans (each such loan, a “Tranche 2 Committed Loan”) in Tranche 2 Ratable Currencies to the Parent Borrower, and in Tranche 2 Foreign Borrower Currencies to the Tranche 2 Foreign Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Tranche 2 Lender’s Tranche 2 Commitment; provided, however, that after giving effect to such Borrowing, (x) the Tranche 2 Total Outstandings of the Tranche 2 Lenders shall not exceed the Aggregate Tranche 2 Commitments, and (y) the Tranche 2 Outstanding Amount of any Tranche 2 Lender shall not exceed such Tranche 2 Lender’s Tranche 2 Commitment. Within the limits of each Tranche 2 Lender’s Tranche 2 Commitment, and subject to the other terms and conditions hereof, the Tranche 2 Borrowers may borrow under this Section 2.03, prepay under Section 2.07 and reborrow under this Section 2.03. Tranche 2 Committed Loans denominated in (i) Tranche 2 Ratable Currencies may be ABR Loans, Term SOFR Loans, Eurocurrency Rate Loans or RFR Loans, as further provided herein; provided, that ABR Loans and Term SOFR Loans shall only be made available with respect to Borrowings in U.S. Dollars; and (ii) Tranche 2 Foreign Borrower Currencies may be ABR Loans, Overnight Rate Loans, Term SOFR Loans, Eurocurrency Rate Loans or RFR Loans, as further provided herein; provided, that ABR Loans and Term SOFR Loans shall only be made available with respect to Borrowings in U.S. Dollars and Overnight Rate Loans shall only be made available with respect to Borrowings in U.S. Dollars, Euros and Pounds Sterling; provided further that, subject to Section 3.03, Tranche 2 Committed Loans denominated in U.S. Dollars shall only be available as ABR Loans, Term SOFR Loans or Overnight Rate Loans. Each Tranche 2 Lender may, at its option, make any Tranche 2 Committed Loan available to a Tranche 2 Borrower by causing any foreign or domestic branch or Affiliate of such Tranche 2 Lender to make such Tranche 2 Committed Loan; provided, that any exercise of such option shall not affect the obligation of such Tranche 2 Borrower to repay such Tranche 2 Committed Loan in accordance with the terms and subject to the conditions of this Agreement, and such Affiliate shall be treated as a Tranche 2 Lender for purposes of this Agreement.

2.04 Borrowings, Conversions and Continuations of Tranche 2 Committed Loans.

(a) Each Tranche 2 Committed Loan Borrowing, each conversion of Tranche 2 Committed Loans from one Type to the other, and each continuation of Term Benchmark Loans, shall be made upon a Tranche 2 Borrower’s notice to the Administrative Agent, which may be given by telephone in the case of Loans denominated in U.S. Dollars. Each such notice must be received by the Administrative Agent not later than (i) 12:00 noon Local Time three U.S. Government Securities Business Days prior to the requested date of any Tranche 2 Committed Loan Borrowing of, conversion to or continuation of Term SOFR Loans denominated in U.S. Dollars; (ii) 12:00 noon Local Time five RFR Business Days prior to the requested date of any Tranche 2 Committed Loan Borrowing of RFR Loans denominated in Pounds Sterling that are not Overnight Rate Loans; (iii) 12:00 noon Local Time three Business Days prior to the requested date of any Tranche 2 Committed Loan Borrowing of, conversion to or continuation of Term Benchmark Loans denominated in a Tranche 2 Currency other than U.S. Dollars; (iv) 12:00 noon Local Time on the requested date of any Tranche 2 Committed Loan Borrowing of ABR Loans or of any conversion of Term SOFR Loans denominated in U.S. Dollars to ABR Loans; and (v) 1:00 p.m. Local Time on the requested date of any Tranche 2 Committed Loan Borrowing of Overnight Rate Loans.    Each telephonic notice by a Tranche 2 Borrower pursuant to this Section 2.04(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of such Tranche 2 Borrower. Each Tranche 2 Committed Loan Borrowing of, conversion to or continuation of Term SOFR Loans denominated in U.S. Dollars shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof, or if the remaining amount available under the Tranche 2 Commitments is less than $5,000,000, in multiples of $1,000,000. Each Tranche 2 Committed Loan Borrowing or continuation of Term Benchmark Loans or RFR Loans denominated in a Tranche 2 Currency other than U.S. Dollars shall be in a principal amount of the smallest amount of such Tranche 2 Currency (rounded to a whole number in a manner reasonably acceptable to the Administrative Agent) that has a U.S. Dollar Amount in excess of $5,000,000 or a whole multiple of the smallest amount of such Tranche 2 Currency (rounded to a whole number in a manner reasonably acceptable to the Administrative Agent) that has a U.S. Dollar Amount in excess of $1,000,000 or, if the remaining amount available under the Tranche 2 Commitments is less than such minimum amount, in a whole multiple of the smallest amount of such Tranche 2 Currency (rounded to a whole number in a manner reasonably acceptable to the Administrative Agent) that has a U.S. Dollar Amount in excess of $1,000,000. Each Tranche 2 Committed Loan Borrowing of or conversion to ABR Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof, or if the remaining amount available under the Tranche 2 Commitments is less than $5,000,000, in multiples of $1,000,000. Each Tranche 2 Committed Loan Borrowing of Overnight Rate Loans shall be in a principal amount of a U.S. Dollar amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof, or if the remaining amount available under the Tranche 2 Commitments is less than $5,000,000, in multiples of $1,000,000. Each Committed Loan Notice with respect to a Tranche 2 Committed Loan (whether telephonic or written) shall specify (i) whether the applicable Tranche 2 Borrower is requesting a Tranche 2 Committed Loan

Borrowing, a conversion of Tranche 2 Committed Loans from one Type to the other, or a continuation of Term Benchmark Loans, (ii) the requested date of the Tranche 2 Committed Loan Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Tranche 2 Committed Loans to be borrowed, converted or continued, (iv) the Type of Tranche 2 Committed Loans to be borrowed or to which existing Tranche 2 Committed Loans are to be converted and (v) if applicable, the duration of the Interest Period and the Tranche 2 Currency with respect thereto. If the applicable Tranche 2 Borrower fails to specify a Type of Tranche 2 Committed Loan in a Committed Loan Notice or if such Tranche 2 Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Tranche 2 Committed Loans shall be made as, or converted to, a Term Benchmark Loan in the same Tranche 2 Currency with an Interest Period of one month. Any such automatic conversion to Term Benchmark Loans with an Interest Period of one month shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Term Benchmark Loans. If a Tranche 2 Borrower requests a Tranche 2 Committed Loan Borrowing of, conversion to, or continuation of Term Benchmark Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b) Following receipt of a Committed Loan Notice with respect to a Tranche 2 Committed Loan, the Administrative Agent shall promptly notify each Tranche 2 Lender of the amount of its Tranche 2 Applicable Percentage of the applicable Tranche 2 Committed Loans, and if no timely notice of a conversion or continuation is provided by the applicable Tranche 2 Borrower, the Administrative Agent shall notify each Tranche 2 Lender of the details of any automatic conversion to Term Benchmark Loans with an Interest Period of one month described in the preceding subsection. In the case of a Tranche 2 Committed Loan Borrowing, each Tranche 2 Lender shall make the amount of its Tranche 2 Committed Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 2:00 p.m. (or, in the case of (i) ABR Loans made to the Tranche 2 Foreign Borrower, 3:00 p.m., (ii) Overnight Rate Loans denominated in Euros, 3:00 p.m., and (iii) Overnight Rate Loans denominated in Pounds Sterling, 4:00 p.m.) Local Time on the Business Day specified in the applicable Committed Loan Notice; provided, that Tranche 2 Swingline Loans shall be made as provided in Section 2.18. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Tranche 2 Committed Loan Borrowing is on the Closing Date, Section 4.01), the Administrative Agent shall make all funds so received available to the applicable Tranche 2 Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of such Tranche 2 Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by such Tranche 2 Borrower; provided, that ABR Loans made to finance the reimbursement of a Tranche 2 LC Disbursement as provided in Section 2.19 shall be remitted by the Administrative Agent to the applicable Tranche 2 Issuing Bank.

(c) Except as otherwise provided herein, a Term Benchmark Loan may be continued or, in the case of a Term SOFR Loan, converted only on the last day of an Interest Period for such Term Benchmark Loan. If an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Tranche 2 Required Lenders, so notifies the Tranche 2 Borrowers, then, so long as an Event of Default is continuing no outstanding Tranche 2 Committed Loan denominated in U.S. Dollars may be converted to or continued as a Term SOFR Loan.

(d) The Administrative Agent shall promptly notify the applicable Tranche 2 Borrower and the Tranche 2 Lenders of the interest rate applicable to any Interest Period for Term Benchmark Loans upon determination of such interest rate. At any time that ABR Loans are outstanding the Administrative Agent shall notify the applicable Tranche 2 Borrower and the Tranche 2 Lenders of any change in the Prime Rate used in determining the ABR promptly following the public announcement of such change.

(e) After giving effect to all Borrowings of Tranche 2 Committed Loans, all conversions of Tranche 2 Committed Loans from one Type to the other, and all continuations of Tranche 2 Committed Loans as the same Type, there shall not be more than 10 Interest Periods in effect with respect to Tranche 2 Committed Loans.

(f) This Section 2.04 shall not apply to Borrowings of Tranche 2 Swingline Loans, which may not be converted or continued.

(g) Notwithstanding anything to the contrary contained herein or in any other Loan Document, Committed Loan Notices with respect to Borrowings by the Luxembourg Borrower may only be delivered by the employees of the Luxembourg Borrower or any of its Subsidiaries that are designated in writing to the Administrative Agent in a designation letter executed by (i) the Treasurer of PayPal, Inc. and (ii) any of (x) the Chief Financial Officer of the Luxembourg Borrower, (y) the Assistant Treasurer of PayPal, Inc. and (z) the Head of Lux Treasury.

2.05 Tranche 3 Committed Loans. Subject to the terms and conditions set forth herein, each Tranche 3 Lender severally agrees to make loans (each such loan, a “Tranche 3 Committed Loan”) in Tranche 3 Ratable Currencies to the Parent Borrower, and in the Tranche 3 Foreign Borrower Currency to the Tranche 3 Foreign Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Tranche 3 Lender’s Tranche 3 Commitment; provided, however, that after giving effect to such Borrowing, (x) the Tranche 3 Total Outstandings of the Tranche 3 Lenders shall not exceed the Aggregate Tranche 3 Commitments, and (y) the Tranche 3 Outstanding Amount of any Tranche 3 Lender shall not exceed such Tranche 3 Lender’s Tranche 3 Commitment. Within the limits of each Tranche 3 Lender’s Tranche 3 Commitment, and subject to the other terms and conditions hereof, the Tranche 3 Borrowers may borrow under this Section 2.05, prepay under Section 2.07 and reborrow under this Section 2.05. Tranche 3 Committed Loans denominated in (i) Tranche 3 Ratable Currencies may be ABR Loans, Term SOFR Loans, Eurocurrency Rate Loans or RFR Loans, as further provided herein; provided, that ABR Loans and Term SOFR Loans shall only be made available with respect to Borrowings in U.S. Dollars and, subject to Section 3.03, Tranche 3 Committed Loans denominated in U.S. Dollars shall only be available as ABR Loans or Term SOFR Loans; and (ii) the Tranche 3 Foreign Borrower Currency may be Overnight Rate Loans or Term Benchmark Loans, as further provided herein. Each Tranche 3 Lender may, at its option, make any Tranche 3 Committed Loan available to a Tranche 3 Borrower by causing any foreign or domestic branch or Affiliate of such Tranche 3 Lender to make such Tranche 3 Committed Loan; provided, that any exercise of such option shall not affect the obligation of such Tranche 3 Borrower to repay such Tranche 3 Committed Loan in accordance with the terms and subject to the conditions of this Agreement, and such Affiliate shall be treated as a Tranche 3 Lender for purposes of this Agreement.

2.06 Borrowings, Conversions and Continuations of Tranche 3 Committed Loans.

(a) Each Tranche 3 Committed Loan Borrowing, each conversion of Tranche 3 Committed Loans from one Type to the other, and each continuation of Term Benchmark Loans shall be made upon a Tranche 3 Borrower’s notice to the Administrative Agent, which may be given by telephone in the case of Loans denominated in U.S. Dollars. Each such notice must be received by the Administrative Agent (i) not later than 12:00 noon Local Time three U.S. Government Securities Business Days prior to the requested date of any Tranche 3 Committed Loan Borrowing of, conversion to or continuation of Term SOFR Loans denominated in U.S. Dollars; (ii) not later than 12:00 noon, Local Time, five RFR Business Days prior to the requested date of any Tranche 3 Committed Loan Borrowing of RFR Loans denominated in Pounds Sterling (other than RFR Loans that are Overnight Rate Loans); (iii) not later than 12:00 noon Local Time three Business Days prior to the requested date of any Tranche 3 Committed Loan Borrowing of, conversion to or continuation of Term Benchmark Loans denominated in a Tranche 3 Currency other than U.S. Dollars; (iv) not later than 12:00 noon Local Time on the requested date of any Tranche 3 Committed Loan Borrowing of ABR Loans or of any conversion of Term SOFR Loans denominated in U.S. Dollars to ABR Loans, (v) not later than 12:00 noon (or, in the case of Overnight Rate Loans denominated in Pounds Sterling, 1:00 p.m.) Local Time on the requested date of any Tranche 3 Committed Loan Borrowing of Overnight Rate Loans (other than Overnight Rate Loans denominated in Australian Dollars) and (vi) not later than 11:00 a.m. Local Time on the requested date of any Tranche 3 Committed Loan Borrowing of Overnight Rate Loans denominated in Australian Dollars. Each telephonic notice by a Tranche 3 Borrower pursuant to this Section 2.06(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of such Tranche 3 Borrower. Each Tranche 3 Committed Loan Borrowing of, conversion to or continuation of Term SOFR Loans denominated in U.S. Dollars shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof, or if the remaining amount available under the Tranche 3 Commitments is less than $5,000,000, in multiples of $1,000,000. Each Tranche 3 Committed Loan Borrowing or continuation of Term Benchmark Loans or RFR Loans denominated in a Tranche 3 Currency other than U.S. Dollars shall be in a principal amount of the smallest amount of such Tranche 3 Currency (rounded to a whole number in a manner reasonably acceptable to the Administrative Agent) that has a U.S. Dollar Amount in excess of $5,000,000 or a whole multiple of the smallest amount of such Tranche 3 Currency (rounded to a whole number in a manner reasonably acceptable to the Administrative Agent) that has a U.S. Dollar Amount in excess of $1,000,000 or, if the remaining amount available under the Tranche 3 Commitments is less than such minimum amount, in a whole multiple of the smallest amount of such Tranche 3 Currency (rounded to a whole number in a manner reasonably acceptable to the Administrative Agent) that has a U.S. Dollar Amount in excess of $1,000,000. Each Tranche 3 Committed Loan Borrowing of or conversion to ABR Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof, or if the remaining amount available under the Tranche 3 Commitments is less than $5,000,000, in multiples of $1,000,000. Each Tranche 3 Committed Loan Borrowing of Overnight Rate Loans shall be in a principal amount of a U.S. Dollar amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof, or if the remaining amount available under the Tranche 3 Commitments is less than $5,000,000, in multiples of $1,000,000. Each Committed Loan Notice with respect to a Tranche 3 Committed Loan (whether telephonic or written) shall specify (i) whether the applicable Tranche 3 Borrower is requesting a Tranche 3 Committed Loan Borrowing, a conversion of Tranche 3 Committed Loans from one Type to the other, or a continuation of Term Benchmark Loans, (ii) the requested date of the Tranche 3 Committed Loan Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Tranche 3 Committed Loans to be borrowed, converted or continued, (iv) the Type of Tranche 3 Committed Loans to be borrowed or to which existing Tranche 3 Committed Loans are to be converted and (v) if applicable, the duration of the Interest Period and the Tranche 3 Currency with respect thereto. If the applicable Tranche 3 Borrower fails to specify a Type of Tranche 3 Committed Loan in a Committed Loan Notice or if such Tranche 3 Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Tranche 3 Committed Loans shall be made as, or converted to, a Term Benchmark Loan in the same Tranche 3 Currency with an Interest Period of one month. Any such automatic conversion to Term Benchmark Loans with an Interest Period of one month shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Term Benchmark Loans. If a Tranche 3 Borrower requests a Tranche 3 Committed Loan Borrowing of, conversion to, or continuation of Term Benchmark Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b) Following receipt of a Committed Loan Notice with respect to a Tranche 3 Committed Loan, the Administrative Agent shall promptly notify each Tranche 3 Lender of the amount of its Tranche 3 Applicable Percentage of the applicable Tranche 3 Committed Loans, and if no timely notice of a conversion or continuation is provided by the applicable Tranche 3 Borrower, the Administrative Agent shall notify each Tranche 3 Lender of the details of any automatic conversion to Term Benchmark Loans with an Interest Period of one month described in the preceding subsection. In the case of a Tranche 3 Committed Loan Borrowing, each Tranche 3 Lender shall make the amount of its Tranche 3 Committed Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 2:00 p.m. (or, in the case of Term Benchmark Loans or Overnight Rate Loans denominated in Australian Dollars, 12:30 p.m.) Local Time on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Tranche 3 Committed Loan Borrowing is on the Closing Date, Section 4.01), the Administrative Agent shall make all funds so received available to the applicable Tranche 3 Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of such Tranche 3 Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by such Tranche 3 Borrower.

(c) Except as otherwise provided herein, a Term Benchmark Loan may be continued or, in the case of a Term SOFR Loan, converted, only on the last day of an Interest Period for such Term Benchmark Loan. If an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Tranche 3 Required Lenders, so notifies the Tranche 3 Borrowers, then, so long as an Event of Default is continuing no outstanding Tranche 3 Committed Loan denominated in U.S. Dollars may be converted to or continued as a Term SOFR Loan.

(d) The Administrative Agent shall promptly notify the applicable Tranche 3 Borrower and the Tranche 3 Lenders of the interest rate applicable to any Interest Period for Term Benchmark Loans upon determination of such interest rate. At any time that ABR Loans are outstanding, the Administrative Agent shall notify the applicable Tranche 3 Borrower and the Tranche 3 Lenders of any change in the Prime Rate used in determining the ABR promptly following the public announcement of such change.

(e) After giving effect to all Borrowings of Tranche 3 Committed Loans, all conversions of Tranche 3 Committed Loans from one Type to the other, and all continuations of Tranche 3 Committed Loans as the same Type, there shall not be more than 10 Interest Periods in effect with respect to Tranche 3 Committed Loans.

(f) Notwithstanding anything to the contrary contained herein, Committed Loan Notices with respect to Borrowings by the Australian Borrower may only be delivered by the employees of the Parent Borrower or any of its Subsidiaries that are designated in writing to the Administrative Agent in a designation letter executed by (i) the Treasurer of PayPal, Inc. and (ii) either (x) the Chief Financial Officer of PayPal, Inc. or (y) the Assistant Treasurer of PayPal, Inc.

2.07 Prepayments.

(a) Each Borrower, upon notice to the Administrative Agent (and, in the case of prepayment of a Tranche 2 Swingline Loan, the applicable Tranche 2 Swingline Lender), at any time or from time to time may voluntarily prepay Loans borrowed under any Tranche, in whole or in part without premium or penalty; provided, that (i) such notice must be received by the Administrative Agent not later than (A) 1:00 p.m. New York City time three Business Days prior to any date of prepayment of Term Benchmark Loans denominated in U.S. Dollars, (B) 1:00

p.m. New York City time on the date of prepayment of ABR Loans or Overnight Rate Loans, (C) 1:00 p.m. New York City time three Business Days prior to any date of prepayment of Term Benchmark Loans (other than Term Benchmark Loans denominated in U.S. Dollars), and (D) 1:00 p.m. New York City time five RFR Business Days prior to any date of prepayment of RFR Loans; (ii) any prepayment of Term SOFR Loans denominated in U.S. Dollars shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; (iii) any prepayment of Term Benchmark Loans or RFR Loans denominated in a Foreign Currency shall be in a principal amount of not less than the smallest amount of such Foreign Currency (rounded to a whole number in a manner reasonably acceptable to the Administrative Agent) that has a U.S. Dollar Amount in excess of $5,000,000 and in an whole multiple, rounded to the nearest multiple of $1,000,000, of the smallest amount of such Foreign Currency (rounded to a whole number in a manner reasonably acceptable to the Administrative Agent) that has a U.S. Dollar Amount in excess of $1,000,000; (iv) any prepayment of Overnight Rate Loans denominated in a Foreign Currency shall be in a principal amount of not less than the smallest amount of such Foreign Currency (rounded to a whole number in a manner reasonably acceptable to the Administrative Agent) that has a U.S. Dollar Amount in excess of $5,000,000 and in a whole multiple, rounded to the nearest multiple of $1,000,000, of the smallest amount of such Foreign Currency (rounded to a whole number in a manner reasonably acceptable to the Administrative Agent) that has a U.S. Dollar Amount in excess of $1,000,000; and (v) any prepayment of ABR Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the applicable Tranche and Type(s) of Loans to be prepaid and, if Term Benchmark Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each applicable Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment, if applicable. If such notice is given by a Borrower, such Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided that a notice of prepayment delivered by a Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or any other transaction, in which case such notice may be revoked by such Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any prepayment of a Term Benchmark Loan or RFR Loan shall be accompanied by all accrued interest on the amount prepaid, and shall be subject to Section 3.05. Each such prepayment shall be applied to the Committed Loans of the applicable Lenders in accordance with their respective Applicable Percentages.

(b) If at any time, (i) other than as a result of fluctuations in currency exchange rates, the sum of the aggregate principal U.S. Dollar Amount of the (A) Tranche 1 Total Outstandings (calculated, with respect to Tranche 1 Loans denominated in Foreign Currencies, as of the most recent Computation Date with respect to each such Tranche 1 Loan) exceeds the Aggregate Tranche 1 Commitments, or (B) Tranche 2 Total Outstandings (calculated, with respect to Tranche 2 Loans and Tranche 2 LC Exposure denominated in Foreign Currencies, as of the most recent Computation Date with respect to each such Tranche 2 Loan and Tranche 2 LC Exposure)

exceeds the Aggregate Tranche 2 Commitments, or (C) Tranche 3 Total Outstandings (calculated, with respect to Tranche 3 Loans denominated in Foreign Currencies, as of the most recent Computation Date with respect to each such Tranche 3 Loan) exceeds the Aggregate Tranche 3 Commitments, or (ii) solely as a result of fluctuations in currency exchange rates, the aggregate principal U.S. Dollar Amount of (A) the Tranche 1 Total Outstandings (so calculated), as of the most recent Computation Date, exceeds 105% of the Aggregate Tranche 1 Commitments, or (B) the Tranche 2 Total Outstandings (so calculated), as of the most recent Computation Date, exceeds 105% of the Aggregate Tranche 2 Commitments, or (C) the Tranche 3 Total Outstandings (so calculated), as of the most recent Computation Date, exceeds 105% of the Aggregate Tranche 3 Commitments, then as applicable, (X) the Tranche 1 Borrowers shall promptly following notice by the Administrative Agent repay Tranche 1 Committed Loan Borrowings, (Y) the Tranche 2 Borrowers shall promptly following notice by the Administrative Agent repay Tranche 2 Committed Loan Borrowings or cash collateralize Tranche 2 LC Exposure in accordance with the procedures set forth in Section 2.19(j), and (Z) the Tranche 3 Borrowers shall promptly following notice by the Administrative Agent repay Tranche 3 Committed Loan Borrowings, each in an aggregate principal amount sufficient to cause (x) the U.S. Dollar Amount of (I) the Tranche 1 Total Outstandings (so calculated) to be less than or equal to the Aggregate Tranche 1 Commitments, (II) the Tranche 2 Total Outstandings (so calculated) to be less than or equal to the Aggregate Tranche 2 Commitments, and (III) the Tranche 3 Total Outstandings (so calculated) to be less than or equal to the Aggregate Tranche 3 Commitments or (y) the U.S. Dollar Amount of the (I) aggregate Tranche 1 Outstanding Amounts of the Tranche 1 Lenders in respect of the Tranche 1 Commitments (so calculated) to be less than or equal to the total Tranche 1 Commitments, (II) aggregate Tranche 2 Outstanding Amounts of the Tranche 2 Lenders in respect of the Tranche 2 Commitments (so calculated) to be less than or equal to the total Tranche 2 Commitments, and (III) aggregate Tranche 3 Outstanding Amounts of the Tranche 3 Lenders in respect of the Tranche 3 Commitments (so calculated) to be less than or equal to the total Tranche 3 Commitments, each as applicable.

2.08 Termination or Reduction of Commitments. The Parent Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Tranche 1 Commitments, the Aggregate Tranche 2 Commitments or the Aggregate Tranche 3 Commitments, or from time to time permanently reduce such Aggregate Commitments; provided, that (a) any such notice shall be received by the Administrative Agent not later than 12:00 noon Pacific Time three Business Days prior to the date of termination or reduction, (b) any such partial reduction shall be in an aggregate amount of a U.S. Dollar Amount of $5,000,000 or any whole multiple of a U.S. Dollar Amount of $1,000,000 in excess thereof, and (c) the Parent Borrower shall not terminate or reduce the Aggregate Tranche 1 Commitments, Aggregate Tranche 2 Commitments or Aggregate Tranche 3 Commitments, as applicable, if, after giving effect thereto and to any concurrent prepayments hereunder, the U.S. Dollar Amount of the (i) Tranche 1 Total Outstandings would exceed the Aggregate Tranche 1 Commitments, (ii) Tranche 2 Total Outstandings would exceed the Aggregate Tranche 2 Commitments or (iii) Tranche 3 Total Outstandings would exceed the Aggregate Tranche 3 Commitments, each as applicable. The Administrative Agent will promptly notify the applicable Lenders of any such notice of termination or reduction of the Aggregate Commitments. Notwithstanding anything to the contrary contained herein, a notice of termination of the Aggregate Commitments delivered by a Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or any other transaction, in which case such notice may be revoked by such Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any reduction of the (A) Aggregate Tranche 1 Commitments shall be applied to the Tranche 1 Commitment of each Tranche 1 Lender according to its Tranche 1 Applicable Percentage, (B) Aggregate Tranche 2 Commitments shall be applied to the Tranche 2 Commitment of each Tranche 2 Lender according to its Tranche 2 Applicable Percentage and (C) Aggregate Tranche 3 Commitments shall be applied to the Tranche 3 Commitment of each Tranche 3 Lender according to its Tranche 3 Applicable Percentage. All interest and fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

2.09 Repayment of Loans. Each Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of Committed Loans outstanding to it on such date. Each Borrower shall repay to the applicable Tranche 2 Swingline Lender the then unpaid principal amount of each Tranche 2 Swingline Loan made to it on the earlier of (A) the Maturity Date and (b) the first date after such Tranche 2 Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Tranche 2 Swingline Loan is made; provided that on each date that a Tranche 2 Committed Borrowing is made, the applicable Borrower shall repay all Tranche 2 Swingline Loans made to it then outstanding. Repayments of Tranche 2 Swingline Loans shall be applied to repay Tranche 2 Swingline Loans in the chronological order in which such Tranche 2 Swingline Loans were made (beginning with such longest outstanding Tranche 2 Swingline Loans).

2.10 Interest.

(a) Subject to the provisions of subsection (b) below, (i) each Tranche 1 Committed Loan Borrowing, Tranche 2 Committed Loan Borrowing and Tranche 3 Committed Loan Borrowing, as applicable, of Term Benchmark Loans shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Term Benchmark Rate for such Interest Period plus the Applicable Rate; (ii) each Tranche 1 Committed Loan Borrowing, Tranche 2 Committed Loan Borrowing and Tranche 3 Committed Loan Borrowing, as applicable, of ABR Loans shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the ABR plus the Applicable Rate; (iii) each Tranche 2 Committed Loan Borrowing and Tranche 3 Committed Loan Borrowing of Overnight Rate Loans shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Overnight Rate plus the Applicable Rate; (iv) each Borrowing of RFR Loans shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Adjusted Daily Simple RFR plus the Applicable Rate; and (v) each Tranche 2 Swingline Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing date at a rate per annum equal to the ABR plus the Applicable Rate for ABR Loans.

(b) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such overdue amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(i) If any amount (other than principal of any Loan) payable by a Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the (A) Tranche 1 Required Lenders, (B) Tranche 2 Required Lenders, or (C) Tranche 3 Required Lenders, as applicable, such overdue amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.11 Fees.

(a) Commitment Fees. The Parent Borrower shall pay to the Administrative Agent for the account of each applicable Lender (other than any Defaulting Lender) in accordance with its Applicable Percentage, (i) a commitment fee (the “Tranche 1 Commitment Fee”) equal to the Applicable Rate times the actual daily amount by which the Aggregate Tranche 1 Commitments exceed the Tranche 1 Total Outstandings, (ii) a commitment fee (the “Tranche 2 Commitment Fee”) equal to the Applicable Rate times the actual daily amount by which the Aggregate Tranche 2 Commitments exceed the Tranche 2 Total Outstandings, provided, that in calculating the Tranche 2 Total Outstandings for this purpose, the aggregate principal amount of Tranche 2 Swingline Loans then outstanding shall be deemed to be zero and (iii) a commitment fee (the “Tranche 3 Commitment Fee” and together with the Tranche 1 Commitment Fee, the Tranche 2 Commitment Fee and the Tranche 3 Commitment Fee, the “Commitment Fees”) equal to the Applicable Rate times the actual daily amount by which the Aggregate Tranche 3 Commitments exceed the Tranche 3 Total Outstandings. The Commitment Fees shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the fifteenth day following the last Business Day of each March, June, September and December (or, if such day is not a Business Day, the immediately preceding Business Day), commencing with the first such date to occur after the Closing Date, and ending on the last day of the Availability Period. The Commitment Fees shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b) Tranche 2 Letter of Credit Fees. The Parent Borrower agrees to pay (i) to the Administrative Agent for the account of each Tranche 2 Lender, a participation fee with respect to such Tranche 2 Lender’s participations in Tranche 2 Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Term Benchmark Loans on the average daily U.S. Dollar Amount of such Tranche 2 Lender’s Tranche 2 LC Exposure (excluding any portion thereof attributable to unreimbursed Tranche 2 LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date on which (x) such Lender’s Tranche 2 Commitment terminates and (y) the date on which such Lender ceases to have any Tranche 2 LC Exposure, and (ii) to each Tranche 2 Issuing Bank, a fronting fee, which shall accrue at the rate or rates per annum separately agreed upon between the applicable Borrower and such Tranche 2 Issuing Bank on the average daily U.S. Dollar Amount of the Tranche 2 LC Exposure of such Tranche 2 Issuing Bank (excluding any portion thereof attributable to unreimbursed Tranche 2 LC Disbursements) during the period from and including the Closing Date to but excluding the later of (A) the date of termination of the Tranche 2 Commitments and (B) the date on which there ceases to be the Tranche 2 LC Exposure in respect of such Tranche 2 Issuing Bank, as well as such Tranche 2 Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Tranche 2 Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the fifteenth day following such day (or, if such day is not a Business Day, the immediately preceding Business Day), commencing on the first such date to occur after the Closing Date; provided that all such fees shall be payable on the date on which the Tranche 2 Commitments terminate and any such fees accruing after the date on which the Tranche 2 Commitments terminate shall be payable on demand. Any other fees payable to the Tranche 2 Issuing Banks pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) Other Fees. The Parent Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any fee agreements with the Administrative Agent and to perform any other obligations contained therein. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(i) The Parent Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(d) Fees Generally. All fees payable hereunder shall be paid on the dates due, in U.S. Dollars, in immediately available funds, to the Administrative Agent (or to the applicable Tranche 2 Issuing Bank, in the case of fees payable to them) for distribution, in the case of Commitment Fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

2.12 Computation of Interest and Fees. All computations of interest for ABR Loans when the ABR is determined by reference to the Prime Rate and the Daily Simple RFR with respect to Pounds Sterling shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed (including the first day but excluding the last day). All computations of interest for RFR Loans denominated in Pounds Sterling and Term Benchmark Loans in Australian Dollars shall be computed on the basis of a year of 365 days, and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All computations of interest for Term SOFR Loans denominated in U.S. Dollars and Euros shall be computed on the basis of a year of 360 days, and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All computations of interest for Overnight Rate Loans denominated in Pounds Sterling and Australian Dollars shall be computed on the basis of a year of 365 days, and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All computations of interest for Overnight Rate Loans denominated in U.S. Dollars and Euros and all computations of interest for and the Daily Simple RFR with respect to Euros shall be computed on the basis of a year of 360 days, and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (including the first day but excluding the last day) (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is repaid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.14(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error. Any change in the interest rate on a Loan resulting from a change in the ABR or applicable Overnight Rate shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall promptly notify the Borrowers and the relevant Lenders of the effective date and the amount of each such change in interest rate.

2.13 Evidence of Debt. The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of any of the Borrowers hereunder to pay any amount owing by it with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, each Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Tranche, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

2.14 Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by each Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by each Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, (x) in the case of payments denominated in U.S. Dollars, at the Administrative Agent’s Office and in immediately available funds not later than 2:00 p.m. Local Time on the date specified herein and (y) in the case of payments denominated in any Foreign Currency, its Foreign Currency Payment Office for such Foreign Currency; provided that any payments to be made directly to the Tranche 2 Issuing Banks or Tranche 2 Swingline Lender as expressly provided herein shall be made directly to the Persons entitled thereto. The Administrative Agent will promptly distribute to each relevant Lender its Applicable Percentage (or other applicable share as provided herein, including, in the case of prepayments of and interest on commitments, if the outstanding Committed Loans are not ratable in proportion to the Applicable Percentages, to each Lender ratably based on the amount owed to it) with respect to payments received in respect of the Commitments. All payments received by the Administrative Agent after 2:00 p.m. Local Time shall, solely for purposes of calculating interest and fees hereunder, be deemed received on the next Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by a Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be. All payments hereunder of principal or interest in respect of any Loan or Tranche 2 LC Disbursement shall, except as otherwise expressly provided herein, be made in the currency of such Loan or Tranche 2 LC Disbursement, and all other payments hereunder and under each other Loan Document shall be made in U.S. Dollars. Notwithstanding the foregoing provisions of this Section, if, after the making of any Borrowing or Tranche 2 LC Disbursement in any Foreign Currency, currency control or exchange regulations are imposed in the country which issues such Foreign Currency with the result that such Foreign Currency no longer exists or a Borrower is not able to make payment to the Administrative Agent for the account of the Lenders in such Foreign Currency, then all payments to be made by such Borrower hereunder in such Foreign Currency shall instead be made when due in a currency that replaced such Foreign Currency or, if no such replacement currency exists, in U.S. Dollars in an amount equal to the U.S. Dollar Amount (as of the date of repayment) of such payment due, it being the intention of the parties hereto that the such Borrower takes all risks of the imposition of any such currency control or exchange regulations.

(b) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any borrowing of Eurocurrency Rate Loans (or, in the case of any borrowing of ABR Loans, Overnight Rate Loans, or Tranche 2 Swingline Borrowing, prior to 2:00 p.m., Local Time on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02, Section 2.04, or Section 2.06, as applicable, (or, in the case of a Borrowing of ABR Loans, or Overnight Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02, Section 2.04 or Section 2.06, as applicable) and may, in reliance upon such assumption, make available to the applicable Borrower corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to such Borrower but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the rate determined by the Administrative Agent in accordance with banking industry rules and conventions on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (ii) in the case of a payment to be made by such Borrower, the interest rate applicable to the applicable Loan or, if such payment is in U.S. Dollars, ABR Loans. If such Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by it for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Committed Loan included in such Borrowing. Any payment by a Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(c) Payments by any Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the a Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules and conventions on interbank compensation. Any payment by any Lender pursuant to this clause (c) shall be without prejudice to any claim such Lender or the Administrative Agent may have against the applicable Borrower for having failed to make such payment to the Administrative Agent.

A notice of the Administrative Agent to any Lender or any Borrower with respect to any amount owing under this subsection (c) shall be conclusive, absent manifest error.

(d) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the applicable Borrower by the Administrative Agent because the conditions to the applicable Borrowings set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender within one Business Day, without interest.

(e) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Committed Loans and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Committed Loan or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan, to purchase its participation or to make its payment under Section 11.04(c).

(f) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.15 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Committed Loans made by it or participations in Tranche 2 LC Disbursements or Tranche 2 Swingline Loans, if applicable, resulting in such Lender receiving payment of a proportion of the aggregate amount of such Committed Loans and participations in Tranche 2 LC Disbursements and Tranche 2 Swingline Loans, if applicable, and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Committed Loans and participations in Tranche 2 LC Disbursements and Tranche 2 Swingline Loans, if applicable, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders in the applicable Tranche ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Committed Loans and participations in Tranche 2 LC Disbursements and Tranche 2 Swingline Loans, if applicable, and other amounts owing them; provided, that: (i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and (ii)

the provisions of this Section shall not be construed to apply to (x) any payment made by any Loan Party pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Committed Loans or participations in Tranche 2 LC Disbursements and Tranche 2 Swingline Loans, if applicable, to any assignee or participant, other than to the Parent Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply). The Parent Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

2.16 Extension of Maturity Date.

(a) Requests for Extension. The Parent Borrower may, by notice to the Administrative Agent (who shall promptly notify the Lenders) not earlier than 60 Business Days and not later than 35 Business Days prior to any anniversary of the Closing Date (each a “Relevant Anniversary Date”), request that each Tranche 1 Lender, Tranche 2 Lender and/or Tranche 3 Lender, as the case may be, extend the Maturity Date then in effect for Tranche 1, Tranche 2 and/or Tranche 3, as the case may be, for an additional year from the applicable Maturity Date then in effect hereunder (the “Existing Maturity Date”); provided, that the Parent Borrower may not request such extension on more than two Relevant Anniversary Dates (it being agreed that a request for an extension of the Maturity Date of Tranche 1, Tranche 2 and/or Tranche 3, at the same time shall constitute a single extension request).

(b) Lender Elections to Extend. Each Tranche 1 Lender, Tranche 2 Lender and/or Tranche 3 Lender, as the case may be, acting in its sole and individual discretion, shall, by notice to the Administrative Agent given not earlier than 30 Business Days prior to the Relevant Anniversary Date and not later than the date (the “Notice Date”) that is 20 Business Days prior to the Relevant Anniversary Date, advise the Administrative Agent whether or not such Lender agrees to such extension (and each Lender that determines not to so extend the Maturity Date of Tranche 1, Tranche 2 and/or Tranche 3, as the case may be, a “Non-Extending Lender”) shall notify the Administrative Agent of such fact promptly after such determination (but in any event no later than the Notice Date) and any Lender that does not so advise the Administrative Agent on or before the Notice Date shall be deemed to be a Non-Extending Lender. The election of any Lender to agree to such extension shall not obligate any other Lender to so agree. Following any extension the Tranche 2 LC Exposure shall continue to be held ratably among the Tranche 2 Lenders, but on the Maturity Date applicable to the Tranche 2 Committed Loans of any Non-Extending Lender with a Tranche 2 Commitment, the Tranche 2 LC Exposure of such Non-Extending Lender shall be ratably reallocated, to the extent of the unused Tranche 2 Commitments of the extending Tranche 2 Lenders, to such extending Tranche 2 Lenders (without regard to whether the conditions set forth in Section 4.02 can then be satisfied) and the applicable Tranche 2 Borrowers shall cash collateralize the balance of such Tranche 2 LC Exposure in accordance with Section 2.19.

(c) Notification by Administrative Agent. The Administrative Agent shall notify the Parent Borrower of each Tranche 1 Lender’s, Tranche 2 Lender’s or Tranche 3 Lender’s, as the case may be, determination under this Section no later than the date 15 Business Days prior to the Relevant Anniversary Date (or, if such date is not a Business Day, on the immediately preceding Business Day).

(d) Additional Commitment Lenders. The Parent Borrower shall have the right on or before the Relevant Anniversary Date to replace each Non-Extending Lender with, and add as “Tranche 1 Lenders”, “Tranche 2 Lenders” or “Tranche 3 Lenders”, as the case may be, under this Agreement in place thereof, one or more Eligible Assignees (each, an “Additional Commitment Lender”) as provided in Section 11.13, each of which Additional Commitment Lenders shall have entered into an Assignment and Assumption pursuant to which such Additional Commitment Lender shall, effective as of the Relevant Anniversary Date, undertake a Tranche 1 Commitment, Tranche 2 Commitment or Tranche 3 Commitment, as the case may be, of such Non-Extending Lender (and, if any such Additional Commitment Lender is already a Tranche 1 Lender, Tranche 2 Lender or Tranche 3 Lender, as the case may be, its Tranche 1 Commitment, Tranche 2 Commitment or Tranche 3 Commitment, as the case may be, of such Non-Extending Lender shall be in addition to such Lender’s Commitment hereunder on such date).

(e) Tranche 1 Minimum Extension Requirement. If (and only if) the total of the Tranche 1 Commitments of the Tranche 1 Lenders that have agreed so to extend the Maturity Date of Tranche 1 (each, a “Tranche 1 Extending Lender”) and the additional Tranche 1 Commitments of the Additional Commitment Lenders shall be more than 50% of the aggregate amount of the Tranche 1 Commitments in the aggregate in effect immediately prior to the Relevant Anniversary Date, then, effective as of the Relevant Anniversary Date, the Maturity Date of Tranche 1 for each Tranche 1 Extending Lender and of each Additional Commitment Lender in respect of such Tranche providing a Tranche 1 Commitment shall be extended to the date falling 364 days after the Existing Maturity Date (except that, if such date is not a Business Day, such Maturity Date of Tranche 1 as so extended shall be the immediately preceding Business Day) and each Additional Commitment Lender providing a Tranche 1 Commitment shall thereupon become a “Tranche 1 Lender” for all purposes of this Agreement.

(f) Tranche 2 Minimum Extension Requirement. If (and only if) the total of the Tranche 2 Commitments of the Tranche 2 Lenders that have agreed so to extend the Maturity Date of Tranche 2 (each, a “Tranche 2 Extending Lender”) and the additional Tranche 2 Commitments of the Additional Commitment Lenders shall be more than 50% of the aggregate amount of the Tranche 2 Commitments in the aggregate in effect immediately prior to the Relevant Anniversary Date, then, effective as of the Relevant Anniversary Date, the Maturity Date of Tranche 2 for each Tranche 2 Extending Lender and of each Additional Commitment

Lender in respect of such Tranche providing a Tranche 2 Commitment shall be extended to the date falling 364 days after the Existing Maturity Date (except that, if such date is not a Business Day, such Maturity Date of Tranche 2 as so extended shall be the immediately preceding Business Day) and each Additional Commitment Lender providing a Tranche 2 Commitment shall thereupon become a “Tranche 2 Lender” for all purposes of this Agreement.

(g) Tranche 3 Minimum Extension Requirement. If (and only if) the total of the Tranche 3 Commitments of the Tranche 3 Lenders that have agreed so to extend the Maturity Date of Tranche 3 (each, a “Tranche 3 Extending Lender”) and the additional Tranche 3 Commitments of the Additional Commitment Lenders shall be more than 50% of the aggregate amount of the Tranche 3 Commitments in the aggregate in effect immediately prior to the Relevant Anniversary Date, then, effective as of the Relevant Anniversary Date, the Maturity Date of Tranche 3 for each Tranche 3 Extending Lender and of each Additional Commitment Lender in respect of such Tranche providing a Tranche 3 Commitment shall be extended to the date falling 364 days after the Existing Maturity Date (except that, if such date is not a Business Day, such Maturity Date of Tranche 3 as so extended shall be the immediately preceding Business Day) and each Additional Commitment Lender providing a Tranche 3 Commitment shall thereupon become a “Tranche 3 Lender” for all purposes of this Agreement.

(h) Conditions to Effectiveness of Extensions. Notwithstanding the foregoing, the extension of the Maturity Date of any Tranche pursuant to this Section shall not be effective with respect to any Tranche 1 Lender, Tranche 2 Lender and/or Tranche 3 Lender, as applicable, unless: (i) no Default shall have occurred and be continuing on the date of such extension and after giving effect thereto; (ii) the representations and warranties contained in this Agreement that are qualified by materiality shall be true and correct on and as of the date of such extension and after giving effect thereto, and such representations and warranties that are not qualified by materiality shall be true and correct in all material respects on and as of the date of such extension and after giving effect thereto, in each case as though made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, true and correct in all material respects as of such specific date (provided, that such materiality qualifier shall not be applicable to any representation or warranty that already is qualified or modified by materiality in the text thereof) and, for purposes of this Section 2.16, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements delivered pursuant to clauses (a) and (b), respectively, of Section 6.01); and (iii) on the Relevant Anniversary Date of each Non-Extending Lender that has not been replaced as provided in Section 2.16(d), each Borrower shall prepay any Tranche 1 Committed Loans, Tranche 2 Committed Loans and/or Tranche 3 Committed Loans, as applicable, outstanding to it on such date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep such outstanding Committed Loans, as applicable, ratable with any revised Tranche 1 Applicable Percentages, Tranche 2 Applicable Percentages and/or Tranche 3 Applicable Percentages, as applicable, of the respective Lenders effective as of such date.

(i) Issuing Banks. Each Tranche 2 Issuing Bank shall be deemed to be a Tranche 2 Lender for purposes of this Section 2.16 with respect to the extension of its Tranche 2 LC Commitment.

(j) Conflicting Provisions. This Section 2.16 shall supersede any provisions in Section 2.15 or 11.01 to the contrary.

2.17 Increase in Commitments; Additional Tranches; Division of Tranches.

(a) Request for Increase. Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Parent Borrower may from time to time, (x) request an increase in the Tranche 1 Commitments, Tranche 2 Commitments and/or Tranche 3 Commitments (any such increase, a “Commitment Increase”) or (y) request an additional tranche of commitments hereunder (any such additional tranche, an “Additional Tranche”), in each case, in an aggregate amount for all such Commitment Increases and Additional Tranches not exceeding $2,000,000,000 (the “Incremental Cap”); provided, that (i) any such request for a Commitment Increase or Additional Tranche shall be in a minimum amount of $50,000,000, and (ii) the Parent Borrower may make a maximum of five such requests (it being understood that requests for an increase of the Tranche 1 Commitments, Tranche 2 Commitments and/or Tranche 3 Commitments given at the same time shall constitute a single request for an increase). In the case of a Commitment Increase, at the time of sending such notice, the Parent Borrower (in consultation with the Administrative Agent) shall specify the time period within which each applicable Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to such Lenders). In the case of an Additional Tranche, at the time of sending such notice, the Parent Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to such Lenders).

(b) Lender Elections to Increase or Commit to Additional Tranche. Each Tranche 1 Lender, in the case of any increase to the Tranche 1 Commitments, each Tranche 2 Lender, in case of any increase to the Tranche 2 Commitments and each Tranche 3 Lender, in case of any increase to the Tranche 3 Commitments, shall notify the Administrative Agent within such time period whether or not it agrees to increase its Tranche 1 Commitment, Tranche 2 Commitment and/or Tranche 3 Commitment, as the case may be, and if so, whether by an amount equal to, greater than, or less than its Tranche 1 Applicable Percentage, Tranche 2 Applicable Percentage and/or Tranche 3 Applicable Percentage, as the case may be, of such requested increase. Any such Lender not responding within such time period shall be deemed to have declined to increase its Commitment, as the case may be. Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to commit to an Additional Tranche. Any such Lender not responding within such time period shall be deemed to have declined to commit to such Additional Tranche, as the case may be.

(c) Notification by Administrative Agent: Additional Lenders. The Administrative Agent shall notify the Parent Borrower and, in the case of a Commitment Increase, each Tranche 1 Lender, Tranche 2 Lender and/or Tranche 3 Lender, as applicable, or, in the case of an Additional Tranche, each Lender, of the applicable Lenders’ responses to each request made hereunder. To achieve the full amount of a requested Commitment Increase or Additional Tranche, as applicable, and subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld), the Parent Borrower may also invite additional Eligible Assignees to become Lenders in the applicable Tranche pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and the Parent Borrower.

(d) Terms of any Additional Tranche. Each Additional Tranche (i) shall have pricing, interest rate margins, rate floors, undrawn fees, benchmarks and available currency denominations and related mechanics as determined by the Parent Borrower and the Lenders thereunder, (ii) shall have one or more borrowers as determined by the Parent Borrower, the Administrative Agent and the Lenders thereunder, (iii) shall mature no earlier than, and will require no mandatory commitment reductions or scheduled amortization prior to the latest Maturity Date of any of the Tranche 1 Facility, the Tranche 2 Facility or the Tranche 3 Facility, (iv) shall not be guaranteed by any guarantor that is not a Loan Party and (v) shall otherwise have the same terms as any of the Tranche 1 Facility, Tranche 2 Facility or Tranche 3 Facility.

(e) Increase Effective Date, Additional Tranche Effective Date and Allocations. In the case of a Commitment Increase, if the Tranche 1 Commitments, Tranche 2 Commitments and/or Tranche 3 Commitments are increased in accordance with this Section, the Administrative Agent and the Parent Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase among the applicable Lenders. The Administrative Agent shall promptly notify the Parent Borrower and the applicable Lenders of the final allocation of such increase and the Increase Effective Date. In the case of an Additional Tranche, the Administrative Agent, the Parent Borrower and each Lender in respect of such Additional Tranche shall enter into an amendment (an “Additional Tranche Amendment”) to this Agreement and the other Loan Documents to effect such amendments as may be necessary or appropriate, in the determination of the Administrative Agent, to effect the provisions of this Section 2.17 and the existence and terms of the applicable Additional Tranche, including amendments to effect any operational or administrative requirements of the Administrative Agent with respect to such Additional Tranche. The Administrative Agent and the Parent Borrower shall determine the effective date (the “Additional Tranche Effective Date”) and the final allocation of commitments in respect of such Additional Tranche among the applicable Lenders.

(f) Division of Tranches. In connection with the creation of an Additional Tranche as contemplated by this Section 2.17, the Borrower may elect to (i) reduce the Commitments of a designated existing Tranche (the “Existing Tranche”) on a pro rata basis as otherwise contemplated hereunder by an amount equal to the Commitments under such Additional Tranche and/or (ii) offer each Lender of such Existing Tranche the opportunity to provide a portion of the

Additional Tranche in exchange for a corresponding reduction in such Lender’s Commitment under such Existing Tranche, and in the case of clause (i) and (ii), the Commitments under the Additional Tranche shall not constitute a utilization of the Incremental Cap to the extent of the corresponding reduction in the Commitments under such Existing Tranche; provided that (A) in either case, each of the Additional Tranche and the remaining Existing Tranche shall have a minimum committed amount of $50,000,000 (unless the Existing Tranche is reduced to $0), (B) in the case of an offer pursuant to clause (ii) (an “Offer”), (x) each Offer shall be made to all Lenders holding Commitments in respect of such Existing Tranche on the same terms in accordance with procedures agreed between the Parent Borrower and the Administrative Agent, and (y) the commitments of the Additional Tranche, and the reduction in the Commitments of the Existing Tranche, shall be allocated to Lenders that accept the Offer (the “Consenting Lenders”) ratably in accordance with their respective Commitments under the Existing Tranche (up to the maximum amount subject to the Offer). The amendments necessary to effect the provision of this Section 2.17(f), including to reflect the reduction of Commitments of the Consenting Lenders under the Existing Tranche pursuant to an Offer, shall be implemented pursuant to an Additional Tranche Amendment.

(g) Conditions to Effectiveness of Commitment Increase and Additional Tranche. As a condition precedent to such Commitment Increase or Additional Tranche, the Parent Borrower shall deliver to the Administrative Agent a certificate dated as of the Increase Effective Date or Additional Tranche Effective Date, as applicable, signed by a Responsible Officer (i) certifying and attaching the resolutions adopted by the Parent Borrower approving or consenting to, or otherwise authorizing the amount of, such Commitment Increase or Additional Tranche and (ii) certifying that, immediately before and immediately after giving effect to such increase, (A) the representations and warranties contained in Article V that are qualified by materiality shall be true and correct on and as of the Increase Effective Date or the Additional Tranche Effective Date, as applicable, and such representations and warranties that are not qualified by materiality shall be true and correct in all material respects on and as of the Increase Effective Date or the Additional Tranche Effective Date, as applicable, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date (provided, that such materiality qualifier shall not be applicable to any representation or warranty that already is qualified or modified by materiality in the text thereof), and except that for purposes of this Section 2.17, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements delivered pursuant to clauses (a) and (b), respectively, of Section 6.01, and (B) no Default shall have occurred and be continuing on the date of such Increase Effective Date or the Additional Tranche Effective Date, as applicable, and after giving effect thereto. In the case of a Commitment Increase, the applicable Borrowers shall prepay any Committed Loans of the applicable Tranche outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding applicable Committed Loans ratable with any revised Applicable Percentages arising from any nonratable increase in the Commitments under this Section.

(h) Conflicting Provisions. This Section shall supersede any provisions in Section 2.15 or 11.01 to the contrary.

2.18 Tranche 2 Swingline Loans.

(a) Subject to the terms and conditions set forth herein, each Tranche 2 Swingline Lender severally agrees to make Tranche 2 Swingline Loans to the Parent Borrower from time to time during the Availability Period applicable to Tranche 2, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Tranche 2 Swingline Loans exceeding $600,000,000, (ii) the Tranche 2 Total Outstandings exceeding the Aggregate Tranche 2 Commitments and (iii) the sum of (x) the Tranche 2 Swingline Exposure of such Tranche 2 Swingline Lender (in its capacity as a Tranche 2 Swingline Lender and a Tranche 2 Lender), (y) the aggregate principal amount of outstanding Tranche 2 Committed Loans made by such Tranche 2 Swingline Lender (in its capacity as a Tranche 2 Lender) and (z) the Tranche 2 LC Exposure of such Tranche 2 Swingline Lender (in its capacity as a Tranche 2 Lender) exceeding such Tranche 2 Lender’s Tranche 2 Commitment then in effect; provided, that no Tranche 2 Swingline Lender shall be required to make a Tranche 2 Swingline Loan to refinance an outstanding Tranche 2 Swingline Loan. Each Tranche 2 Swingline Loan shall (unless otherwise agreed by the applicable Tranche 2 Swingline Lender) be in an amount that is a whole multiple of $1,000,000 and not less than $10,000,000. Within the foregoing limits and subject to the terms and conditions set forth herein, the Parent Borrower may borrow, prepay and reborrow Swingline Loans. Tranche 2 Swingline Loans shall be denominated in U.S. Dollars.

(b) To request a Tranche 2 Swingline Loan, the Parent Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), or pursuant to other procedures agreed to by the Administrative Agent, not later than 3:00 p.m., New York City time (or such other time as may be acceptable to the Administrative Agent and the applicable Tranche 2 Swingline Lender), on the day of a proposed Tranche 2 Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Tranche 2 Swingline Loan and the applicable Tranche 2 Swingline Lender; provided, that no Tranche 2 Swingline Lender shall be required to make a Tranche 2 Swingline Loan in excess of the amount permitted under Section 2.18. The Administrative Agent will promptly advise (and in no event later than 4:00 p.m. New York City time) the applicable Tranche 2 Swingline Lender of any such notice received from the Parent Borrower. The applicable Tranche 2 Swingline Lender shall make Tranche 2 Swingline Loans available to the Parent Borrower by means of a credit to an account designated by the Parent Borrower reasonably acceptable to the Administrative Agent (or, in the case of a Tranche 2 Swingline Loan made to finance the reimbursement of a Tranche 2 LC Disbursement as provided in Section 2.19(e), by remittance to the applicable Tranche 2 Issuing Bank) by 5:00 p.m., New York City time, on the requested date of such Tranche 2 Swingline Loan.

(c) The failure of any Tranche 2 Swingline Lender to make its portion of a Tranche 2 Swingline Loan shall not relieve any other Tranche 2 Swingline Lender of its obligation hereunder to make its portion of such Tranche 2 Swingline Loan on the date of such Tranche 2 Swingline Loan, but no Tranche 2 Swingline Lender shall be responsible for the failure of any other Tranche 2 Swingline Lender to make the portion of a Tranche 2 Swingline Loan to be made by such other Tranche 2 Swingline Lender on the date of any Tranche 2 Swingline Loan.

(d) The Tranche 2 Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Tranche 2 Lenders to acquire participations on such Business Day in all or a portion of the Tranche 2 Swingline Loans outstanding. Such notice shall specify the aggregate amount of Tranche 2 Swingline Loans in which Tranche 2 Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Tranche 2 Lender, specifying in such notice such Tranche 2 Lender’s Tranche 2 Applicable Percentage of such Tranche 2 Swingline Loan or Loans. Each Tranche 2 Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Tranche 2 Swingline Lender, such Tranche 2 Lender’s Tranche 2 Applicable Percentage of such Tranche 2 Swingline Loan or Loans. Each Tranche 2 Lender acknowledges and agrees that its obligation to acquire participations in Tranche 2 Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Tranche 2 Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Tranche 2 Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.14 with respect to Tranche 2 Loans made by such Tranche 2 Lender (and Section 2.14 shall apply, mutatis mutandis, to the payment obligations of the Tranche 2 Lenders), and the Administrative Agent shall promptly pay to the Tranche 2 Swingline Lender the amounts so received by it from the Tranche 2 Lenders. The Administrative Agent shall notify the Parent Borrower of any participations in any Tranche 2 Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Tranche 2 Swingline Loan shall be made to the Administrative Agent and not to the Tranche 2 Swingline Lender. Any amounts received by the Tranche 2 Swingline Lender from the Parent Borrower (or other party on behalf of a Tranche 2) in respect of a Tranche 2 Swingline Loan after receipt by the Tranche 2 Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent, and any such amounts so received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Tranche 2 Lenders that have made their payments pursuant to this paragraph and to the Tranche 2 Swingline Lender, as applicable; provided, that any such payment so remitted shall be repaid to the Tranche 2 Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Parent Borrower for any reason. The purchase of participations in a Tranche 2 Swingline Loan pursuant to this paragraph shall not relieve the Parent Borrower of any default in the payment thereof.

(e) The Tranche 2 Swingline Lender shall not be required to make any Tranche 2 Swingline Loan after the Maturity Date as applicable to its Tranche 2 Committed Loans, and any Tranche 2 Swingline Loans outstanding on the Maturity Date of the Tranche 2 Committed Loans of any Tranche 2 Lender shall be prepaid on such date.

(f) Replacement of the Tranche 2 Swingline Lender. Any Tranche 2 Swingline Lender may be replaced at any time by written agreement among the Parent Borrower, the Administrative Agent, the replaced Tranche 2 Swingline Lender and the successor Tranche 2 Swingline Lender or in accordance with Section 11.13. The Administrative Agent shall notify the Tranche 2 Lenders of any such replacement of the Tranche 2 Swingline Lender. At the time any such replacement shall become effective, each applicable Tranche 2 Borrower shall repay all outstanding Tranche 2 Swingline Loans in accordance with Section 2.09. From and after the effective date of any such replacement, (i) the successor Tranche 2 Swingline Lender shall have all the rights and obligations of the replaced Tranche 2 Swingline Lender under this Agreement with respect to the Tranche 2 Swingline Loans to be made thereafter and (ii) references herein to the term “Tranche 2 Swingline Lender” shall be deemed to refer to such successor or to any previous Tranche 2 Swingline Lender, or to such successor and all previous Tranche 2 Swingline Lenders, as the context shall require. After the replacement of the Tranche 2 Swingline Lender hereunder, the replaced Tranche 2 Swingline Lender shall remain a party hereto and shall continue to have all the rights and obligations of the Tranche 2 Swingline Lender under this Agreement with respect to Tranche 2 Swingline Loans made by it prior to such replacement, but shall not be required to make any new Tranche 2 Swingline Loans.

2.19 Tranche 2 Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein the Parent Borrower may request the issuance of standby letters of credit (each a “Tranche 2 Letter of Credit”) denominated in any Ratable Currency as the applicant thereof for the support of its or its Subsidiaries’ obligations, in a form reasonably acceptable to the Administrative Agent and the applicable Tranche 2 Issuing Bank, at any time and from time to time during the applicable Availability Period applicable to Tranche 2. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Parent Borrower to, or entered into by the Parent Borrower with, the applicable Tranche 2 Issuing Bank relating to any Tranche 2 Letter of Credit, the terms and conditions of this Agreement shall control. Notwithstanding Section 1.06, unless otherwise specified in such Tranche 2 Letter of Credit, all references in any Tranche 2 Letter of Credit to times of day shall be references to Local Time. No Tranche 2 Issuing Bank shall be under any obligation to issue any Tranche 2 Letter of Credit if: any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Tranche 2 Issuing Bank from issuing the Tranche 2 Letter of Credit, or any Law applicable to such Tranche 2 Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Tranche 2 Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or the Tranche 2 Letter of Credit in particular or shall impose upon such Tranche 2 Issuing Bank with respect to the Tranche 2 Letter of Credit any restriction, reserve or capital requirement (for which such Tranche 2 Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Tranche 2 Issuing Bank any loss, cost or expense which was not applicable on the Closing Date (for which such Tranche 2 Issuing Bank is not otherwise compensated hereunder) and which such Tranche 2 Issuing Bank in good faith deems material to it.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Tranche 2 Letter of Credit (or the amendment, renewal or extension of an outstanding Tranche 2 Letter of Credit), the Parent Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Tranche 2 Issuing Bank) to such Tranche 2 Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension, but in any event no less than three Business Days) a notice requesting the issuance of a Tranche 2 Letter of Credit, or identifying the Tranche 2 Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Tranche 2 Letter of Credit is to expire (which shall comply with paragraph (c) of this Section 2.19), the amount of such Tranche 2 Letter of Credit, the Ratable Currency applicable thereto, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Tranche 2 Letter of Credit. If requested by the applicable Tranche 2 Issuing Bank, the Parent Borrower shall also submit a letter of credit application on such Tranche 2 Issuing Bank’s standard form in connection with any request for a Tranche 2 Letter of Credit. A Tranche 2 Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Tranche 2 Letter of Credit the Parent Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, subject to Sections 2.07(b) and this Section 2.19, (i) the U.S. Dollar Amount of the Tranche 2 LC Exposure shall not exceed $150,000,000, (ii) the U.S. Dollar Amount of the Tranche 2 LC Exposure of any Tranche 2 Issuing Bank shall not exceed the aggregate amount of its Tranche 2 LC Commitment, and (iii) the U.S. Dollar Amount of the Tranche 2 Total Outstandings shall not exceed the Aggregate Tranche 2 Commitments.

(c) Expiration Date. Each Tranche 2 Letter of Credit shall expire (or be subject to termination by notice from the applicable Tranche 2 Issuing Bank to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Tranche 2 Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date of the Tranche 2 Committed Loans of such Tranche 2 Issuing Bank.

(d) Participations. By the issuance of a Tranche 2 Letter of Credit (or an amendment to a Tranche 2 Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Tranche 2 Issuing Bank or the Tranche 2 Lenders, such Tranche 2 Issuing Bank hereby grants to each Tranche 2 Lender, and each Tranche 2 Lender hereby acquires from such Tranche 2 Issuing Bank, a participation in such Tranche 2 Letter of Credit equal to such Tranche 2 Lender’s Tranche 2 Applicable Percentage of the aggregate amount available to be drawn under such Tranche 2 Letter of Credit. In consideration and in furtherance of the foregoing, each Tranche 2 Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Tranche 2 Issuing Bank, such Tranche 2 Lender’s Tranche 2 Applicable Percentage of each Tranche 2 LC Disbursement made by such Tranche 2 Issuing Bank and not reimbursed by the Parent Borrower on the date due as provided in paragraph (e) of this Section 2.19, or of any reimbursement payment required to be refunded to the Parent Borrower for any reason. Each Tranche 2 Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Tranche 2 Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Tranche 2 Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Tranche 2 Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If a Tranche 2 Issuing Bank shall make any Tranche 2 LC Disbursement in respect of a Tranche 2 Letter of Credit, the Parent Borrower shall reimburse such Tranche 2 LC Disbursement by paying to the Administrative Agent an amount equal to such Tranche 2 LC Disbursement in the applicable Ratable Currency not later than 12:00 noon, Local Time, on the Business Day immediately following the day that the Parent Borrower receives such notice; provided, that if such Tranche 2 LC Disbursement is denominated in U.S. Dollars and is not less than $100,000, the Parent Borrower, subject to the conditions to Borrowing set forth herein, may request in accordance with Section 2.04(b) or this Section 2.19 that such payment be financed with a Borrowing of ABR Loans or a Tranche 2 Swingline Loan in the U.S. Dollar Amount of such Tranche 2 LC Disbursement and, to the extent so financed, the Parent Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Borrowing of ABR Loans or a Tranche 2 Swingline Loan. If the Parent Borrower fails to make such payment when due, the Administrative Agent shall notify each Tranche 2 Lender of the applicable Tranche 2 LC Disbursement, the payment then due from the Parent Borrower in respect thereof and such Tranche 2 Lender’s Tranche 2 Applicable Percentage thereof. Promptly following receipt of such notice, each Tranche 2 Lender shall pay to the Administrative Agent its Tranche 2 Applicable Percentage of the payment then due from the Parent Borrower, in the same manner as provided in Section 2.02(b) with respect to Tranche 2 Loans made by such Tranche 2 Lender (and Section 2.14 shall apply, mutatis mutandis, to the payment obligations of the Tranche 2 Lenders), and the Administrative Agent shall promptly pay to the applicable Tranche 2 Issuing Bank the amounts so received by it from the Tranche 2 Lenders. Promptly following receipt by the Administrative Agent of any payment from the Parent Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Tranche 2 Issuing Bank or, to the extent that Tranche 2 Lenders have made payments pursuant to this paragraph to reimburse such Tranche 2 Issuing Bank, then to such Tranche 2 Lenders and such Tranche 2 Issuing Bank, as applicable. Any payment made by a Tranche 2 Lender pursuant to this paragraph to reimburse a Tranche 2 Issuing Bank for any Tranche 2 LC Disbursement (other than the funding of ABR Loans or a Tranche 2 Swingline Loan as contemplated above) shall not constitute a Tranche 2 Loan and shall not relieve the Parent Borrower of its obligation to reimburse such Tranche 2 LC Disbursement. If the Parent Borrower’s reimbursement of, or obligation to reimburse, any amounts in any Foreign Currency would subject a Credit Party to any stamp duty, ad valorem charge or similar tax that would not be payable if such reimbursement were made or required to be made in U.S. Dollars, the Parent Borrower shall, at its option, either (x) pay the amount of any such tax requested by such Credit Party or (y) reimburse each Tranche 2 LC Disbursement made in such Foreign Currency in U.S. Dollars, in an amount equal to the U.S. Dollar Amount of such Tranche 2 LC Disbursement on the date such Tranche 2 LC Disbursement is made.

(f) Obligations Absolute. The Borrowers’ obligations to reimburse Tranche 2 LC Disbursements as provided in paragraph (e) of this Section 2.19 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Tranche 2 Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Tranche 2 Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by a Tranche 2 Issuing Bank under a Tranche 2 Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Tranche 2 Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.19, constitute a legal or equitable discharge of, or provide a right of setoff against, the Parent Borrower’s obligations hereunder. Neither the Administrative Agent, the Tranche 2 Lenders nor any Tranche 2 Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Tranche 2 Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Tranche 2 Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Tranche 2 Issuing Bank; provided, that the foregoing shall not be construed to excuse a Tranche 2 Issuing Bank from liability to the Parent Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Parent Borrower’s to the extent permitted by applicable law) suffered by the Parent Borrower that are caused by such Tranche 2 Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Tranche 2 Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of a Tranche 2 Issuing Bank (as finally determined by a court of competent jurisdiction), such Tranche 2 Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Tranche 2 Letter of Credit, a Tranche 2 Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Tranche 2 Letter of Credit.

(g) Disbursement Procedures. A Tranche 2 Issuing Bank shall, within the time allowed by applicable Laws or the specific terms of the Tranche 2 Letter of Credit following its receipt thereof, examine all documents purporting to represent a demand for payment under such Tranche 2 Letter of Credit. Such Tranche 2 Issuing Bank shall promptly after such examination notify the Administrative Agent, the Parent Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Tranche 2 Issuing Bank has made or will make a Tranche 2 LC Disbursement thereunder; provided, that any failure to give or delay in giving such notice shall not relieve the Parent Borrower of its obligation to reimburse such Tranche 2 Issuing Bank and the Tranche 2 Lenders with respect to any such Tranche 2 LC Disbursement.

(h) Interim Interest. If a Tranche 2 Issuing Bank shall make any Tranche 2 LC Disbursement, then, unless the Parent Borrower shall reimburse such Tranche 2 LC Disbursement in full on the date such Tranche 2 LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such Tranche 1 LC Disbursement is made to but excluding the date that the Parent Borrower reimburses such Tranche 2 LC Disbursement, at the rate per annum then applicable to ABR Loans (or, if such Tranche 2 LC Disbursement is denominated in a Foreign Currency, the rate determined by the Administrative Agent in accordance with banking industry rules and conventions on interbank compensation for such Foreign Currency plus the then effective Tranche 2 Applicable Rate with respect to Term Benchmark Loans); provided, that if the Parent Borrower fails to reimburse such Tranche 2 LC Disbursement when due pursuant to paragraph (e) of this Section 2.19, then Section 2.10(b) shall apply. Interest accrued pursuant to this paragraph shall be for the account of such Tranche 2 Issuing Bank, except that interest accrued on and after the date of payment by any Tranche 2 Lender pursuant to paragraph (e) of this Section 2.19 to reimburse such Tranche 2 Issuing Bank shall be for the account of such Tranche 2 Lender to the extent of such payment.

(i) Replacement and resignation of an Issuing Bank. A Tranche 2 Issuing Bank may resign at any time by giving 30 days’ prior notice to the Administrative Agent, the Tranche 2 Lenders and the Parent Borrower, or may be replaced at any time by written agreement among the Parent Borrower, the Administrative Agent, the replaced Tranche 2 Issuing Bank and the successor Tranche 2 Issuing Bank or in accordance with Section 11.13. The Administrative Agent shall notify the Tranche 2 Lenders of any such replacement or resignation of a Tranche 2 Issuing Bank. At the time any such replacement or resignation shall become effective, the Parent Borrowers shall pay all unpaid fees accrued for the account of the replaced or resigned Tranche 2 Issuing Bank pursuant to Section 2.11(b). From and after the effective date of any such replacement or resignation, (i) the successor Tranche 2 Issuing Bank shall have all the rights and obligations of the replaced or resigned Tranche 2 Issuing Bank under this Agreement with respect to Tranche 2 Letters of Credit to be issued thereafter and (ii) references herein to the term “Tranche 2 Issuing Bank” shall be deemed to refer to such successor or to any previous Tranche 2 Issuing Bank, or to such successor and all previous Tranche 2 Issuing Banks, as the context shall require. After the replacement or resignation of a Tranche 2 Issuing Bank hereunder, the replaced or resigned Tranche 2 Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of a Tranche 2 Issuing Bank under this Agreement with respect to Tranche 2 Letters of Credit issued by it prior to such replacement or resignation, but shall not be required to issue additional Tranche 2 Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Parent Borrower receives notice from the Administrative Agent or the Tranche 2 Required Lenders (or, if the maturity of the Tranche 2 Loans has been accelerated, Tranche 2 Lenders with Tranche 2 LC Exposure representing greater than 50% of the total Tranche 2 LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Parent Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Tranche 2 Lenders, an amount in cash or provide a “back-to-back” letter of credit or alternative collateral as the Administrative Agent may approve in its sole discretion in good faith, equal to the Tranche 2 LC Exposure owing by it as of such date plus any accrued and unpaid interest thereon; provided, that the obligation of the Parent Borrower to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Parent Borrower described in Section 8.01(f). Such deposit shall be held by the Administrative Agent as collateral so long as any Tranche 2 LC Exposure exists hereunder for the payment and performance of the obligations of the Parent Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Parent Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the applicable Tranche 2 Issuing Bank for Tranche 2 LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Parent Borrower for the Tranche 2 LC Exposure at such time or, if the maturity of the Tranche 2 Loans has been accelerated (but subject to the consent of Tranche 2 Lenders with Tranche 2 LC Exposure representing greater than 50% of the total Tranche 2 LC Exposure), be applied to satisfy other obligations of the Parent Borrower under this Agreement; provided, however, that if prior to the acceleration of the maturity of the Tranche 2 Loans the Tranche 2 LC Exposure shall cease to exist, moneys in such account shall be returned to the Parent Borrower as provided below. If the Parent Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Parent Borrower within three Business Days after the earlier of (a) all Events of Default having been cured or waived or (b) the Tranche 2 LC Exposure ceasing to exist.

2.20 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.11(a);

(b) the Commitment and Outstanding Amount of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 11.01); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender directly affected thereby;

(c) with respect to any Tranche 2 Lender becoming a Defaulting Lender, if any Tranche 2 Swingline Exposure or Tranche 2 LC Exposure exists at the time such Tranche 2 Lender becomes a Defaulting Lender then:

(i) all or any part of the Tranche 2 Swingline Exposure and Tranche 2 LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Tranche 2 Lenders in accordance with their respective Tranche 2 Applicable Percentage but only to the extent that (x) the sum of all non-Defaulting Tranche 2 Lenders’ Tranche 2 Outstanding Amounts under the Tranche 2 Commitments plus such Defaulting Lender’s Tranche 2 Swingline Exposure and Tranche 2 LC Exposure, as applicable, does not exceed the total of all non-Defaulting Lenders’ Tranche 2 Commitments and (y) the conditions set forth in Section 4.02 are satisfied at such time;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Parent Borrower or the applicable Borrower shall within one Business Day following notice by the Administrative Agent, (x) first, prepay such Tranche 2 Swingline Exposure and (y) second, cash collateralize for the benefit of the Tranche 2 Issuing Banks only the obligations corresponding to such Defaulting Lender’s Tranche 2 LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.19 for so long as such Tranche 2 LC Exposure is outstanding;

(iii) if the Parent Borrower or another Borrower cash collateralizes any portion of such Defaulting Lender’s Tranche 2 LC Exposure pursuant to clause (ii) above, the Parent Borrower or such Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.11(b) with respect to such Defaulting Lender’s Tranche 2 LC Exposure during the period such Defaulting Lender’s Tranche 2 LC Exposure is cash collateralized;

(iv) if the Tranche 2 LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.11(a) and Section 2.11(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Tranche 2 Applicable Percentage;

(v) if all or any portion of such Defaulting Lender’s Tranche 2 LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Tranche 2 Issuing Bank or any other Tranche 2 Lender hereunder, all letter of credit fees payable under Section 2.11(b) with respect to such Defaulting Lender’s Tranche 2 LC Exposure shall be payable to the applicable Tranche 2 Issuing Bank until and to the extent that such Tranche 2 LC Exposure is reallocated and/or cash collateralized; and

(d) so long as such Tranche 2 Lender is a Defaulting Lender, no Tranche 2 Swingline Lender shall be required to fund any Tranche 2 Swingline Loan and no Tranche 2 Issuing Bank shall be required to issue, amend or increase any Tranche 2 Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding Tranche 2 LC Exposure will be 100% covered by the Tranche 2 Commitments of the non-Defaulting Tranche 2 Lenders and/or cash collateral will be provided by the Parent Borrower and the applicable Tranche 2 Borrower in accordance with Section 2.20, and participating interests in any newly made Tranche 2 Swingline Loan or any newly issued or increased Tranche 2 Letter of Credit shall be allocated among non-Defaulting Tranche 2 Lenders in a manner consistent with Section 2.14 (and such Defaulting Lender shall not participate therein).

In the event that the Administrative Agent and the Parent Borrower and, with respect to a Tranche 2 Lender that is a Defaulting Lender, each Tranche 2 Swingline Lender and the Tranche 2 Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Tranche 2 Swingline Exposure and Tranche 2 LC Exposure of the relevant Tranche 2 Lenders shall be readjusted to reflect the inclusion of such Lender’s Tranche 2 Commitment and on such date such Lender shall purchase at par such of the Tranche 2 Loans of the other Tranche 2 Lenders (other than Tranche 2 Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Tranche 2 Loans in accordance with its Tranche 2 Applicable Percentage.

2.21 Determination of U.S. Dollar Amounts. The Administrative Agent will determine the U.S. Dollar Amount of:

(a) each Term SOFR Loan as of the date two Business Days prior to the date of such Borrowing or, if applicable, the date of conversion or continuation of any Borrowing as a Term SOFR Loan;

(b) each Overnight Rate Loan denominated in a Foreign Currency as of the date of such Borrowing, or, if applicable, the date of conversion or continuation of any such Borrowing to a Term Benchmark Loan;

(c) the Tranche 2 LC Exposure as of the date of each request for the issuance of any Tranche 2 Letter of Credit, and as of the date of any amendment of such Tranche 2 Letter of Credit that has the effect of increasing the face amount thereof; and

(d) all outstanding Loans and the Tranche 2 LC Exposure on and as of the first Business Day of each calendar month and, during the continuation of an Event of Default, on any other Business Day elected by the Administrative Agent in its discretion or upon instruction by the Required Lenders.

Each day upon or as of which the Administrative Agent determines U.S. Dollar Amounts as described in the preceding clauses (a) through (d) is herein described as a “Computation Date” with respect to each Borrowing, Tranche 2 Letter of Credit or Tranche 2 LC Exposure for which a U.S. Dollar Amount is determined on or as of such day.

2.22 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due from any Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which the Administrative Agent could, in accordance with normal banking procedures applicable to arm’s length transactions, purchase the specified currency with such other currency at the Administrative Agent’s main New York City office on the Business Day immediately preceding that on which final, non-appealable judgment is given. The obligations of the applicable Borrower in respect of any sum due to any Credit Party hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Credit Party of any sum adjudged to be so due in such other currency such Credit Party may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Credit Party in the specified currency, the applicable Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Credit Party against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Credit Party in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 2.15, such Credit Party agrees to remit such excess to such Borrower.

ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Taxes, except as required by applicable law, provided, that if any Withholding Agent shall be required by applicable law (as determined in the good faith discretion of an applicable Withholding Agent) to deduct or withhold any Taxes from such payments, then (i) the applicable Withholding Agent shall be entitled to make such deduction or withholding, (ii) the applicable Withholding Agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law, and (iii) if such Taxes are Indemnified Taxes or Other Taxes, an additional amount shall be paid as necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made.

(b) Payment of Other Taxes by any Loan Party. Without limiting the provisions of subsection (a) above, any Loan Party, as applicable, shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by the Loan Parties. The Loan Parties shall indemnify the Administrative Agent and each Lender, within 30 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes imposed on any payments made pursuant to any Loan Document or with respect to any Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) payable by the Administrative Agent or such Lender, as the case may be, and any penalties, interest, and reasonable costs and expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Loan Parties by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) [Reserved.]

(e) Evidence of Payments. As soon as practicable after any payment of Taxes pursuant to this Section 3.01 by any Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent; provided, that nothing in this Section 3.01(e) shall require such Loan Party to make available its tax returns.

(f) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which any Loan Party is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to such Loan Party (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by such Loan Party or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by any Loan Party, or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by such Loan Party or the Administrative Agent as will enable such Loan Party or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than documentation set forth in Section 3.01(e)(i) and (iii)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Without limiting the generality of the foregoing, in the event that any Loan Party is resident for tax purposes in the United States, any Foreign Lender shall deliver to the Parent Borrower and the Administrative Agent (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Parent Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable: (A) in the case of a Foreign Lender claiming eligibility for benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, duly completed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, duly completed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty, (B) duly completed copies of IRS Form W-8ECI, (C) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not (I) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (II) a “10 percent shareholder” of any Borrower within the meaning of section 881(c)(3)(B) of the Code, or (III) a “controlled foreign corporation” related to any Borrower as described in section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) duly completed copies of IRS Form W-8BEN or W-8BEN-E, (D) to the extent a Foreign Lender is not the beneficial owner, duly completed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W 8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner. Each Lender that is a “U.S. person” as defined in Section 7701(a)(30) of the Code shall deliver to the Parent Borrower and Administrative Agent duly complete copies of IRS Form W-9. Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall promptly update such form or certification or promptly notify the Parent Borrower and the Administrative Agent in writing of its legal inability to do so.

(ii) Without limiting the generality of the foregoing, for the purposes of Australian Withholding Tax, each Tranche 3 Lender represents, at each time interest is derived, that they are a Qualifying Lender, except to the extent (1) any such representations cannot be made due solely to a Change in Law that occurs after the Lender became a party to this Agreement or (2) the Lender has notified the Australian Borrower that it is not an Australian Qualifying Lender or that it has ceased to be an Australian Qualifing Lender.

(iii) Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Parent Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Parent Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Parent Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(iv) If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Parent Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Parent Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Parent Borrower or the Administrative Agent as may be necessary for any Loan Party and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (ii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g) Treatment of Certain Refunds. If the Administrative Agent or any Lender has determined, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section, it shall promptly pay to such Loan Party, as applicable, an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Administrative Agent or such Lender, as the case maybe, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided, that such Loan Party, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to it (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Such Administrative Agent or such Lender, as the case may be, shall provide the Loan Party with a copy of any notice of assessment or other evidence reasonably available of the requirement to repay such refund received from the relevant Governmental Authority (provided that such Administrative Agent or such Lender may delete any information therein that such Administrative Agent or such Lender deems confidential or not relevant to such refund in its reasonable discretion). This subsection shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.

(h) Indemnification by Lenders. Each Lender shall severally indemnify the Administrative Agent for (i) any Taxes (but, in the case of any Indemnified Taxes or Other Taxes, only to the extent that the Loan Parties have not already indemnified the Administrative Agent for such Indemnified Taxes or Other Taxes and without limiting the obligation of the Loan Parties to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority and (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.06(d) relating to the maintenance of a Participant Register. The indemnity under this Section 3.01(h) shall be paid within 10 days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph.

(i) Indirect Tax. All amounts set out or expressed in a Loan Document to be payable by any party to the Administrative Agent or a Lender shall be deemed to be exclusive of any Indirect Tax. If any Indirect Tax is chargeable on any supply made by the Administrative Agent or a Lender to any party in connection with a Loan Document, that party shall pay to the Administrative Agent or such Lender (in addition to and at the same time as paying the consideration for that supply) an amount equal to the amount of the Indirect Tax, provided that an invoice or appropriate documentation that will allow the person making the payment or other relevant person to claim appropriate tax credits for the Indirect Tax so paid is provided before the Indirect Tax amount is required to be paid. Where a Loan Document requires any party to reimburse or indemnify the Administrative Agent or a Lender for any costs or expenses, that party shall also at the same time pay and indemnify the Administrative Agent or such Lender against all Indirect Tax incurred by the Administrative Agent or such Lender in respect of the costs or expenses to the extent that the Administrative Agent or such Lender reasonably determines that it is not entitled to credit or repayment in respect of the Indirect Tax.

3.02 Illegality. If any Lender reasonably determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund (a) Term Benchmark Loans (whether denominated in U.S. Dollars or a Foreign Currency), or (b) Overnight Rate Loans (whether denominated in U.S. Dollars or a Foreign Currency), or to determine or charge interest rates based upon the same, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, the applicable currency in the offshore interbank market, then, on notice thereof by such Lender to the Parent Borrower through the Administrative Agent, any obligation of such Lender to (x) make or continue Term Benchmark Loans or to convert ABR Loans to Term SOFR Loans, or (y) make Overnight Rate Loans, shall be suspended until such Lender notifies the Administrative Agent and the Parent Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, each Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all affected Term SOFR Loans or Overnight Rate Loans denominated in U.S. Dollars of such Lender to it to ABR Loans, and to repay all affected Term Benchmark Loans and Overnight Rate Loans in any other currency either on the last day of the Interest Period or on the applicable Interest Payment Date, as applicable, therefor, if such Lender may lawfully continue to maintain such Term Benchmark Loans or Overnight Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Term Benchmark Loans or Overnight Rate Loans. Upon any such prepayment or conversion, the Parent Borrower shall also pay accrued interest on the amount so prepaid or converted. The Parent Borrower shall have the rights in respect of any such Lender specified in Section 11.13.

3.03 Inability to Determine Rates.

(a) Subject to clauses (b), (c), (d), (e) and (f) of this Section 3.03, if:

(i) the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Term Benchmark Rate for the applicable Agreed Currency and such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the applicable Adjusted Daily Simple RFR, Daily Simple RFR or RFR for the applicable Agreed Currency; or

(ii) the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Adjusted Term SOFR Rate or the Eurocurrency Rate for the applicable Agreed Currency and such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for the applicable

Agreed Currency and such Interest Period or (B) at any time, the applicable Adjusted Daily Simple RFR for the applicable Agreed Currency will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for the applicable Agreed Currency;

then the Administrative Agent shall give notice thereof to the Borrowers and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the applicable Borrower delivers a new Committed Loan Notice in accordance with the terms of Section 2.02, Section 2.04 or Section 2.06, as applicable, (A) for Loans denominated in Dollars, any Committed Loan Notice that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing and any Committed Loan Notice that requests a Term Benchmark Revolving Borrowing shall instead be deemed to be an Committed Loan Notice for (x) an RFR Borrowing denominated in Dollars so long as the Adjusted Daily Simple RFR for Dollar Borrowings is not also the subject of Section 3.03(a)(i) or (ii) above or (y) an ABR Borrowing if the Adjusted Daily Simple RFR for Dollar Borrowings also is the subject of Section 3.03(a)(i) or (ii) above and (B) for Loans denominated in a Foreign Currency, any Committed Loan Notice that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing and any Committed Loan Notice that requests a Term Benchmark Borrowing or an RFR Borrowing, in each case, for the relevant Benchmark, shall be ineffective; provided that if the circumstances giving rise to such notice affect only one Type of Borrowing, then all other Types of Borrowings shall be permitted. Furthermore, if any Term Benchmark Loan or RFR Loan in any Agreed Currency is outstanding on the date of the Borrowers’ receipt of the notice from the Administrative Agent referred to in this Section 3.03(a) with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until (x) the Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the applicable Borrower delivers a new Committed Loan Notice in accordance with the terms of Section 2.02, Section 2.04 or Section 2.06, (A) for Loans denominated in Dollars, any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing denominated in Dollars so long as the Adjusted Daily Simple RFR for Dollar Borrowings is not also the subject of Section 3.03(a)(i) or (ii) above or (y) an ABR Loan if the Adjusted Daily Simple RFR for Dollar Borrowings also is the subject of Section 3.03(a)(i) or (ii) above, on such day, and (B) for Loans denominated in a Foreign Currency, (1) any Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Loan bear interest at the Central Bank Rate for the applicable Foreign Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Foreign Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Foreign Currency shall, at the applicable Borrower’s election prior to such day: (A) be prepaid by the applicable Borrower on such day or (B) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in any Foreign Currency shall be deemed to be a Term Benchmark Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in Dollars at such time and (2) any RFR Loan shall bear interest at the Central Bank Rate for the applicable Foreign Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Foreign Currency cannot be determined, any outstanding affected RFR Loans denominated in any Foreign Currency, at the Borrower’s election, shall either (A) be converted into ABR Loans denominated in Dollars (in an amount equal to the Equivalent Amount of such Foreign Currency) immediately or (B) be prepaid in full immediately.

(b) Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” with respect to Dollars for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” with respect to any Agreed Currency for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(c) Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d) The Administrative Agent will promptly notify the Parent Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.03, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.03.

(e) Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate or the EURIBOR Screen Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f) Upon the applicable Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, such Borrower may revoke any request for a Term Benchmark Borrowing or RFR Borrowing of, conversion to or continuation of Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, either (x) such Borrower will be deemed to have converted any request for (1) a Term Benchmark Borrowing denominated in Dollars into a request for a Borrowing of or conversion to (A) an RFR Borrowing denominated in Dollars so long as the Adjusted Daily Simple RFR for Dollar Borrowings is not the subject of a Benchmark Transition Event or (B) an ABR Borrowing if the Adjusted Daily Simple RFR for Dollar Borrowings is the subject of a Benchmark Transition Event or (y) any Term Benchmark Borrowing or RFR Borrowing denominated in a Foreign Currency shall be ineffective. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR. Furthermore, if any Term Benchmark Loan or RFR Loan in any Agreed Currency is outstanding on the date of the applicable Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until such time as a Benchmark Replacement for such Agreed Currency is implemented pursuant to this Section 3.03, (A) for Loans denominated in Dollars any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing denominated in Dollars so long as the Adjusted Daily Simple RFR for Dollar Borrowings is not the subject of a Benchmark Transition Event or (y) an ABR Loan if the Adjusted Daily Simple RFR for Dollar Borrowings is the subject of a Benchmark Transition Event, on such day and (B) for Loans denominated in a Foreign Currency, (1) any Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Loan bear interest at the Central Bank Rate for the applicable Foreign Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Foreign Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Foreign Currency shall, at the applicable Borrower’s election prior to such day: (A) be prepaid by such Borrower on such day or (B) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in any Foreign Currency shall be deemed to be a Term Benchmark Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in Dollars at such time and (2) any RFR Loan shall bear interest at the Central Bank Rate for the applicable Foreign Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Foreign Currency cannot be determined, any outstanding affected RFR Loans denominated in any Foreign Currency, at the Borrower’s election, shall either (A) be converted into ABR Loans denominated in Dollars (in an amount equal to the Equivalent Amount of such Foreign Currency) immediately or (B) be prepaid in full immediately.

(g) Unavailability of AUD Screen Rate.

(i) If the AUD Screen Rate is not available for the Interest Period of a Tranche 3 Loan, the AUD Screen Rate shall be the Interpolated Rate for a period equal in length to the Interest Period of such Loan, except where the Interest Period is less than the shortest period published for the AUD Screen Rate, in which case it will be the AUD Screen Rate for the shortest period published for the AUD Screen Rate.

(ii) If the AUD Screen Rate is not available for the currency of a Tranche 3 Loan or the Interest Period of a Tranche 3 Loan and it is not possible to calculate the Interpolated Rate, the applicable AUD Screen Rate shall be the Reference Bank Rate as of 11:00 a.m. Sydney time and for a period equal in length to the Interest Period of such Tranche 3 Loan.

(iii) If paragraph (ii) above applies but no Reference Bank Rate is available for the relevant currency and Interest Period there shall be no AUD Screen Rate for such Tranche 3 Loan and paragraph (iv) shall apply to that Loan for that Interest Period.

(iv) If this paragraph (iv) applies, the rate of interest on each Tranche 3 Lender’s share of the Tranche 3 Loan for the relevant Interest Period shall be the percentage rate per annum which is the sum of the Applicable Rate and the rate of interest notified to the Administrative Agent by the such Tranche 3 Lender to be that which expresses as a percentage rate per annum, the cost to the such Lender of funding its participation in such Tranche 3 Loan from whatever source it may reasonably select. That rate is to be notified as soon as practicable and in any event within five Business Days of the first day of that Interest Period.

(v) If paragraph (iv) applies and the Administrative Agent or the Parent Borrower so requires, the Administrative Agent and the Parent Borrower shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest.

(vi) Any alternative basis agreed pursuant to paragraph (iv) above shall, with the prior consent of all Tranche 3 Lenders and the Parent Borrower, be binding on all parties to this Agreement.

(vii) If paragraph (iv) applies, but any Tranche 3 Lender does not supply a quotation by the time specified in paragraph (iv) above, the rate of interest for that Tranche 3 Lender shall be calculated on the basis of the quotations of the remaining Lenders.

3.04 Increased Costs; Reserves on Eurocurrency Rate Loans.

(a) Increased Costs Generally. If any Change in Law shall (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)); (ii) subject the Administrative Agent or any Lender to any Tax of any kind whatsoever with respect to this Agreement or any Term Benchmark Loan or Overnight Rate Loan made by it or any Tranche 2 Letter of Credit or participation therein, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender); or (iii) impose on any Lender or any Tranche 2 Issuing Bank or any offshore interbank market applicable to any Foreign Currency any other condition, cost or expense affecting this Agreement or Term Benchmark Loans or Overnight Rate Loans made by such Lender or any Tranche 2 Letter of Credit or participation therein; and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Term Benchmark Loan (or of maintaining its obligation to make any such Loan) (or in the case of clause (ii), of making or maintaining, or maintaining its obligation to make, any Loan or any Letter of Credit) or to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Tranche 2 Letter of Credit (or of maintaining its obligation to participate in or to issue any Tranche 2 Letter of Credit) (or in the case of clause (ii) of making or maintaining, or maintaining its obligation to make, any Loan or any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender accompanied by a certificate required by subsection (c) below, the applicable Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered; provided, that any such amount or amounts shall not be duplicative of any amounts to the extent otherwise paid by such Borrower under any other provision of this Agreement. Each Borrower shall have the rights specified in Section 11.13 in respect of any Lender for whose account such Borrower makes any payment under this Section 3.04.

(b) Capital Requirements. If any Lender or Tranche 2 Issuing Bank determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Tranche 2 Letters of Credit held by, such Lender, or the Tranche 2 Letters of Credit issued by any Tranche 2 Issuing Bank, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity), then from time to time, upon request of such Lender accompanied by a certificate required by subsection (c) below, the Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section 3.04 and delivered to a Borrower shall be conclusive absent manifest error. Such Lender shall also certify that it is generally charging such costs to similarly situated customers of the applicable Lender under agreements having provisions similar to this Section 3.04 after consideration of such factors as such Lender then reasonably determines to be relevant, which determination shall be made in good faith (and not on an arbitrary or capricious basis). The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation, provided, that no Borrower shall be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender notifies such Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Reserves on Term Benchmark Loans and Overnight Rate Loans. Each applicable Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including eurocurrency funds or deposits (currently known as “eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurocurrency Rate Loan and/or Overnight Rate Loan made to it equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan; provided, that such Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, each applicable Borrower shall, within 30 days following request of such Lender (accompanied by a certificate described below), compensate such Lender for and hold such Lender harmless from any loss, cost or expense (excluding lost profits) incurred by it as a result of: (a) any continuation, conversion, payment or prepayment of any Loan made to it other than an ABR Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); (b) any failure by it (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than an ABR Loan on the date or in the amount notified by it; or (c) any assignment of a Term Benchmark Loan on a day other than the last day of the Interest Period therefor as a result of a request by it pursuant to Section 11.13. For purposes of calculating amounts payable by a Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Term Benchmark Loan made by it at the Term Benchmark Rate for such Loan by a matching deposit or other Borrowing in the offshore interbank market applicable to such Foreign Currency for a comparable amount and for a comparable period, whether or not such Term Benchmark Loan was in fact so funded. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the applicable Borrower. The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof. No Borrower shall be required to compensate a Lender pursuant to this Section for any loss, cost or expense incurred more than 180 days prior to the date that such Lender notifies such Borrower of such loss, cost and expense and of such Lender’s intention to claim compensation therefor.

3.06 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or a Borrower is required to pay (or will be required to pay) any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04 as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Each Borrower hereby agrees to pay all reasonable and documented costs and expenses incurred by any Lender in connection with any such designation or assignment within 30 days following request of such Lender.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if a Borrower is required to pay (or will be required to pay) any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Parent Borrower may replace such Lender in accordance with Section 11.13.

3.07 Survival. Each Loan Party’s obligations under this Article III shall survive the termination of this Agreement, the termination of the Commitments and repayment of all other Obligations hereunder.

3.08 Tranche 2 Issuing Bank. Each Tranche 2 Issuing Bank shall be deemed to be a Lender for purposes of this Article III.

ARTICLE IV.

CONDITIONS PRECEDENT

4.01 Conditions of Closing. The obligation of each Lender to make Loans on or after the Closing Date (if applicable) to the Parent Borrower, the Luxembourg Borrower and the Australian Borrower and of each Tranche 2 Issuing Bank to issue any Tranche 2 Letters of Credit to the Parent Borrower hereunder shall not become effective, and the Closing Date shall not occur, until the date on which each of the following conditions is satisfied:

(a) The Administrative Agent’s receipt of the following:

(i) either (i) a counterpart of this Agreement signed on behalf of each party hereto or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy or other electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement:

(ii) a Note executed by the Parent Borrower, the Luxembourg Borrower and the Australian Borrower in favor of each Lender requesting a Note at least two Business Days prior to the Closing Date;

(iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of the Parent Borrower, the Luxembourg Borrower and the Australian Borrower as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents (including, in the case of the Australian Borrower, an extract of resolutions of the board of directors or extracts of minutes of a meeting of the board of directors);

(iv) such documents and certifications as the Administrative Agent may reasonably require to evidence that the Parent Borrower, the Luxembourg Borrower and the Australian Borrower are duly organized or incorporated, and that the Parent Borrower and the Luxembourg Borrower are validly existing and in good standing in their respective jurisdictions of organization;

(v) a favorable written opinion of each of (i) Skadden, Arps, Slate Meagher & Flom LLP, counsel to the Parent Borrower, (ii) Allen & Overy SCS, counsel to the Luxembourg Borrower, (iii) NautaDutilh Avocats Luxembourg S.à r.l., Luxembourg counsel to the Administrative Agent and (iv) Allens, Australian counsel to the Administrative Agent, in each case, addressed to the Administrative Agent and each Lender and dated as of the Closing Date, covering such matters relating to the applicable Borrower, this Agreement or other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require;

(vi) a certificate signed by a Responsible Officer of the Parent Borrower (on behalf of the Parent Borrower) certifying that the conditions specified in Sections 4.02(a) and (b) have been satisfied;

(vii) with respect to the Luxembourg Borrower, a certificate signed by a manager or an authorized signatory, attaching the following documents and providing the following certifications: (i) an up-to-date copy of the (restated) articles of association (statuts (coordonnés)), (ii) a copy of the decision of the board of managers approving the terms of, and the transactions contemplated by, the Loan Documents to which it is a party and resolving that it execute, deliver and perform the Loan Documents to which it is a party, (iii) an extract (extrait) from the Luxembourg Companies Register dated as at the Closing Date, (iv) a negative certificate (certificat de non-inscription d’une décision judiciaire ou de dissolution administrative sans liquidation) from the insolvency register (Registre de l’insolvabilité) (Reginsol) held by the Luxembourg Companies Register dated as at the Closing Date, stating that no judicial decision has been registered with the Luxembourg Companies Register by application of article 13, items 4 to 12, 16 and 17 of the Luxembourg law dated 19 December 2002 relating to the register of commerce and companies, certified by an authorized signatory of Luxembourg Borrower, (iv) specimen signatures of each person authorized by the resolutions referred to in (ii) above (to the extent such person will execute any Loan Documents), (v) that each copy document relating to it attached to such certificate is correct, complete and (to the extent executed) in full force and effect and has not been amended or superseded prior to the Closing Date; and

(viii) such other assurances, certificates, documents, consents or opinions as the Administrative Agent or the Required Lenders reasonably may require.

(b) (i) The Administrative Agent and the Lenders shall have received, at least five Business Days prior to the Closing Date, all documentation and other information as is reasonably requested by the Administrative Agent or the Lenders about the Parent Borrower and required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and the Anti-Money Laundering and Counter-Terrorism Financing Act 2006 (Cth) of Australia and (ii) to the extent the Parent Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five Business Days prior to the Closing Date, any Lender that has requested Beneficial Ownership Certifications in relation to the Parent Borrower shall have received such Beneficial Ownership Certifications.

(c) The Administrative Agent shall have received all fees and other amounts due and payable by the Parent Borrower in connection with this Agreement on or prior to the Closing Date, including, to the extent invoiced at least two Business Days prior to the Closing Date, reimbursement or payment of all out of pocket expenses required to be reimbursed or paid by the Parent Borrower hereunder.

(d) The Existing Credit and Guarantee Agreement shall have been terminated and all amounts thereunder have been paid in full, in each case substantially concurrently with the Closing Date.

Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender and Tranche 2 Issuing Bank that has signed this Agreement (and each such Lender’s or Tranche 2 Issuing Bank’s Affiliates, successors and/or assigns) shall be deemed to (i) have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender and Tranche 2 Issuing Bank unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto and (ii) have waived the notice requirement for termination of the commitments under the Existing Credit and Guarantee Agreement as set forth in Section 2.04 of the Existing Credit and Guarantee Agreement.

4.02 Conditions to all Borrowings. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of any Tranche 2 Issuing Bank to issue, amend, renew or extend any Tranche 2 Letter of Credit, is subject to the satisfaction of the following conditions precedent:

(a) The representations and warranties of each Borrower contained in Article V (other than the representations and warranties contained in Sections 5.05(c), 5.06 and 5.14 for all Borrowings other than any Borrowing occurring on the Closing Date or a Designated Borrower Closing Date) that are qualified by materiality shall be true and correct on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Tranche 2 Letter of Credit, and the representations and warranties (other than the representations and warranties contained in Sections 5.05(c), 5.06 and 5.14 for all Borrowings other than any Borrowing occurring on the Closing Date or a Designated Borrower Closing Date) that are not qualified by materiality shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Tranche 2 Letter of Credit, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date (provided, that such materiality qualifier shall not be applicable to any representation or warranty that already is qualified or modified by materiality in the text thereof), and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements delivered pursuant to clauses (a) and (b), respectively, of Section 6.01.

(b) No Default shall exist, or would result from such proposed Borrowing or from the application of the proceeds thereof.

(c) The Administrative Agent shall have received a Committed Loan Notice in accordance with the requirements hereof.

Each Committed Loan Notice in respect of a Borrowing submitted by a Borrower, each issuance, amendment, renewal or extension of a Tranche 2 Letter of Credit and each Borrowing of a Tranche 2 Swingline Loan shall be deemed to be a representation and warranty that the applicable conditions specified in this Section 4.02 have been satisfied on and as of the date of the applicable Borrowing or issuance, amendment, renewal or extension of such Tranche 2 Letter of Credit.

4.03 Conditions to Initial Borrowings by each Designated Borrower. The agreement of each Lender to make a Loan on the occasion of any Borrowing, and of any Tranche 2 Issuing Bank to issue, amend, renew or extend any Tranche 2 Letter of Credit, to any Designated Borrower hereunder is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Designated Borrower Closing Date applicable to such Designated Borrower, of the following conditions precedent:

(a) The conditions set forth in Section 4.01 shall have been satisfied prior to or concurrently with the conditions set forth in this Section 4.03 (provided that the conditions set forth in Section 4.01(a) need only to have been satisfied as of the Closing Date) and the Parent Borrower shall have given the Administrative Agent (for distribution to the Lenders) at least 15 Business Days’ prior notice of such Designated Borrower Closing Date with reasonable details with respect thereto.

(b) The Administrative Agent shall have received (i) Joinder Agreement executed and delivered by the Parent Borrower, the applicable Subsidiary and the Administrative Agent, providing for such Subsidiary to become a Designated Borrower and specifying the Tranche or Tranches under which such Designated Borrower shall have the right to borrow, and (ii) a Note executed by such Designated Borrower in favor of each Lender requesting a Note at least two Business Days prior to the applicable Designated Borrower Closing Date.

(c) The Administrative Agent shall have received (i) a certificate of such Designated Borrower, dated such Designated Borrower Closing Date, substantially in the form of the certificates delivered by the Parent Borrower, the Australian Borrower and the Luxembourg Borrower on the Closing Date pursuant to Section 4.01(a)(iii), (iv), and (vii) (mutatis mutandis with appropriate insertions and attachments, including corporate or other applicable resolutions (in the case of an Australian Loan Party, an extract of resolutions of the board of directors or extracts of minutes of a meeting of the board of directors), other corporate or other applicable documents and certificates in respect of such Designated Borrower substantially equivalent to comparable documents delivered on the Closing Date and (ii) such other documents with respect to such Designated Borrower as the Administrative Agent or the Required Lenders shall reasonably request (including for any Designated Borrower incorporated in Luxembourg, a certificate signed by a manager or an authorized signatory, attaching the following documents and providing the following certifications: (i) an up-to-date copy of the (restated) articles of association (statuts (coordonnés)), (ii) a copy of the decision of the board of managers approving the terms of, and the transactions contemplated by, the Loan Documents to which it is a party and resolving that it execute deliver and perform the Loan Documents to which it is a party, (iii) an extract (extrait) from the Luxembourg Companies Register dated as at the Designated Borrower Closing Date, (iv) a negative certificate (certificat de non-inscription d’une décision judiciaire ou de dissolution administrative sans liquidation) from the insolvency register (Registre de l’insolvabilité) (Reginsol) held by the Luxembourg Companies Register dated as at the Designated Borrower Closing Date, stating that no judicial decision has been registered with the Luxembourg Companies Register by application of article 13, items 4 to 12, 16 and 17 of the Luxembourg law dated 19 December 2002 relating to the register of commerce and companies, certified by an authorized signatory of such Designated Borrower, (iv) specimen signatures of each person authorized by the resolutions referred to in (ii) above (to the extent such person will execute any Loan Documents), (v) that each copy document relating to it attached to such certificate is correct, complete and (to the extent executed) in full force and effect and has not been amended or superseded prior to the Designated Borrower Closing Date).

(d) The Administrative Agent shall have received a legal opinion from counsel to such Designated Borrower (or, where applicable and customary, counsel to the Administrative Agent) in form and substance reasonably satisfactory to the Administrative Agent as to relevant matters covered generally in the opinions previously delivered pursuant to Section 4.01(a)(v) hereof and to such other matters as are customary for initial extensions of credit to a subsidiary borrower similar to the applicable Designated Borrower.

(e) After giving effect to any actions taken as contemplated by the immediately following sentence and Section 3.01(a), no Protesting Lender (as defined below) shall be a Lender under the applicable Tranche or Tranches that such Designated Borrower will join and no Notice of Objection (as defined below) shall be outstanding. Any Lender that has determined in good faith that it would be subject in making Loans or issuing Tranche 2 Letters of Credit to such Designated Borrower to any withholding Tax or Other Taxes, any regulatory or legal limitation or restriction applicable thereto or any other material financial disadvantage arising out of or attributable to the location or jurisdiction of organization of such Designated Borrower or the nature of its activities (a “Protesting Lender”) shall so notify the Parent Borrower and the Administrative Agent in writing (such notice, the “Notice of Objection”) prior to the Designated Borrower Closing Date, and with respect to each Protesting Lender that has not withdrawn such Notice of Objection, the Parent Borrower shall, effective on or before the Designated Borrower Closing Date replace such Protesting Lender in accordance with Section 11.13.

(f) (i) The Administrative Agent and the applicable Lenders shall have received all documentation and other information reasonably requested by the applicable Lenders or the Administrative Agent with respect to such Designated Borrower under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and the Anti-Money Laundering and Counter-Terrorism Financing Act 2006 (Cth) of Australia and (ii) to the extent any such Designated Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five Business Days prior to the applicable Designated Borrower Closing Date, any applicable Lender that has requested Beneficial Ownership Certifications in relation to such Designated Borrower shall have received such Beneficial Ownership Certifications.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

Each Borrower represents and warrants to the Administrative Agent and the Lenders that:

5.01 Existence, Qualification and Power. Each Borrower (a) is duly incorporated or organized, validly existing and (to the extent such concept exists in such jurisdiction) in good standing under the Laws of the jurisdiction of its incorporation or organization and (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to execute, deliver and perform its obligations under the Loan Documents to which it is a party.

5.02 Authorization; No Contravention. The execution, delivery and performance by each Borrower of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not contravene (a) the terms of any Borrower’s Organization Documents or (b) any Law or any material contractual restriction binding on or affecting any Borrower, except, in each case referred to in clause (b), to the extent such contravention could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Borrower of this Agreement or any other Loan Document other than any reports required to be filed by the Parent Borrower with the SEC pursuant to the Exchange Act or except that in respect of Luxembourg law, the registration of the Loan Documents with the Administration de l’enregistrement, des domaines et de la TVA in Luxembourg will be required where the Loan Documents are physically attached (annexé(s)) to a public deed or to any other document subject to mandatory registration, in which case either a nominal registration duty or an ad valorem duty (of, for instance, 0.24% (zero point twenty four per cent.) of the amount of the payment obligation mentioned in the document so registered) will be payable depending on the nature of the document to be registered, and these registration duties will equally be payable in the case of voluntary registration of the Loan Documents or except where the failure to obtain such approval, consent, exemption or authorization or have such other action, notice or filing be made could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.

5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Borrower that is a party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of each Borrower that is a party thereto, enforceable against each Borrower that is a party thereto in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, arrangement, moratorium, resolutions, recovery, early intervention and other similar laws affecting creditors’ rights generally and to the application of general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

5.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present in all material respects the financial condition of the Parent Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b) The unaudited consolidated balance sheet of the Parent Borrower and its Subsidiaries dated March 31, 2023, and the related consolidated statements of income or operations, Stockholders’ Equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Parent Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c) Since December 31, 2022, except as disclosed in the Parent Borrower’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (other than any disclosures set forth in any risk factor section, in any section relating to forward-looking or safe harbor statements or in any section relating to recent developments), there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

5.06 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of any Borrower, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against the Parent Borrower or any of its Subsidiaries or against any of their properties or revenues that (i) purport to enjoin or restrain the execution or delivery of this Agreement or any other Loan Document or (ii) except as disclosed in the SEC Reports, either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

5.07 Ownership of Property. Each of the Parent Borrower and each Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title, or failures to have such interest, as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.08 Taxes. As of the Closing Date, the Parent Borrower and its Subsidiaries have paid all Taxes required to be paid and that are, in the aggregate, material to the Borrowers and their Subsidiaries, except: (a) Taxes being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are being maintained in accordance with GAAP or other applicable foreign accounting standard (in either case to the extent required thereby); or (b) to the extent that any failure to do so could not reasonably be expected to result in a Material Adverse Effect.

5.09 No Withholding Tax. As at the date of this Agreement, no Loan Parties are required to make any deduction for or on account of Tax under the regulations of Luxembourg from any payment it may make under any Loan Document.

5.10 No Stamp Duty. Under the regulations of Luxembourg, it is not necessary that the Loan Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar tax or fee be paid on or in relation to the Loan Documents or the transactions contemplated by the Loan Documents.

5.11 ERISA Compliance; Foreign Plans. Except as has not resulted or could not reasonably be expected to result in a Material Adverse Effect: (a) each Plan is in compliance with all material provisions of ERISA, the Code and other Federal or state Laws and each Foreign Plan is in compliance with its terms and with all material provisions of the Laws applicable to such Foreign Plan, (b) there are no pending or, to the knowledge of each Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan or Foreign Plan and (c) no ERISA Event or Foreign Plan Event has occurred or is reasonably expected to occur.

5.12 Margin Regulations; Investment Company Act.

(a) No part of the proceeds of any Loans will be used by any Borrower for any purpose that violates the provisions of Regulations T, U and X of the FRB.

(b) No Borrower is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.13 Disclosure. No report, financial statement, certificate or other written information furnished by or on behalf of any Borrower to the Administrative Agent or any Lender prior to the Closing Date in connection with the transactions contemplated hereby and the negotiation of this Agreement (in each case, as modified or supplemented by other information so furnished or by the SEC Reports) contains any material misstatement of fact, and no such document, when considered collectively with all other such documents and the SEC Reports, omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided, that with respect to projected financial information, each Borrower represents only that such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time furnished by such Borrower to the Administrative Agent or such Lender (it being understood that any such projected financial information is subject to significant uncertainties and contingencies, that no assurance can be given that any particular projection will be realized and that actual results during the period or periods covered by any such projected financial information may differ materially from the projected results).

5.14 Intellectual Property; Cybersecurity. The Parent Borrower and its Subsidiaries own or possess the right to use (through express agreement or implied right), all of the trademarks, service marks, trade names, copyrights, patents, patent rights, industrial designs, franchises, licenses, domain names, trade secrets, know-how and other intellectual property rights (collectively, “IP Rights”) that are required for or used in the operation of their respective businesses, without conflict with the IP Rights of any other Person, except (a) as specified in the SEC Reports or (b) where the failure to own or possess the right to use any such IP Right or where any such conflict would not reasonably be expected to have a Material Adverse Effect. To the Actual Knowledge of each Borrower, no slogan, trademark, service mark, trade name or practice now employed, or now contemplated to be employed by such Borrower, nor the conduct of its businesses, infringes upon any IP Rights held by any other Person, except (i) as specified in the SEC Reports or (ii) where such infringement would not reasonably be expected to have a Material Adverse Effect. Except as specified in the SEC Reports, no written claim or litigation regarding any of the foregoing in this Section 5.14 is pending or, to the knowledge of each Borrower, threatened in writing, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Except as would not be reasonably be expected to have a Material Adverse Effect, (x) each Borrower has taken commercially reasonable actions to protect and maintain the security and continuous operation of its material software and information technology systems and assets (and the data stored therein) and (y) there have been no breaches or violations of, or unauthorized accesses to, same, other than such incidents that were resolved without material cost, liability or the duty to notify any Person.

5.15 Anti-Corruption Laws and Sanctions. Each Borrower has implemented and maintains in effect policies and procedures reasonably designed to promote compliance by such Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and such Borrower, its Subsidiaries and their respective directors and officers and, to the knowledge of such Borrower, its employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) any Borrower or Subsidiary or, to the knowledge of such Borrower, any of their respective directors, officers or employees, or (b) to the knowledge of any Borrower, any agent of such Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Tranche 2 Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will directly or, to the knowledge of the Parent Borrower or any Designated Borrower, indirectly, violate any Anti-Corruption Law or applicable Sanctions.

5.16 Domiciliation. With respect to the Luxembourg Borrower, that it complies in all material respects with all requirements of the Luxembourg law of 31 May 1999 on the domiciliation of companies, as amended, and all related regulations, to the extent applicable.

5.17 Central Administration. With respect to the Luxembourg Borrower, that it has its registered office and its central administration (administration centrale) in Luxembourg and complies in all material respects with all requirements in that respect of the Banking Act 1993 and the relevant CSSF circulars and regulations.

5.18 PATRIOT Act. To the extent applicable, each Borrower, to its knowledge, is in compliance in all material respects with the PATRIOT Act and the Anti-Money Laundering and Counter-Terrorism Financing Act 2006 (Cth) of Australia, and each Borrower has provided to the Administrative Agent or any Lender all information related to each Loan Party (including but not limited to names, addresses and tax identification numbers (if applicable)) reasonably requested in writing by the Administrative Agent or such Lender, as applicable, pursuant to the Beneficial Ownership Regulation and the Anti-Money Laundering and Counter-Terrorism Financing Act 2006 (Cth) of Australia.

ARTICLE VI.

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than inchoate indemnity obligations) hereunder shall remain unpaid or unsatisfied, any Tranche 2 Letter of Credit remains outstanding or any Tranche 2 LC Disbursement shall not have been reimbursed (with respect to Luxembourg Borrower, each time subject to the relevant provisions of the Banking Act of 1993 and relevant CSSF administrative practice):

6.01 Financial Statements. The Parent Borrower shall deliver to the Administrative Agent (for distribution to each Lender):

(a) within 90 days after the end of each fiscal year of the Parent Borrower, a consolidated balance sheet of the Parent Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, Stockholders’ Equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP; audited and accompanied by a report and opinion of Pricewaterhouse Coopers LLP or other independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any, qualification or exception as to the scope of such audit (other than any qualification or exception related to (i) an upcoming maturity date in respect of any Indebtedness or (ii) any potential inability to satisfy any financial maintenance covenant on a future date in a future period); and

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Parent Borrower, a consolidated balance sheet of the Parent Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, Stockholders’ Equity and cash flows for such fiscal quarter and for the portion of the Parent Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by the chief executive officer, chief financial officer, treasurer, chief accounting officer or controller of the Parent Borrower as fairly presenting in all material respects the financial condition, results of operations, Stockholders’ Equity and cash flows of the Parent Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

6.02 Certificates; Other Information. The Parent Borrower shall deliver to the Administrative Agent (for distribution to each Lender):

(a) within the applicable times delivery of the financial statements referred to in Sections 6.01(a) and (b) is required, a duly completed Compliance Certificate signed by the chief executive officer, chief accounting officer, chief financial officer, treasurer or controller of the Parent Borrower;

(b) promptly, such additional information regarding the beneficial ownership or the business, financial or corporate affairs of any Borrower (including any Designated Borrower), or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender (through the Administrative Agent) may from time to time reasonably request in connection with this Agreement; and

(c) promptly after Moody’s, S&P or Fitch shall have announced a change in the Index Debt Rating, or if any such rating agency shall cease to have an Index Debt Rating, written notice of such rating change or cessation.

Notwithstanding the foregoing, the information required to be delivered pursuant to Section 6.01(a) or (b) shall be deemed to have been delivered on the date on which such information has been posted on the Internet at www.sec.gov or such other website previously notified by the Parent Borrower to the Administrative Agent to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).

6.03 Notices. Promptly after the Parent Borrower’s obtaining Actual Knowledge thereof, the Parent Borrower shall notify the Administrative Agent:

(a) of the occurrence of any Default;

(b) of any matter, including litigation, that has resulted or could reasonably be expected to result in a Material Adverse Effect; and

(c) of the occurrence of any ERISA Event or Foreign Plan Event that, when taken together with all other ERISA Events or Foreign Plan Events that have occurred or are reasonably expected to occur, has resulted in or could reasonably be expected to result in a Material Adverse Effect.

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Parent Borrower (on behalf of the Parent Borrower) setting forth details of the occurrence referred to therein and stating what action the Parent Borrower has taken and proposes to take with respect thereto.

6.04 Payment of Taxes. Except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, the Parent Borrower shall, and shall cause each of its Subsidiaries to, pay and discharge as the same shall become due and payable, all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets that collectively are material to the Parent Borrower and its Subsidiaries, taken as a whole, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP or other applicable foreign accounting standard (in either case to the extent required thereby) are being maintained by the Parent Borrower or such Subsidiary.

6.05 Preservation of Existence, Etc. The Parent Borrower shall, and shall cause each of its Significant Subsidiaries to, (i) preserve, renew and maintain in full force and effect its legal existence, except in a transaction permitted by Section 7.02, and except (other than with respect to the maintenance of the existence of each Designated Borrower) that no Subsidiary shall be required to preserve, renew and maintain its legal existence, if the Parent Borrower or such Subsidiary shall determine that the loss thereof could not be reasonably expected to have a Material Adverse Effect; (ii) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (iii) take all reasonable action to maintain the United States registrations (to the extent permitted under applicable law) of all of its registered and validly issued IP Rights, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution, or any of the other transactions permitted under Section 7.02.

6.06 Maintenance of Properties. The Parent Borrower shall, and shall cause each of its Subsidiaries to, maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.07 Maintenance of Insurance. Except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, the Parent Borrower shall (a) maintain with financially sound and reputable insurance companies insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar businesses, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons, and/or (b) retain risk through a self insurance mechanism or by agreement with an Affiliate or externally regulated vehicle for funding loss normally provided through insurance coverage carried by companies engaged in the same or similar businesses and owning similar properties.

6.08 Compliance with Laws. The Parent Borrower shall, and shall cause each of its Subsidiaries to, (a) comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (ii) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect and (b) maintain in effect and enforce policies and procedures reasonably designed to promote compliance by the Parent Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions in all material respects.

6.09 Books and Records. The Parent Borrower shall, and shall cause each of its Significant Subsidiaries to, maintain proper books of record and account that permit the preparation of consolidated financial statements of the Parent Borrower materially in accordance with GAAP.

6.10 Use of Proceeds. The Borrowers shall use the proceeds of the Borrowings for working capital, capital expenditures, Acquisitions and other purposes not in contravention of any Loan Document.

6.11 Ownership of Designated Borrowers. The Parent Borrower shall own, directly or indirectly, all of the capital stock or other equity interests (other than (a) directors’ qualifying shares and (b) nominal shares issued to foreign nationals to the extent required by applicable Requirements of Law) of each Designated Borrower.

ARTICLE VII.

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than inchoate indemnity obligations) hereunder shall remain unpaid or unsatisfied, any Tranche 2 Letter of Credit remains outstanding or any Tranche 2 LC Disbursement shall not have been reimbursed:

7.01 Liens. The Parent Borrower shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the date hereof and listed on Schedule 7.01 hereto and any replacements, renewals or extensions thereof; provided, that (i) the property covered thereby is not changed, and other than with respect to improvements and accessions to the subject assets and proceeds and products thereof, and (ii) the amount of the obligations secured or benefited thereby is not increased at the time of such replacement, renewal or extension except by an amount equal to a premium or other prepayment penalties and accrued interest paid, and fees and expenses incurred, in connection with such replacement, renewal or extension;

(c) Liens for taxes, fees, assessments or other governmental charges, levies or claims not yet due or which are not delinquent beyond any period of grace or remain payable without penalty or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP or other applicable foreign accounting standard (in either case to the extent required thereby);

(d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s, supplier’s or other like Liens arising in the ordinary course of business;

(e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA (other than Liens for amounts required to be remitted but not yet due);

(f) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory or regulatory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h) Liens securing capital leases, finance leases, purchase money obligations and other obligations (other than obligations in respect of Sale Lease-Back Transactions), the proceeds of which are used to acquire or construct fixed or capital assets or improvements with respect thereto or any refinancings, refundings, renewals, amendments or extensions thereof; provided, that the amount of such obligations is not increased at the time of such refinancing, refunding, renewal, amendment or extension except by an amount equal to a premium or other prepayment penalty and accrued interest paid, and fees and expenses incurred, in connection with such refinancing, refunding, renewal, amendment or extension, and provided further that such Liens do not at any time encumber any property other than the property financed thereby, other than with respect to improvements and accessions to the subject assets and proceeds and products thereof;

(i) Liens existing on any real property or other assets prior to the acquisition thereof by the Parent Borrower or any Subsidiary existing on any such property or asset of any Person that becomes a Subsidiary, provided that (i) such Lien is not created solely in contemplation of such acquisition or such Person becoming a Subsidiary, as the case may be; (ii) such Lien shall not apply to any other property or assets of the Parent Borrower or any other Subsidiary other than improvements and accessions to the subject assets and proceeds and products thereof; and (iii) any such Lien does not by its terms secure any Indebtedness other than Indebtedness existing immediately prior to the time of such acquisition or such Person becoming a Subsidiary, as the case may be; and any replacements, renewals or extensions thereof, provided, that (A) the property covered thereby is not changed, other than with respect to improvements and accessions to the subject assets and proceeds thereof, and (B) the amount of the obligations secured or benefited thereby is not increased at the time of such replacement, renewal or extension except by an amount equal to a premium or other prepayment penalty and accrued interest paid, and fees and expenses incurred, in connection with such replacement, renewal or extension;

(j) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(g);

(k) Liens arising by virtue of any contractual, statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts, other funds maintained with a creditor depository institution, or investment or securities accounts; provided, that (i) such account is not a dedicated cash collateral account, and (ii) such account is not intended by the Parent Borrower or any of its Subsidiaries to provide collateral to the depository institution with respect to otherwise unrelated obligations of the Parent Borrower or any such Subsidiary to such depository institution;

(l) Liens arising under repurchase agreements, reverse repurchase agreements, securities lending and borrowing agreements and similar transactions;

(m) (i) Liens arising under master netting agreements and other Swap Contracts to hedge exposure to currency and interest rate risks entered into in the ordinary course of business and not for speculative purposes and (ii) Liens securing obligations in respect of cash pooling and notional pooling arrangements and overdraft facilities in the ordinary course of business;

(n) Liens arising from precautionary filings in respect of (i) operating leases and (ii) credit and cash management programs between third parties and customers of the Parent Borrower or customers of any Subsidiary of the Parent Borrower under which the Parent Borrower or such Subsidiary does not have any Indebtedness;

(o) Liens arising from leases, licenses, subleases or sublicenses, in each case, granted to others in the ordinary course of business which (i) would not reasonably be expected to have a Material Adverse Effect and (ii) do not secure any Indebtedness;

(p) any interest or title of a lessor in the property (and the proceeds, accession or products thereof) subject to any operating lease, and Liens arising from Uniform Commercial Code financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to true leases or leases permitted hereunder;

(q) Liens to secure intercompany Indebtedness among the Parent Borrower and its Subsidiaries and between Subsidiaries of the Parent Borrower, in each case in the ordinary course of business;

(r) Liens arising in connection with any Securitization; provided, that such Liens do not encumber any assets other than the receivables or other assets being financed, the property securing or otherwise relating to such receivables or other assets, and the proceeds thereof;

(s) Liens solely on deposits, advances, contractual payments, including implementation allowances or escrows to or with landlords, customers or clients or in connection with insurance arrangement in the ordinary course of business;

(t) Liens encumbering property or assets under construction (and proceeds or products thereof) arising from progress or partial payments by a customer of the Parent Borrower or its Subsidiaries relating to such property or assets;

(u) Liens arising in connection with any Sale Lease-Back Transaction;

(v) other Liens to secure Indebtedness or other obligations (together with Liens arising in connection with any Sale Lease-Back Transaction permitted by Section 7.01(u)); provided, that at the time of the creation, incurrence or assumption of such Indebtedness or other obligation secured by such Liens the aggregate outstanding principal amount of the Indebtedness and other obligations secured by such Liens permitted by this subsection (v) together with the outstanding principal amount of the Indebtedness incurred in reliance on Section 7.04(l) shall not at such time exceed an amount equal to the greater of (x) $1,000,000,000 and (y) 15% of Consolidated Net Tangible Assets of the Parent Borrower; and

(w) Liens (x) on advances of cash or cash equivalents in favor of the seller of any property to be acquired in an Acquisition or other investment to be applied against the purchase price and (y) on any cash earnest money deposits, escrow arrangements or similar arrangements made by the Parent Borrower or any Subsidiary in connection with any letter of intent or purchase agreement for an Acquisition or other transaction permitted hereunder.

7.02 Fundamental Changes. The Parent Borrower and each Designated Borrower shall not: merge, amalgamate, dissolve, liquidate or consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of the assets of the Parent Borrower and its Subsidiaries (whether now owned or hereafter acquired), taken as a whole, to any Person (other than the Parent Borrower or any of its Subsidiaries); provided, however, that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing, (a) any Person may merge or amalgamate with or into or consolidate with the Parent Borrower or a Designated Borrower, if (i) any of the Parent Borrower or a Designated Borrower is the surviving Person or (ii) the Parent Borrower or the applicable Designated Borrower, as the case may be, is not the surviving Person, (x) all Obligations of the Parent Borrower, or the applicable Designated Borrower, as the case may be, shall have been assumed by the surviving Person by operation of Law or through assumption documents satisfactory to the Administrative Agent, (y) in the case of a U.S. Borrower the surviving Person shall be organized under the laws of any jurisdiction within the United States and (z) the Parent Borrower or the applicable Designated Borrower, as the case may be, provide any documentation and other information about the surviving Person at least three Business Days prior to the consummation of such merger, amalgamation or consolidation as shall have been reasonably requested in writing by any Lender through the Administrative Agent that such Lender shall have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Anti-Money Laundering and Counter-Terrorism Financing Act 2006 (Cth) of Australia, and (b) the Parent Borrower or a Designated Borrower may (i) merge into any of its Subsidiaries for the purpose of effecting a change in its state of incorporation (to a state within the United States in the case of a U.S. Borrower) (if all Obligations shall have been assumed by such Subsidiary by operation of Law or through assumption documents satisfactory to the Administrative Agent), and (ii) reincorporate in any other jurisdiction in the United States, but must in each case promptly notify the Administrative Agent thereof.

7.03 Use of Proceeds.

(a) The Parent Borrower or any Designated Borrower shall not use the proceeds of any Borrowing, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose, in each case in violation of, or for a purpose which violates, or would be inconsistent with, Regulation T, U or X of the FRB.

(b) The Parent Borrower or any Designated Borrower will not request any Borrowing or Tranche 2 Letter of Credit, and the Parent Borrower or any Designated Borrower shall not use, directly or, to its knowledge, indirectly, the proceeds of any Borrowing or Tranche 2 Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person by the Parent Borrower or any Designated Borrower in violation of any Anti-Corruption Laws or (ii) for the purpose of directly or, to its knowledge, indirectly, funding, financing or facilitating any activities, business or transaction by the Parent Borrower or any Designated Borrower with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, businesses or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States, the United Kingdom, Australia or in a European Union member state.

7.04 Subsidiary Indebtedness. The Parent Borrower shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness of the Loan Parties under the Loan Documents;

(b) Indebtedness existing on the date hereof and listed on Schedule 7.04 hereto, and any extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof (except to the extent otherwise permitted hereby);

(c) Indebtedness of any Subsidiary to any other Subsidiary or to the Parent Borrower;

(d) Guarantees by a Subsidiary in respect of any Indebtedness otherwise permitted hereunder;

(e) Indebtedness incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including finance lease obligations, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (except to the extent otherwise permitted hereby);

(f) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds incurred in the ordinary course of business;

(g) obligations in respect of performance, bid, appeal and surety bonds and completion guarantees and similar obligations provided by any Subsidiary in the ordinary course of business;

(h) any bankers’ acceptance, bank guarantees, letter of credit, warehouse receipt or similar facilities entered into in the ordinary course of business (including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other obligations with respect to reimbursement type obligations regarding workers compensation claims), but not in respect of Indebtedness;

(i) Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections and similar arrangements incurred in the ordinary course of business;

(j) Indebtedness incurred to finance Acquisitions, provided that the aggregate principal amount of such Indebtedness outstanding at any time shall not exceed $750,000,000;

(k) Indebtedness representing deferred compensation to employees incurred in the ordinary course of business;

(l) other Indebtedness, provided that the aggregate outstanding principal amount of Indebtedness incurred in reliance on this clause (l), together with the outstanding principal amount of Indebtedness and other obligations secured by Liens incurred in reliance on Section 7.01(v), shall not, at the time of incurrence of such Indebtedness under this clause (l), exceed an amount equal to the greater of (i) $1,000,000,000 and (ii) 15% of the Consolidated Net Tangible Assets of the Parent Borrower;

(m) obligations (contingent or otherwise) of any Subsidiary existing or arising under any Swap Contract, provided that such obligations are (or were) entered into by such Subsidiary in the ordinary course of business and not for speculative purposes;

(n) Indebtedness of any Person that becomes a Subsidiary after the date hereof; provided that such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and is not secured by any Liens other than Liens permitted under Section 7.01 hereof;

(o) Indebtedness incurred in connection with a securitization transaction (a “Securitization Financing”); provided that any Lien securing such Indebtedness does not at any time encumber assets other than the receivables or other assets being financed by such Indebtedness, and any unsecured Guarantee by any Subsidiary of the obligations of the Securitization Subsidiary under a Securitization Financing;

(p) Indebtedness in respect of short-term working capital facilities in an aggregate principal amount not to exceed $250,000,000 at any time outstanding; and

(q) Indebtedness incurred by Paidy, Inc. and its Subsidiaries in an aggregate principal amount not to exceed $750,000,000 at any time outstanding.

7.05 Financial Covenant. The Parent Borrower shall not permit its Consolidated Leverage Ratio, as determined as of the end of any fiscal quarter of the Parent Borrower, to exceed 4.00 to 1.00. Notwithstanding the foregoing (i) at the election of the Parent Borrower (the notice of which election shall be given to the Administrative Agent within 30 days after consummating the relevant Qualified Acquisition), the level set forth above shall be increased to 4.50 to 1.00 in connection with a Qualified Acquisition for four consecutive fiscal quarters (and no other fiscal quarters), starting with the fiscal quarter in which such Qualified Acquisition is consummated (a “Qualified Acquisition Election”); (ii) the Parent Borrower may make a Qualified Acquisition Election no more than twice during the life of this Agreement; and (iii) upon the return to a maximum Consolidated Leverage Ratio of 4.00 to 1.00 after any Qualified Acquisition Election, such level must be maintained for at least two fiscal quarters before the Parent Borrower may elect to increase such level for a subsequent time pursuant to any subsequent Qualified Acquisition Election; provided, that the Parent Borrower may, at any time prior to the immediately succeeding fiscal quarter end, elect to reduce its maximum Consolidated Leverage Ratio to 4.00 to 1.00 for such fiscal quarter end and each fiscal quarter end thereafter by delivering an irrevocable written notice of such election to the Administrative Agent; thereafter, the Parent Borrower may elect to increase the maximum Consolidated Leverage Ratio on the terms set forth in this Section 7.05 in connection with a Qualified Acquisition after its Consolidated Leverage Ratio remains below 4.00 to 1.00 for two consecutive fiscal quarters.

ARTICLE VIII.

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. Any Borrower fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any reimbursement obligation in respect of any Tranche 2 LC Disbursement, or (ii) within five Business Days after the same becomes due, any interest on any Loan, or any fee due hereunder, or any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. Any Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.03(a) or 6.05(i) (solely with respect to the Parent Borrower’s existence or the existence of any other Borrower to which Loans or reimbursement obligations in respect of Tranche 2 Letters of Credit are outstanding), or Article VII (other than Section 7.03(b)); or

(c) Other Defaults. Any Borrower fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the receipt by such Borrower of notice from the Administrative Agent thereof; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Borrower herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect in any material respect when made or deemed made; or

(e) Cross-Default. (i) The Parent Borrower or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount (“Specified Indebtedness”), after giving effect to any applicable grace period, if any, specified in the agreement or instrument relating to such Specified Indebtedness, or (B) fails to observe or perform any other agreement or condition relating to any Specified Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, after giving effect to any applicable grace period, if any, specified in the agreement or instrument relating to such Specified Indebtedness, the effect of which default is to cause, or to permit the holder or holders of such Specified Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, such Specified Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Specified Indebtedness to be made, prior to its stated maturity; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Parent Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) and the Swap Termination Value owed by the Parent Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount, or (B) any Termination Event (as so defined) under such Swap Contract as to which the Parent Borrower or any Subsidiary is an Affected Party (as so defined) and (I) the Swap Termination Value owed by the Parent Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount, and (II) the Parent Borrower or such Subsidiary shall fail to make payment thereof within the later to occur of five Business Days after the due date thereof and the expiration of any grace periods in such Swap Contract applicable to such payment obligation; or

(f) Inability to Pay Debts; Insolvency Proceedings, Etc. The Parent Borrower or any Significant Subsidiary becomes unable, or is presumed or deemed to be unable, or admits in writing its inability or fails generally to pay its debts as they become due and payable; or the Parent Borrower or any of its Significant Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or Parent Borrower or any Significant Subsidiary applies for or consents to the appointment of any receiver, judicial manager, trustee, custodian, conservator, liquidator, rehabilitator or similar officer (including an administrator, administrator receiver or an Australian Controller) for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, provisional or interim liquidator, rehabilitator or similar officer (including an administrator, administrator receiver or an Australian Controller) is appointed without the application or consent of the Parent Borrower or such Significant Subsidiary and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to the Parent Borrower or such Significant Subsidiary or to all or any material part of its property is instituted without the consent of the Parent Borrower or such Significant Subsidiary and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g) Judgments. There is entered against the Parent Borrower or any Significant Subsidiary one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount (to the extent not paid or covered by independent third-party insurance as to which the insurer does not dispute coverage) and the same shall remain undischarged for a period of 60 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(h) ERISA. An ERISA Event or Foreign Plan Event shall have occurred that, when taken together with all other ERISA Events or Foreign Plan Events that have occurred, has resulted in liability of any Borrower in an aggregate amount in excess of the Threshold Amount; or

(i) Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Borrower or any of its Subsidiaries contests in any manner the validity or enforceability of any Loan Document; or any Borrower denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document (other than in accordance with Section 11.18 hereof); or

(j) Change of Control. There occurs any Change of Control;

(k) Guarantee. The guarantee contained in Article X shall cease, for any reason, to be in full force and effect or the Parent Borrower shall so assert (other than (x) as a result of the satisfaction in full of all Obligations or (y) in accordance with the terms hereof); or

8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the Commitment of each Lender to make Loans to be terminated, whereupon such Commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Borrower; or

(c) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Administrative Agent or any Lender.

8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and reimbursement obligations in respect of Tranche 2 Letters of Credit (including to cash collateralize outstanding Tranche 2 Letters of Credit), ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the applicable Borrower or Borrowers or as otherwise required by Law.

ARTICLE IX.

ADMINISTRATIVE AGENT

9.01 Appointment and Authority. Each of the Lenders and each Tranche 2 Issuing Bank hereby irrevocably appoints JPMorgan Chase Bank, N.A. to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article (other than Section 9.06) are solely for the benefit of the Administrative Agent and the Lenders, and the Parent Borrower shall not have rights as a third-party beneficiary of any of such provisions.

9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Parent Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent: (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing; (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided, that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and (c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Parent Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it (i)

with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.02 and 11.01) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Parent Borrower or a Lender. The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (A) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (B) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (D) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page) or (E) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Parent Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.06 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, each Tranche 2 Issuing Bank and the Parent Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Parent Borrower (not to be unreasonably withheld) unless an Event of Default under Section 8.01(a) or Section 8.01(f) shall have occurred and be continuing, to appoint a successor, which shall be a Lender with an office in the United States, or an Affiliate of any such Lender with an office in the United States. Such successor Administrative Agent shall deliver to the Parent Borrower duly completed IRS Form W-8, W-9, or other applicable IRS forms. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 45 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and each Tranche 2 Issuing Bank, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Parent Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 9.06). The fees payable by the Parent Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Parent Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

9.07 Non-Reliance on Administrative Agent, the Arrangers and Other Lenders.

(a) Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the Arrangers, or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Arrangers or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document.

(b) (i) Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 9.07(b) shall be conclusive, absent manifest error.

(ii) Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(iii) The Parent Borrower and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous

Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrowers or any other Loan Party, except, in each case, to the extent such erroneous Payment is, and solely with respect to the amount of such erroneous Payment that is, comprised of funds received by the Administrative Agent from any Borrower for the purpose of satisfying such Obligations.

Each party’s obligations under this Section 9.07(b) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Arrangers, Syndication Agents or Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement, a Tranche 2 Issuing Bank, or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender.

9.09 Posting of Communications.

(a) Each Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders and the Tranche 2 Issuing Banks by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b) Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, each of the Tranche 2 Issuing Banks and each of the Borrowers acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, each of the Tranche 2 Issuing Banks and the Parent Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(c) THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL ANY PARTY HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ANY TRANCHE 2 ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Tranche 2 Issuing Bank by means of electronic communications pursuant to this Section, including through an Approved Electronic Platform.

(d) Each Lender and each Tranche 2 Issuing Bank agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender and Tranche 2 Issuing Bank agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or Issuing Bank’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(e) Each of the Lenders, each Tranche 2 Issuing Bank and the Parent Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(f) Nothing herein shall prejudice the right of the Administrative Agent, any Lender or any Tranche 2 Issuing Bank to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

9.10 ERISA Matters. (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and not, for the avoidance of doubt, to or for the benefit of any Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Tranche 2 Letters of Credit, the Commitments, or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Tranche 2 Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Tranche 2 Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Tranche 2 Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Tranche 2 Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent, and not, for the avoidance of doubt, to or for the benefit of any Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Tranche 2 Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

ARTICLE X.

GUARANTY

10.01 Guarantee. In order to induce the Administrative Agent and the Lenders to execute and deliver this Agreement and to make or maintain the Loans, and in consideration thereof, the Guarantor hereby unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, to the Administrative Agent, for the ratable benefit of the Lenders, the prompt and complete payment and performance by the Designated Borrowers when due (whether at stated maturity, by acceleration or otherwise) of the Obligations, and the Guarantor further agrees to pay any and all reasonable expenses (including, without limitation, all reasonable fees, charges and disbursements of counsel) which may be paid or incurred by the Administrative Agent or by the Lenders in enforcing, or obtaining advice of counsel in respect of, any of their rights under the guarantee contained in this Article X. The Guarantor undertakes to the Administrative Agent, for the ratable benefit of the Lenders that if an Ipso Facto Event has occurred, then immediately on demand by the Administrative Agent with the consent of, or at the request of, the Required Lenders (provided that the Administrative Agent may only make such a demand under this Section if it could, but for the Ipso Facto Event, have made that demand against the relevant Designated Borrower pursuant to Section 8.02 (Remedies Upon Event of Default) the Guarantor shall pay all Loans, accrued interest and other amounts referred to in Section 8.02 as if it were the principal obligor. The guarantee contained in this Article X, subject to Section 10.05, shall remain in full force and effect until the Obligations are paid in full and the Commitments are terminated, notwithstanding that from time to time prior thereto such Designated Borrower may be free from any Obligations. For the avoidance of doubt and without any implication to the contrary, the guarantee by the Guarantor and all waivers, acknowledgments and agreement by the Guarantor contained in this Article X shall be limited solely to the Obligations of the Designated Borrowers.

The Guarantor agrees that whenever, at any time, or from time to time, it shall make any payment to the Administrative Agent or any Lender on account of its liability under this Article X, it will notify the Administrative Agent and such Lender in writing that such payment is made under the guarantee contained in this Article X for such purpose. No payment or payments made by any Designated Borrower or any other Person or received or collected by the Administrative Agent or any Lender from any Designated Borrower or any other Person by virtue of any action or proceeding or any setoff or appropriation or application, at any time or from time to time, in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of the Guarantor under this Article X which, notwithstanding any such payment or payments, shall remain liable for the unpaid and outstanding Obligations until, subject to Section 10.05, the Obligations are paid in full and the Commitments are terminated.

“Ipso Facto Event” means a Designated Borrower is the subject of:

(a) an announcement, application, compromise, arrangement, managing controller, or administration as described in section 415D(1), 434J(1) or 451E(1) of the Australian Corporations Act; or

(b) any process which under any law with a similar purpose may give rise to a stay on, or prevention of, the exercise of contractual rights.

10.02 No Subrogation. Notwithstanding any payment made by the Guarantor pursuant to this Article X or any set-off or application of funds of the Guarantor by the Administrative Agent or any Lender in connection with the guarantee contained in this Article X, the Guarantor shall not be entitled to be subrogated to any of the rights of the Administrative Agent or any Lender against any Designated Borrower or any collateral security or guarantee or right of offset held by the Administrative Agent or any Lender for the payment of the Obligations, nor shall the Guarantor seek or be entitled to seek any contribution or reimbursement from such Designated Borrower in respect of payments made by such Guarantor under this Article X, until all amounts owing to the Administrative Agent and the Lenders on account of the Obligations are paid in full and the Commitments are terminated. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Obligations shall not have been paid in full, such amount shall be held by the Guarantor in trust for the Administrative Agent and the Lenders, segregated from other funds of the Guarantor, and shall, forthwith upon receipt by the Guarantor, be turned over to the Administrative Agent in the exact form received by the Guarantor (duly indorsed by the Guarantor to the Administrative Agent, if required), to be applied against the Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine. The provisions of this Section 10.02 shall survive the term of the guarantee contained in this Article X and the payment in full of the Obligations and the termination of the Commitments and this Agreement.

10.03 Amendments, etc. with respect to the Obligations. The Guarantor shall remain obligated under this Article X notwithstanding that, without any reservation of rights against the Guarantor, and without notice to or further assent by the Guarantor, any demand for payment of or reduction in the principal amount of any of the Obligations made by the Administrative Agent or any Lender may be rescinded by the Administrative Agent or such Lender, and any of the Obligations continued, and the Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any

Lender, and this Agreement and any other documents executed and delivered in connection herewith may be amended, modified, supplemented or terminated, in whole or in part, as the Lenders (or the Required Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any Lender for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. Neither the Administrative Agent nor any Lender shall have any obligation to protect, secure, perfect or insure any lien at any time held by it as security for the Obligations or for the guarantee contained in this Article X or any property subject thereto.

10.04 Guarantee Absolute and Unconditional. The Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by the Administrative Agent or any Lender upon the guarantee contained in this Article X or acceptance of the guarantee contained in this Article X; the Obligations shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Article X; and all dealings between any Designated Borrower or the Guarantor, on the one hand, and the Administrative Agent and the Lenders, on the other, shall likewise be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Article X. Each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Guarantor or any Designated Borrower with respect to the Obligations. To the full extent permitted by law, the guarantee contained in this Article X shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of this Agreement, any of the Obligations or any collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Lender, (b) the legality under applicable Laws of repayment by any Designated Borrower of the Obligations or the adoption of any requirement of law purporting to render any Obligations null and void, (c) any defense, setoff or counterclaim (other than a defense of payment or performance by a Designated Borrower) which may at any time be available to or be asserted by the Guarantor against the Administrative Agent or any Lender, (d) any change in ownership of any Designated Borrower, any merger or consolidation of any Designated Borrower into another Person or any loss of any Designated Borrower’s separate legal identity or existence, or (e) any other circumstance whatsoever (with or without notice to or knowledge of any Designated Borrower or the Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of any Obligations, or of the Guarantor under the guarantee contained in this Article X in bankruptcy or in any other instance. When the Administrative Agent or any Lender is pursuing its rights and remedies under this Article X against the Guarantor, the Administrative Agent or any Lender may, but shall be under no obligation to, pursue such rights and remedies as it may have against any Designated Borrower or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any Lender to pursue such other rights or remedies or to collect any payments from any Designated Borrower or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of any Designated Borrower or any such other

Person or of any such collateral security, guarantee or right of offset, shall not relieve the Parent Borrower of any liability under this Article X and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent and the Lenders against the Guarantor.

10.05 Reinstatement. The guarantee contained in this Article X shall continue to be effective, or be automatically reinstated without further action, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of such Designated Borrower or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, such Designated Borrower or any substantial part of its property, or otherwise, all as though such payments had not been made.

10.06 Payments. The Guarantor hereby agrees that any payments in respect of the Obligations pursuant to this Article X will be paid to the Administrative Agent without setoff or counterclaim in U.S. Dollars, at the office of the Administrative Agent specified in Section 11.02.

10.07 Independent Obligations. The obligations of the Guarantor under the guarantee contained in Article X are independent of the obligations of the Parent Borrower, in its capacity as such, or any Designated Borrower, and a separate action or actions may be brought and prosecuted against the Guarantor whether or not the Parent Borrower, in its capacity as such, or such Designated Borrower is joined in any such action or actions. The Guarantor waives, to the full extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof. Any payment by the Parent Borrower or a Designated Borrower or other circumstance which operates to toll any statute of limitations as to the Parent Borrower or such Designated Borrower shall operate to toll the statute of limitations as to such Guarantor.

ARTICLE XI.

MISCELLANEOUS

11.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Parent Borrower or any Designated Borrower therefrom, shall be effective unless in writing signed by the Required Lenders, the Parent Borrower and each Designated Borrower, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in (i) Section 4.01(a) without the written consent of each Lender or (ii) Section 4.03 without the written consent of each Lender under the applicable Tranche;

(b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c) add any new currency under any Tranche without the written consent of each Lender under the applicable Tranche directly affected thereby;

(d) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(e) subject to Section 3.03, reduce the principal of, or the rate of interest specified herein on, any Loan or Tranche 2 LC Disbursement, or any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of a Borrower to pay interest at the Default Rate or change the manner of computation of any financial ratio (including any change in any applicable defined term) used in determining the Applicable Rate that would result in a reduction of any interest rate on any Loan or any fee payable hereunder;

(f) change Section 2.14(a), Section 2.15 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly affected thereby;

(g) change Section 2.18 without the consent of the Administrative Agent and each Tranche 2 Swingline Lender;

(h) change Section 2.19 without the consent of the Administrative Agent and each Tranche 2 Issuing Bank;

(i) release the guaranty contained in Article X without the written consent of each Lender (other than with respect to any Designated Borrower upon termination of such Subsidiary’s designation as a Designated Borrower in accordance with Section 11.18); or

(j) change any provision of this Section or the definition of “Required Lenders”, “Tranche 1 Required Lenders”, “Tranche 2 Required Lenders”, or “Tranche 3 Required Lenders” any other provision hereof specifying the number or percentage of Lenders (or, subject to the penultimate sentence of this Section 11.01, the Lenders of any class) required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender directly affected thereby; and, provided, further, that no such amendment, waiver or consent shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any Tranche 2 Issuing Bank or any Tranche 2 Swingline Lender under this Agreement without the prior written consent of the Administrative Agent, such Tranche 2 Issuing Bank or such Tranche 2 Swingline Lender, as the case may be, in addition to the Lenders required above. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Tranche 2 Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Tranche 2 Swingline Lender, any Lender or any Tranche 2 Issuing Bank may have had notice or knowledge of such Default at the time. Notwithstanding anything to the contrary herein, (i) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of Lenders holding Loans of a particular class or Tranche (but not the Lenders holding Loans of any other class or Tranche) or Commitments may be effected by an agreement or agreements in writing entered into by the Parent Borrower, each Designated Borrower and the requisite percentage in interest of the affected Lenders that would be required to consent thereto under this Section 11.01 if such Lenders were the only Lenders hereunder at such time, and (ii) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent under this Agreement, except that (x) the Commitment of such Lender may not be increased or extended without the consent of such Lender and (y) the principal amount of, or interest or fees payable on, Loans or Tranche 2 LC Disbursements may not be reduced or excused or the scheduled date of payment may not be postponed as to such Defaulting Lender without such Defaulting Lender’s consent.

Furthermore, notwithstanding the foregoing, the Administrative Agent, with the consent of the Parent Borrower, may amend, modify or supplement any Loan Document without the consent of any Lender or the Required Lenders in order to correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error or other manifest error in any Loan Document; provided that the Administrative Agent shall post such amendment to the lenders (which may be posted to the Approved Electronic Platform) reasonably promptly after the effectiveness thereof.

11.02 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows: (i) if to any Loan Party or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.02 or in the Joinder Agreement applicable thereto; provided, that any Loan Party shall be notified by electronic mail of any notice sent by telecopier; and (ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided, that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent and each Loan Party may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it (or in the case of any Loan Party, the Parent Borrower); provided, that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided, that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Change of Address, Etc. Each Loan Party may change its address, telecopier or telephone number or email address for notices and other communications hereunder by notice to the Administrative Agent. The Administrative Agent may change its address, telecopier or telephone number or email address for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Parent Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(d) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of any Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The applicable Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of such Borrower; provided, that such indemnity shall not be available as to any Indemnitee (as defined in Section 11.04(b)) to the extent that such losses, costs, expenses and liabilities result from the gross negligence or willful misconduct of such Indemnitee. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

(e) Deemed Notices to other Borrowers. Any notice given under this Section 11.02 to the Parent Borrower shall also be deemed notice to any other Borrower, and the Parent Borrower shall be entitled to give any notice under this Section 11.02 on behalf of any other Borrower.

11.03 No Waiver; Cumulative Remedies. No failure by any Lender, any Tranche 2 Issuing Bank or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Parent Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and the Arrangers (including the reasonable and documented fees, charges and disbursements of one counsel for the Administrative Agent and the Arrangers), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by each Tranche 2 Issuing Bank in connection with the issuance, amendment, renewal or extension of any Tranche 2 Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Tranche 2 Issuing Bank, any Arranger, any Syndication Agent, any Documentation Agent or any Lender ((including the reasonable and documented fees, charges and disbursements of one counsel for the Administrative Agent, any Tranche 2 Issuing Bank, the Tranche 2 Swingline Lender, the Arrangers, the Syndication Agents, the Documentation Agents and the Lenders and one local counsel in each jurisdiction of organization of any Loan Party but only so long as such jurisdiction is different from the jurisdiction of organization of the Parent Borrower (such jurisdiction, the “Applicable Jurisdiction”) (and, in the case of an actual or perceived conflict of interest where the Administrative Agent and/or its Affiliates, any Tranche 2 Issuing Bank, the Tranche 2 Swingline Lender, the Arrangers, the Syndication Agents, the Documentation Agents and/or the Lenders

affected by such conflict has retained its own counsel, of another law firm acting as counsel for such Person and another local counsel in each Applicable Jurisdiction)) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 11.04, or (B) in connection with the Loans made or Tranche 2 Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Tranche 2 Letters of Credit.

(b) Indemnification by the Borrower. The Parent Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), any Tranche 2 Issuing Bank, the Tranche 2 Swingline Lenders, the Arrangers, the Syndication Agents, the Documentation Agents each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses ((including the reasonable and documented fees, charges and disbursements of one counsel for the Indemnitees and one local counsel for the Indemnitees in each Applicable Jurisdiction)(and, in the case of an actual or perceived conflict of interest where the Indemnitees affected by such conflict have retained its own counsel, of another law firm acting as counsel for such Indemnitee and another local counsel in each Applicable Jurisdiction)) incurred by any Indemnitee or any other Loan Party or asserted against any Indemnitee by any third party or by the Parent Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Tranche 2 Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by a Tranche 2 Issuing Bank to honor a demand for payment under a Tranche 2 Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Tranche 2 Letter of Credit) and (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Parent Borrower or any other Loan Party, its equity holders, affiliates or creditors, and regardless of whether any Indemnitee is a party thereto; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) result from the gross negligence or willful misconduct of such Indemnitee as determined by a court of competent jurisdiction in a final non-appealable judgment or (y) result from a claim brought by the Parent Borrower against an Indemnitee for a material breach of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Parent Borrower has obtained a final non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Reimbursement by Lenders. To the extent that the Parent Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section 11.04 to be paid by it to the Administrative Agent (or any sub-agent thereof), any Tranche 2 Issuing Bank, any Tranche 2 Swingline Lender or any Related Party of any of the foregoing, but without releasing the Parent Borrower from its obligation to do so, (i) each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, (ii) each Tranche 2 Lender severally agrees to pay to any Tranche 2 Issuing Bank or such Related Party, and (iii) each Tranche 2 Lender severally agrees to pay to any Tranche 2 Swingline Lender or such Related Party, each as the case may be, such Lender’s Aggregate Facilities Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), such Tranche 2 Issuing Bank, or such Tranche 2 Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.14(e).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no party hereto shall assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Tranche 2 Letter of Credit or the use of the proceeds thereof, other than, in the case of any Indemnitee, in respect of such damages incurred or paid by such Indemnitee to a third party, or which are included in a third-party claim, and for any out-of-pocket expenses related thereto. None of the Administrative Agent (and any sub-agent thereof), any Tranche 2 Issuing Bank, the Tranche 2 Swingline Lenders, the Arrangers, the Syndication Agents, the Documentation Agents each Lender and each Related Party of any of the foregoing Persons (each such Person being called a “Lender Related Person”) shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Lender Related Person as determined by a court of competent jurisdiction in a final non-appealable judgment.

(e) Payments. All amounts due under this Section shall be payable not later than 30 days after demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of this Agreement, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05 Payments Set Aside. To the extent that any payment by or on behalf of any Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of a Tranche 2 Issuing Bank that issues any Tranche 2 Letter of Credit), except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent, each Tranche 2 Issuing Bank, each Tranche 2 Swingline Lender and each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section 11.06, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section 11.06, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section 11.06 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, the Arrangers, the Syndication Agents, the Documentation Agents, their respective successors and assigns permitted hereby (including any Affiliate of a Tranche 2 Issuing Bank that issues any Tranche 2 Letter of Credit), Participants to the extent provided in subsection (d) of this Section 11.06 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Tranche 2 Issuing Banks, the Tranche 2 Swingline Lenders and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts. (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and (B) in any case not described in subsection (b)(i)(A) of this Section 11.06, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $15,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Parent Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single assignee (or to an assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section 11.06, in addition: (A) the consent of the Parent Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (I) an Event of Default under Section 8.01(a) or Section 8.01(f) has occurred and is continuing at the time of such assignment or (II) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; and (B) the consent of the Administrative Agent, the Tranche 2 Issuing Banks and the Tranche 2 Swingline Lenders (in the case of an assignment of a Tranche 2 Commitment) (such consent not to be unreasonably withheld or delayed) shall be required.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Parent Borrower. No such assignment shall be made to the Parent Borrower or any of the Parent Borrower’s Affiliates or Subsidiaries.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section 11.06, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 3.01, with respect to payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, and the benefits of Sections 3.04, 3.05, and 11.04 with respect to facts and circumstances, in each case, occurring prior to the effective date of such assignment. Upon request, the applicable Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Parent Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and Tranche 2 LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall, in the absence of manifest error, be conclusive, and the Borrowers, the Administrative Agent, each Tranche 2 Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by each Borrower, each Tranche 2 Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time sell participations to any Person (other than a natural person or the Parent Borrower or any of the Parent Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, each Tranche 2 Issuing Bank and the Lenders shall continue to deal solely and directly, with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant. Subject to subsection (e) of this Section 11.06, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.15 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Commitments, Loans, Tranche 2 Letters of Credit or other obligations under this Agreement (the “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or Section 1.163-5(b) of the United States Treasury Regulations (or, in each case, any amended or successor versions). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Parent Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Parent Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 3.01(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other relevant central bank; provided, that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

11.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Tranche 2 Issuing Banks, the Tranche 2 Swingline Lenders and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it or any of its Affiliates (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) in any legal, judicial, administrative proceeding or in accordance with a judicial or other governmental order, subpoena, interrogatory, discovery request, investigative demand or other legal process or as required by applicable law or regulations (in which case the Administrative Agent, the Tranche 2 Issuing Banks, the Tranche 2 Swingline Lenders or such Lender shall promptly notify the Parent Borrower in writing, in advance, and give the Parent Borrower the opportunity to seek confidential treatment of the information prior to such disclosure, to the extent permitted by law or regulations), (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 11.07, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any Securitization, swap or derivative transaction relating to the Parent Borrower and its obligations, or any Subsidiary and its obligations, or any credit insurance provider relating to any Borrower and its Obligations, (g) with the consent of the Parent Borrower, (h) to rating agencies or, on a confidential basis, to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 11.07 or (y) becomes available to the Administrative Agent, any Tranche 2 Issuing Bank, any Tranche 2 Swingline Lender any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Parent Borrower or any of its Subsidiaries; provided that paragraphs (b), (c) and (e) do not permit the disclosure of any information of the kind mentioned in section 275(1) of the Australian PPS Act and, to the extent permitted by section 275(7) of the Australian PPS Act, each Loan party agrees not to disclose or authorize the disclosure of such information. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and customary information about the Closing Date and the size of, type of, purpose of, and parties to, this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent or any Lender in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.

For purposes of this Section 11.07, “Information” means all information received from the Parent Borrower or any Subsidiary relating to the Parent Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Tranche 2 Issuing Bank, any Tranche 2 Swingline Lenders or any Lenders on a nonconfidential basis prior to disclosure by the Parent Borrower or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, each Tranche 2 Issuing Bank, each Tranche 2 Swingline Lender and the Lenders acknowledges that (i) the Information may include material non-public information concerning the Parent Borrower or a Subsidiary, as the case may be, (ii) it has developed compliance procedures regarding the use of material non-public information and (iii) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

If any of the Borrowers and the Guarantor provides the Administrative Agent and the Lenders with personal data of any individual as required by, pursuant to, or in connection with the Loan Documents, the applicable Borrower or, as the case may be, the Guarantor represents and warrants to the Administrative Agent and the Lenders that it has, to the extent required by law, (i) notified the relevant individual of the purposes for which data will be collected, processed, used or disclosed; and (ii) obtained such individual’s consent for, and hereby consents on behalf of such individual to, the collection, processing, use and disclosure of his/her personal data by the Administrative Agent and the Lenders, in each case, in accordance with or for the purposes of the Loan Documents, and confirms that it is authorized by such individual to provide such consent on his/her behalf. Each Borrower and the Guarantor agrees and undertakes to notify the Administrative Agent promptly upon its becoming aware of the withdrawal by the relevant individual of his/her consent to the collection, processing, use and/or disclosure by any of the Administrative Agent and the Lenders of any personal data provided by the Borrowers or, as the case may be, the Guarantor to any of the Administrative Agent and the Lenders. Any consent given pursuant to this Agreement in relation to personal data shall, subject to all applicable laws and regulations, survive death, incapacity, bankruptcy or insolvency of any such individual and the termination or expiration of this Agreement.

11.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency but excluding funds held by the Parent Borrower or any Subsidiary on behalf of its customers) at any time held and other obligations (in whatever currency, but excluding funds held by the Parent Borrower or any Subsidiary on behalf of its customers) at any time owing by such Lender to or for the credit or the account of any Loan Party against any and all of the obligations of any Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of any Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender under this Section 11.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender may have. Each Lender agrees to notify the applicable Loan Party and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application. Notwithstanding the foregoing, if any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of this Agreement and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Tranche 2 Issuing Banks, the Tranche 2 Swingline Lenders and the Lenders and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of set off.

11.09 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the NYFRB Rate to the date of repayment, shall have been received by such Lender.

11.10 Counterparts; Integration; Effectiveness.

(a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b) Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 11.02), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of any Borrower without further verification thereof and without any obligation to review the appearance or form of any such Electronic signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, each Borrower hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, and the Borrowers, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (B) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (C) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (D) waives any claim against any Lender-Related Person for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of any Borrower to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

11.11 Survival. All covenants, agreements, representations and warranties made by any Loan Party herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Tranche 2 Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Tranche 2 Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount or Obligation payable under this Agreement is outstanding and unpaid or any Tranche 2 Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.

11.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.13 Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if any Borrower is required to pay (or will be required to pay) any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 or if any Lender determines pursuant to Section 3.02 that it is not permitted to make Eurocurrency Rate Loans, or if any Lender is a Defaulting Lender, or if any Lender declines to approve any waiver, amendment or modification of this Agreement or any Loan Document that requires approval of all Lenders pursuant to Section 11.01 or if any other circumstance exists hereunder that gives any Borrower the right to replace a Lender as a party hereto, then the Parent Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, that: (a) a Borrower or the applicable assignee shall have paid to the Administrative Agent the assignment fee specified in Section 11.06(b); (b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Tranche 2 LC Disbursements and Tranche 2 Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or a Borrower (in the case of all other amounts); and (c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling a Borrower to require such assignment and delegation cease to apply.

11.14 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT SITTING IN NEW YORK COUNTY (OR, IN THE EVENT THAT SUCH COURT LACKS SUBJECT MATTER JURISDICTION, ANY COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY), AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(c) WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(e) EACH LOAN PARTY HEREBY APPOINTS THE PARENT BORROWER AS ITS AUTHORIZED AGENT (“AUTHORIZED AGENT”) UPON WHOM PROCESS MAY BE SERVED IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN WHICH MAY BE INSTITUTED IN ANY STATE OR FEDERAL COURT IN THE CITY OF NEW YORK, NEW YORK. SERVICE OF PROCESS UPON THE AUTHORIZED AGENT SHALL BE DEEMED, IN EVERY RESPECT, EFFECTIVE SERVICE OF PROCESS UPON EACH LOAN PARTY.

11.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, each Borrower acknowledges and agrees that (except, with respect to clauses (b) and (c) below, as expressly set forth in any other engagement agreement between such Borrower and/or any of its Affiliates, on the one hand, and the Administrative Agent, any Syndication Agent, any Documentation Agent, any Lender or any Arranger, on the other hand): (a) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Parent Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Lenders and the Arrangers, on the other hand, and each Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (b) in connection with the process leading to such transaction, the Administrative Agent, the Syndication Agents, the Documentation Agents, the Lenders and the Arrangers each is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrowers or any of their Affiliates, stockholders, creditors or employees or any other Person; (c) neither the Administrative Agent, any Syndication Agent, any Documentation Agent, any Lender nor any other Arrangers have assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrowers with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent, the Syndication Agents, the Documentation Agents, the Lenders or the Arrangers have advised or are currently advising any Borrower or any of its Affiliates on other matters) and none of the Administrative Agent, any Syndication Agent, any Documentation Agent, any Lender or any other Arranger has any obligation to any Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (d) the Administrative Agent, the Syndication Agents, the Documentation Agents, the Lenders and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Parent Borrower and its Affiliates, and neither the Administrative Agent, any Syndication Agent, any Documentation Agent, any Lender nor any other Arranger has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (e) the Administrative Agent, the Syndication Agents, the Documentation Agents, the Lenders and the other Arrangers have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent, the Syndication Agents, the Documentation Agents, the Lenders and the other Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with this Agreement, any other Loan Document or the transactions contemplated hereby or thereby.

11.17 USA PATRIOT Act Notice. Each Lender that is subject to the PATRIOT Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the PATRIOT Act.

11.18 Termination of Joinder Agreements. Following written notice from the Parent Borrower to the Administrative Agent that it wishes to terminate any Subsidiary’s designation as a Designated Borrower and upon payment in full of all Obligations of such Designated Borrower, any Joinder Agreement entered by such Designated Borrower with respect to this Agreement shall be deemed to have been terminated, and all guaranty obligations of the Parent Borrower under Article X in respect of such Designated Borrower shall be terminated as of the date of the termination of such Joinder Agreement but subject to the second paragraph of Section 10.01.

11.19 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

11.20 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Contracts or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the

United States): In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

11.21 Australian Code of Banking Practice. The parties acknowledge and agree that the Banking Code of Practice of the Australian Banking Association (as updated from time to time) does not apply to the Loan Documents or the transactions under them.

11.22 Luxembourg Requirement. In case of assignment, transfer or novation by a Lender to a new Lender or a participant, of all or any part of its rights and obligations under this Agreement or any of the other Loan Documents, the Lenders and the new Lender or participant shall agree that, for the purposes of Article 1278 and/or Article 1281 of the Luxembourg Civil Code (to the extent applicable), any assignment, amendment, transfer and/or novation of any kind permitted under, and made in accordance with the provisions of the Agreement or any agreement referred to herein to which a Borrower incorporated in Luxembourg is a party, any security created or guarantee given under the Agreement or in relation to the Agreement shall be preserved and continue in full force and effect to the benefit of the new Lender or participant.

(Remainder of Page Intentionally Left Blank)

PAYPAL HOLDINGS, INC.

By:	/s/ Gabrielle Rabinovitch
Name: Gabrielle Rabinovitch
Title: Acting Chief Financial Officer, SVP Capital Markets, Investor Relations and Treasurer

[Signature Page to Credit Agreement]

PAYPAL (EUROPE) S.À R.L. ET CIE, S.C.A.

acting through its general partner PayPal (Europe) S.à r.l.

By:	/s/ Sean Byrne
Name: Sean Byrne
Title: Authorized Signatory

[Signature Page to Credit Agreement]

Executed as an agreement.

Signed by PAYPAL AUSTRALIA PTY LIMITED ACN 111 195 389 in accordance with section 127 of the Corporations Act 2001 (Cth) by:

/s/ Eric Lassen	/s/ Elizabeth Briggs

Signature of director	Signature of secretary

Eric Lassen	Elizabeth Briggs

Name of director (print)	Name of secretary (print)

[Signature Page to Credit Agreement]

JPMORGAN CHASE BANK, N.A., as the Parent Borrower Administrative Agent and Luxembourg Borrower Administrative Agent

By:	/s/ Ryan Zimmerman
Name: Ryan Zimmerman
Title: Executive Director

J.P. MORGAN SECURITIES AUSTRALIA LIMITED, as the Australian Borrower Administrative Agent

By:	/s/ James A. Bruce
Name: James A. Bruce
Title: Managing Director

[Signature Page to Credit Agreement]

JPMORGAN CHASE BANK, N.A., as a Tranche 1 Lender, Tranche 2 Lender, Tranche 2 Issuing Bank, Tranche 2 Swingline Lender and Tranche 3 Lender

By:	/s/ Ryan Zimmerman
Name: Ryan Zimmerman
Title: Executive Director

[Signature Page to Credit Agreement]

BANK OF AMERICA, N.A., as a Tranche 1 Lender, Tranche 2 Issuing Bank, Tranche 2 Swingline Lender, Tranche 2 Lender and Tranche 3 Lender

By:	/s/ Laura L. Olson
Name: Laura L. Olson
Title: Director

[Signature Page to Credit Agreement]

CITIBANK, N.A., as a Tranche 1 Lender, Tranche 2 Issuing Bank, Tranche 2 Swingline Lender, Tranche 2 Lender and Tranche 3 Lender

By:	/s/ Maureen Maroney
Name: Maureen Maroney
Title: Vice President

[Signature Page to Credit Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH, as a Tranche 1 Lender, Tranche 2 Issuing Bank, Tranche 2 Swingline Lender and Tranche 3 Lender

By:	/s/ Ming K Chu
Name: Ming K Chu
Title: Director

By:	/s/ Marko Lukin
Name: Marko Lukin
Title: Vice President

[Signature Page to Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Tranche 1 Lender, Tranche 2 Issuing Bank, Tranche 2 Swingline Lender and Tranche 2 Lender

By:	/s/ Brian Buck
Name: Brian Buck
Title: Managin Director

[Signature Page to Credit Agreement]

GOLDMAN SACHS BANK USA, as a Tranche 1 Lender, Tranche 2 Issuing Bank, Tranche 2 Swingline Lender and Tranche 2 Lender

By:	/s/ Dan Starr
Name: Dan Starr
Title: Authorized Signatory

[Signature Page to Credit Agreement]

GOLDMAN SACHS LENDING PARTNERS LLC, as a Tranche 3 Lender

By:	/s/ Dan Starr
Name: Dan Starr
Title: Authorized Signatory

[Signature Page to Credit Agreement]

BARCLAYS BANK PLC, as a Tranche 1 Lender

By:	/s/ David J. Williams
Name: David J. Williams
Title: Authorized Signatory

[Signature Page to Credit Agreement]

BNP PARIBAS, as a Tranche 1 Lender

By:	/s/ Ted Olson
Name:	Ted Olson
Title:	Managing Director

By:	/s/ My-Linh Yoshiike
Name:	My-Linh Yoshiike
Title:	Vice President

[Signature Page to Credit Agreement]

MORGAN STANLEY BANK, N.A., as a Tranche 1 Lender

By:	/s/ Michael King
Name:	Michael King
Title:	Authorized Signatory

[Signature Page to Credit Agreement]

HSBC BANK USA, NATIONAL ASSOCIATION, as a Tranche 1 Lender

By:	/s/ James Stovell
Name:	James Stovell
Title:	Director

[Signature Page to Credit Agreement]

MUFG BANK, LTD., as a Tranche 1 Lender

By:	/s/ Steve Aronowitz
Name:	Steve Aronowitz
Title:	Managing Director

[Signature Page to Credit Agreement]

THE BANK OF NOVA SCOTIA, as a Tranche 1 Lender

By:	/s/ Luke Copley
Name:	Luke Copley
Title:	Director

[Signature Page to Credit Agreement]

THE TORONTO-DOMINION BANK, NEW YORK BRANCH, as a Tranche 1 Lender

By:	/s/ Kristen Posluszny
Name:	Kristen Posluszny
Title:	Authorized Signatory

[Signature Page to Credit Agreement]

DBS BANK LTD., as a Tranche 1 Lender

By:	/s/ Kate Khoo
Name:	Kate Khoo
Title:	Vice President

[Signature Page to Credit Agreement]

MIZUHO BANK, LTD., as a Tranche 1 Lender

By:	/s/ Tracy Rahn
Name:	Tracy Rahn
Title:	Executive Director

[Signature Page to Credit Agreement]

NATIONAL AUSTRALIA BANK LIMITED, as a Tranche 1 Lender

By:	/s/ Archit Goradia
Name:	Archit Goradia
Title:	Executive Director, Client Coverage Global Institutional Banking

[Signature Page to Credit Agreement]

OVERSEA-CHINESE BANKING CORPORATION, LIMITED, LOS ANGELES AGENCY, as a Tranche 1 Lender

By:	/s/ Grace Sun
Name:	Grace Sun
Title:	Managing Director

[Signature Page to Credit Agreement]

ROYAL BANK OF CANADA, as a Tranche 1 Lender

By:	/s/ Nicholas Heslip
Name:	Nicholas Heslip
Title:	Authorized Signatory

[Signature Page to Credit Agreement]

STANDARD CHARTERED BANK, as a Tranche 1 Lender

By:	/s/ Kristopher Tracy
Name:	Kristopher Tracy
Title:	Director, Financing Solutions

[Signature Page to Credit Agreement]

STATE STREET BANK AND TRUST COMPANY, as a Tranche 1 Lender

By:	/s/ Crystal Bremberger
Name:	Crystal Bremberger
Title:	Vice President

[Signature Page to Credit Agreement]

BANK OF CHINA, LOS ANGELES BRANCH, as a Tranche 1 Lender

By:	/s/ Peng Li
Name:	Peng Li
Title:	SVP & Branch Manager

[Signature Page to Credit Agreement]

SUMITOMO MITSUI BANKING CORPORATION, as a Tranche 1 Lender

By:	/s/ Irlen Mak
Name:	Irlen Mak
Title:	Director

[Signature Page to Credit Agreement]

BANCO SANTANDER, S.A., NEW YORK BRANCH, as a Tranche 1 Lender

By:	/s/ Andres Barbosa
Name:	Andres Barbosa
Title:	Managing Director

By:	/s/ Rita Walz-Cuccioli
Name:	Rita Walz-Cuccioli
Title:	Executive Director

[Signature Page to Credit Agreement]

SCHEDULE 2.01

TRANCHE 1 COMMITMENTS

AND APPLICABLE PERCENTAGES

Lender	Commitment	Applicable Percentage
JPMorgan Chase Bank, N.A.	$225,833,333.33	5.942982456%
Bank of America, N.A.	$225,833,333.33	5.942982456%
Citibank, N.A.	$225,833,333.33	5.942982456%
Deutsche Bank AG New York Branch	$225,833,333.33	5.942982456%
Wells Fargo Bank, National Association	$265,833,333.33	6.995614035%
Goldman Sachs Bank USA	$225,833,333.33	5.942982456%
Barclays Bank Plc	$240,000,000.00	6.315789473%
BNP Paribas	$240,000,000.00	6.315789473%
Morgan Stanley Bank, N.A.	$240,000,000.00	6.315789473%
HSBC Bank USA, National Association	$240,000,000.00	6.315789473%
MUFG Bank, Ltd.	$240,000,000.00	6.315789473%
The Bank of Nova Scotia	$240,000,000.00	6.315789473%
The Toronto-Dominion Bank, New York Branch	$240,000,000.00	6.315789473%
DBS Bank Ltd.	$72,500,000.00	1.907894736%
Mizuho Bank, Ltd.	$72,500,000.00	1.907894736%
National Australia Bank Limited	$72,500,000.00	1.907894736%
Oversea-Chinese Banking Corporation, Limited, Los Angeles Agency	$72,500,000.00	1.907894736%
Royal Bank of Canada	$72,500,000.00	1.907894736%
Standard Chartered Bank	$72,500,000.00	1.907894736%
State Street Bank and Trust Company	$72,500,000.00	1.907894736%
Bank of China, Los Angeles Branch	$72,500,000.00	1.907894736%
Sumitomo Mitsui Banking Corporation	$72,500,000.00	1.907894736%
Banco Santander, S.A., New York Branch	$72,500,000.00	1.907894736%

Total	$3,800,000,000	100.000000000%

Schedule 2.01

SCHEDULE 2.03

TRANCHE 2 COMMITMENTS

AND APPLICABLE PERCENTAGES

Lender	Commitment	Applicable Percentage
JPMorgan Chase Bank, N.A.	$166,666,666.67	16.66666666%
Bank of America, N.A.	$166,666,666.67	16.66666666%
Citibank, N.A.	$166,666,666.67	16.66666666%
Deutsche Bank AG New York Branch	$166,666,666.67	16.66666666%
Wells Fargo Bank, National Association	$166,666,666.67	16.66666666%
Goldman Sachs Bank USA	$166,666,666.67	16.66666666%

Total	$1,000,000,000.00	100.00000000%

Schedule 2.03

SCHEDULE 2.05

TRANCHE 3 COMMITMENTS

AND APPLICABLE PERCENTAGES

Lender	Commitment	Applicable Percentage
JPMorgan Chase Bank, N.A.	$40,000,000/00	20.000000000%
Bank of America, N.A.	$40,000,000.00	20.000000000%
Citibank, N.A.	$40,000,000.00	20.000000000%
Deutsche Bank AG New York Branch	$40,000,000.00	20.000000000%
Goldman Sachs Lending Partners LLC	$40,000,000.00	20.000000000%

Total	$200,000,000.00	100.000000000%

Schedule 2.05

SCHEDULE 7.01

EXISTING LIENS

PayPal Holdings, Inc. – UCC security interest registration (registration number 20194163668) in favor of Banc of America Leasing & Capital, LLC relating to “certain Aircraft as more particularly described in that certain Aircraft Lease (S/N 6368) dated as of June 13, 2019”.

Schedule 7.01

SCHEDULE 7.04

EXISTING SUBSIDIARY INDEBTEDNESS

None.

Schedule 7.04

SCHEDULE 11.02

ADMINISTRATIVE AGENT’S OFFICE;

CERTAIN ADDRESSES FOR NOTICES

BORROWER OR ANY DESIGNATED BORROWER:

PayPal Holdings, Inc.

2211 North First Street San Jose, CA 95131

Attention: Gabrielle Rabinovitch

Telephone: on file with Administrative Agent

Electronic Mail: grabinovitch@paypal.com; with a copy to asingh2@paypal.com

With a copy to:

PayPal Holdings, Inc.

2211 N. First Street San Jose, CA 95131

Attention: General Counsel

With a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

300 South Grand Avenue

Los Angeles, California 90071

Attention: Leila Sayegh

Telephone: (213) 687-5294

Telecopier: (213) 621-5294

Electronic Mail: leila.sayegh@skadden.com

Schedule 11.02

ADMINISTRATIVE AGENTS AND ISSUING BANKS:

Parent Borrower Administrative Agent and Luxembourg Borrower Administrative Agent’s Office

JPMorgan Chase Bank, N.A.

Loan and Agency Services Group

500 Stanton Christiana Road, NCC5, Floor 1

Newark, Delaware 19713-2107

Attention: Wasiris Vasquez

Telephone: 1-312-325-4008

Fax: 12012443629@tls.ldsprod.com

Electronic Mail (which notices must be sent in .pdf format): wasiris.vasquez@chase.com

With a copy to:

JPMorgan Chase Bank, N.A.

Loan and Agency Services Group

500 Stanton Christiana Road, NCC5, Floor 1

Newark, Delaware 19713-2107

Attention: Michelle Won

Telephone: 1-302-634-2214

Fax: 12012443629@tls.ldsprod.com

Electronic Mail: michelle.won@chase.com

Notices for Overnight EUR and Pounds Sterling Borrowing:

JPMorgan European Loan Operations

Email: European.loan.operations@jpmorgan.com

With a copy to:

JPMorgan Chase Bank, N.A.

Loan & Agency Services Group

500 Stanton Christiana Road,

NCC5 / Floor 1

Newark, DE 19713-2107, United States

Attention: Wasiris Vasquez

Tel: 1-312-325-4008

Fax: 12012443629@tls.ldsprod.com

Email: wasiris.vasquez@chase.com

With a copy to:

JPMorgan Chase Bank, N.A.

Loan & Agency Services Group

500 Stanton Christiana Road,

NCC5 / Floor 1

Newark, DE 19713-2107, United States

Attention: Michelle Won

Tel: 1-302-634-2214

Fax: 12012443629@tls.ldsprod.com

Email: michelle.won@chase.com

Schedule 11.02

Australian Borrower Administrative Agent’s Office

J.P. Morgan Securities Australia Limited

One@Changi City, 1 Changi Business Park Central 1, Floor 6, Singapore

Attn: ALO Agency

Group Email Address: alo_agency@jpmchase.com

Group contact numbers: 65-68822562/ 65-68822561/ 65-68013077/ 65-68013973

With a copy to:

JPMorgan Chase Bank, N.A.

Loan and Agency Services Group

500 Stanton Christiana Road, NCC5, Floor 1

Newark, Delaware 19713-2107

Attention: Wasiris Vasquez

Telephone: 1-312-325-4008

Fax: 12012443629@tls.ldsprod.com

Electronic Mail (which notices must be sent in .pdf format): wasiris.vasquez@chase.com

With a copy to:

JPMorgan Chase Bank, N.A.

Loan and Agency Services Group

500 Stanton Christiana Road, NCC5, Floor 1

Newark, Delaware 19713-2107

Attention: Michelle Won

Telephone: 1-302-634-2214

Fax: 12012443629@tls.ldsprod.com

Electronic Mail: michelle.won@chase.com

Schedule 11.02

Issuing Banks’ Offices

Deutsche Bank AG New York Branch:

5022 Gate Parkway, Suite 100,

Jacksonville, FL 32256

Attention: Loan Admin

Telephone: 904-520-5449

Telecopier: 866-240-3622

Electronic Mail: Loan.admin-Ny@db.com; ny-sblc.loansprocessing@db.com

Bank of America, N.A.:

901 Main Street TX1-492-64-01

Dallas, TX 75202

Attention: Sumit Sharma

Telephone: N/A

Telecopier: 972-728-6160

Electronic Mail: Bank_of_America_As_Lender_2@baml.com

With a copy to:

Bank of America, N.A.

901 Main Street TX1-492-64-01

Dallas, TX 75202

Attention: Laura Olson

Telephone: 214-209-3273

Electronic Mail: Laura.l.olson@baml.com

Wells Fargo Bank, N.A.:

1700 Lincoln St.

Denver, CO 80203

Attention: Sai T. Jaldi

Telephone: 303-863-5433

Electronic Mail: DENLCFX@WellsFargo.com

Goldman Sachs Bank USA:

200 West Street,

New York, NY 10282

Fax: 917-977-3966

Citibank N.A.:

388 Greenwich St.

New York, NY, 10013

Attention: LC Team – Citi Loan Operations

Telephone: 201-751-7466

Telecopier: N/A

Electronic Mail: GLOriginationOps@citi.com

Schedule 11.02

EXHIBIT A

FORM OF COMMITTED LOAN NOTICE

Date: [    ]

To: J.P. Morgan Securities Australia Limited (the “Australian Borrower Administrative Agent”) and JPMorgan Chase Bank, N.A. (the “Parent Borrower Administrative Agent” and the “Luxembourg Borrower Administrative Agent”; together with the Australian Borrower Administrative Agent, the “Administrative Agent”)

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of June 7, 2023 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among PayPal Holdings, Inc., a Delaware corporation (the “Parent Borrower”), PayPal (Europe) S.à r.l. et Cie. S.C.A (the “Luxembourg Borrower”), PayPal Australia Pty Limited (the “Australian Borrower”), the Designated Borrowers from time to time parties thereto, the Lenders from time to time party thereto and the Administrative Agent.

The undersigned hereby requests (select one):

☐	A Borrowing of Committed Loans ☐ A conversion or continuation of Committed Loans

1.	On _________________________________ (a Business Day).

2.	In the amount of $______________________.

3.	Comprised of: ______________________________.

[Type of Committed Loan requested]

4.	Denominated in:______________________________.

[Ratable Currencies, Tranche 2 Ratable Currencies or Tranche 3 Ratable Currencies as applicable.]

5.	For Term Benchmark Loans: with an Interest Period of _____ months.

The Borrowing, if any, requested herein complies with the provisos to the first sentence of Section 2.01, Section 2.03 or Section 2.05, as applicable.

A-1

Form of Committed Loan Notice

[PAYPAL HOLDINGS, INC.] [PAYPAL (EUROPE) S.À R.L. ET CIE. S.C.A] [PAYPAL AUSTRALIA PTY LIMITED] [DESIGNATED BORROWER]

By:
Name:
Title:

A-2

Form of Committed Loan Notice

EXHIBIT B

FORM OF NOTE

[DATE]	$[_____________]

FOR VALUE RECEIVED, the undersigned (the “[Parent][Foreign][Designated] Borrower”) hereby promises to pay to [____________________] or registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of each Loan from time to time made by the Lender to the [Parent][Foreign][Designated] Borrower under that certain Credit Agreement, dated as of June 7, 2023 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among the Parent Borrower, the Foreign Borrowers, the Designated Borrowers from time to time parties thereto, the Lenders from time to time party thereto and the Administrative Agent.

The [Parent][Foreign][Designated] Borrower promises to pay interest on the unpaid principal amount of each Loan made by the Lender to the [Parent][Foreign][Designated] Borrower from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to the applicable Administrative Agent for the account of the Lender in the applicable Tranche 1, Tranche 2 or Tranche 3 Currency in immediately available funds at the applicable Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Note is one of the Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

The [Parent][Foreign][Designated] Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

(Remainder of Page Intentionally Left Blank)

Form of Note

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[PAYPAL HOLDINGS, INC.] [PAYPAL (EUROPE) S.À R.L. ET CIE. S.C.A] [PAYPAL AUSTRALIA PTY LIMITED] [DESIGNATED BORROWER]

By:
Name:
Title:

Form of Note

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made by

Form of Note

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date: _______________,____

To: J.P. Morgan Securities Australia Limited (the “Australian Borrower Administrative Agent”) and JPMorgan Chase Bank, N.A. (the “Parent Borrower Administrative Agent” and the “Luxembourg Borrower Administrative Agent”; together with the Australian Borrower Administrative Agent, the “Administrative Agent”)

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of June 7, 2023 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among PayPal Holdings, Inc., a Delaware corporation (the “Parent Borrower”), PayPal (Europe) S.à r.l. et Cie. S.C.A (the “Luxembourg Borrower”), PayPal Australia Pty Limited (the “Australian Borrower”), the Designated Borrowers from time to time parties thereto, the Lenders from time to time party thereto and the Administrative Agent.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the ____________________________of the Parent Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Parent Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1.

The Parent Borrower has delivered the year-end audited financial statements required by Section 6.01(a) of the Credit Agreement for the fiscal year of the Parent Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant to the extent required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1. The Parent Borrower has delivered the unaudited financial statements required by Section 6.01(b) of the Credit Agreement for the fiscal quarter of the Parent Borrower ended as of the above date. Such financial statements fairly present in all material respects the financial condition, results of operations, Stockholders’ Equity and cash flows of the Parent Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2. To the best knowledge of the undersigned:

[select one:]

[no Default or Event of Default has occurred and is continuing as of the date hereof.]

Form of Compliance Certificate

—or—

[the following is a list of each Default and Event of Default existing as of the date hereof and its nature and status:]

3.	The financial covenant analyses and information set forth on Schedule 1 attached hereto are true and accurate on and as of the date of this Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of ______________, _________.

PAYPAL HOLDINGS, INC.

By:
Name:
Title:

Form of Compliance Certificate

For the Quarter/Year ended ______________________(“Statement Date”)

SCHEDULE 1

to the Compliance Certificate

($ in 000’s)

Section 7.05 — Consolidated Leverage Ratio.

A.	Consolidated EBITDA for four consecutive fiscal quarters ending on Statement Date (“Subject Period”):	$

1.	Consolidated Net Income for Subject Period:	$

2.	Interest expense for Subject Period:	$

3.	Depreciation and amortization expense (including amortization or impairment of Intangible Assets for Acquisitions or Dispositions) for Subject Period:	$

4.	Income tax expense for Subject Period:	$

5.	Non-cash charges or expenses related to equity plans or equity awards for Subject Period:	$

6.	Payroll taxes on exercise of stock options or vesting of restricted stock units or other equity awards for Subject Period:	$

7.	Impairment of goodwill for Subject Period:	$

8.	At the option of the Parent Borrower, transaction expenses from Acquisitions, Dispositions, issuances of Indebtedness or equity interests or repayment of Indebtedness or any refinancing, amendment or other modification of any Indebtedness (in each case, including any such transaction undertaken but not completed or consummated) for Subject Period:	$

9.	Non-cash restructuring charges and other non-cash exit and disposal costs for Subject Period[1]:	$

[1]	There shall be a subtraction from Consolidated EBITDA when cash payments in respect of such restructuring charges and exit and disposal costs are made.

Form of Compliance Certificate

10.	Reversals of non-cash restructuring charges and other non-cash exit and disposal costs for Subject Period:	$

11.	Consolidated EBITDA (Lines A.1 + 2 + 3 + 4 + 5 + 6 + 7 + 8 + 9 - 10):	$

B.	Consolidated Total Debt as of Statement Date:	$

C.	Consolidated Leverage Ratio as of Statement Date (Line B ☐ Line A):

Maximum permitted:	[4.00][4.50] to 1.00[1]

Covenant Compliance?	YES /NO

[1]

(i) at the election of the Parent Borrower (the notice of which election shall be given within 30 days after consummating the relevant Qualified Acquisition), the level set forth above shall be increased to 4.50 to 1.00 in connection with a Qualified Acquisition for four consecutive fiscal quarters (and no other fiscal quarters), starting with the fiscal quarter in which such Qualified Acquisition is consummated (a “Qualified Acquisition Election”);

(ii) the Parent Borrower may make a Qualified Acquisition Election no more than twice during the life of this Agreement;

(iii) upon the return to a maximum Consolidated Leverage Ratio of 4.00 to 1.00 after any Qualified Acquisition Election, such level must be maintained for at least two fiscal quarters before the Parent Borrower may elect to increase such level for a subsequent time pursuant to any Qualified Acquisition Election; provided, that the Parent Borrower may, at any time prior to the immediately succeeding fiscal quarter end, elect to reduce its maximum Consolidated Leverage Ratio to 4.00 to 1.00 for such fiscal quarter end and each fiscal quarter end thereafter by delivering an irrevocable written notice of such election to the applicable Administrative Agent; thereafter, the Parent Borrower may elect to increase the maximum Consolidated Leverage Ratio on the terms set forth in Section 7.04 of the Credit Agreement in connection with a Qualified Acquisition after its Consolidated Leverage Ratio remains below 4.00 to 1.00 for two consecutive fiscal quarters.

Form of Compliance Certificate

EXHIBIT D

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into between the Assignor named below (the “Assignor”) and the Assignee named below (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

[and is an Affiliate/Approved Fund of [identify Lender]1]

3.	ParentBorrower: PayPal Holdings, Inc.

[1]	Select as applicable.

Form of Assignment and Assumption

4.

Credit Agreement: Credit Agreement, dated as of June 7, 2023, among PayPal Holdings, Inc. (the “Parent Borrower”), PayPal (Europe) S.à r.l. et Cie. S.C.A (the “Luxembourg Borrower”), PayPal Australia Pty Limited (the “Australian Borrower”), the Designated Borrowers from time to time parties thereto, the Lenders from time to time party thereto and the Administrative Agent.

5.	Administrative Agent: ______________________________, as administrative agent under the Credit Agreement.

6.	Tranche: _________________

7.	Assigned Interest[s]

Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[2]
$	$	%
$	$	%
$	$	%

Effective Date:    ______________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the Loan Parties and their Affiliates or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including federal and state securities laws.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders.

Form of Assignment and Assumption

Consented to and Accepted:
[______________ ] as
the [_____] Administrative Agent

By:
Title:

[Consented to:][3]

PAYPAL HOLDINGS, INC.

By:
Title:

[NAME OF ANY OTHER RELEVANT PARTY]

By:
Title:

[3]	To be added only if the consent of the Parent Borrower is required by the terms of the Credit Agreement.

Form of Assignment and Assumption

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

PAYPAL HOLDINGS, INC. CREDIT AGREEMENT

DATED AS OF JUNE 7, 2023

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

Form of Assignment and Assumption

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by email or telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

D – 5

Form of Assignment and Assumption

EXHIBIT E-1

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of June 7, 2023 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms defined therein being used herein as therein defined), among PAYPAL HOLDINGS, INC., a Delaware corporation (the “Parent Borrower”), PayPal (Europe) S.à r.l. et Cie. S.C.A (the “Luxembourg Borrower”), PayPal Australia Pty Limited (the “Australian Borrower”), the Designated Borrowers from time to time parties thereto, J.P. Morgan Securities Australia Limited (the “Australian Borrower Administrative Agent”) and JPMorgan Chase Bank, N.A. (the “Parent Borrower Administrative Agent” and “Luxembourg Borrower Administrative Agent,” and together with the Australian Borrower Administrative Agent, the “Administrative Agent”) for the several banks and other financial institutions (the “Lenders”) from time to time parties to the Credit Agreement.

Pursuant to the provisions of Section 3.01 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of its interests in the Loan(s) (as well as any Note(s) evidencing such Loan interest(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “ten percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code and (iv) it is not a “controlled foreign corporation” related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Parent Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Parent Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Parent Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

E – 1

U.S. Tax Compliance Form of Tax Certificate

By:
Name:
Title:

Date:                     , 20[    ]

E – 2

U.S. Tax Compliance Form of Tax Certificate

EXHIBIT E-2

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of June 7, 2023 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms defined therein being used herein as therein defined), among PAYPAL HOLDINGS, INC., a Delaware corporation (the “Parent Borrower”), PayPal (Europe) S.à r.l. et Cie. S.C.A (the “Luxembourg Borrower”), PayPal Australia Pty Limited (the “Australian Borrower”), the Designated Borrowers from time to time parties thereto, J.P. Morgan Securities Australia Limited (the “Australian Borrower Administrative Agent”) and JPMorgan Chase Bank, N.A. (the “Parent Borrower Administrative Agent” and “Luxembourg Borrower Administrative Agent,” and together with the Australian Borrower Administrative Agent, the “Administrative Agent”) for the several banks and other financial institutions (the “Lenders”) from time to time parties to the Credit Agreement.

Pursuant to the provisions of Section 3.01 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “ten percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, and (iv) it is not a “controlled foreign corporation” related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20[    ]

E – 3

U.S. Tax Compliance Form of Tax Certificate

EXHIBIT E-3

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of June 7, 2023 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms defined therein being used herein as therein defined), among PAYPAL HOLDINGS, INC., a Delaware corporation (the “Parent Borrower”), PayPal (Europe) S.à r.l. et Cie. S.C.A (the “Luxembourg Borrower”), PayPal Australia Pty Limited (the “Australian Borrower”), the Designated Borrowers from time to time parties thereto, J.P. Morgan Securities Australia Limited (the “Australian Borrower Administrative Agent”) and JPMorgan Chase Bank, N.A. (the “Parent Borrower Administrative Agent” and “Luxembourg Borrower Administrative Agent,” and together with the Australian Borrower Administrative Agent, the “Administrative Agent”) for the several banks and other financial institutions (the “Lenders”) from time to time parties to the Credit Agreement.

Pursuant to the provisions of Section 3.01 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) it and/or its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “ten percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

E – 4

U.S. Tax Compliance Form of Tax Certificate

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20[    ]

E – 5

U.S. Tax Compliance Form of Tax Certificate

EXHIBIT E-4

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of June 7, 2023 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms defined therein being used herein as therein defined), among PAYPAL HOLDINGS, INC., a Delaware corporation (the “Parent Borrower”), PayPal (Europe) S.à r.l. et Cie. S.C.A (the “Luxembourg Borrower”), PayPal Australia Pty Limited (the “Australian Borrower”), the Designated Borrowers from time to time parties thereto, J.P. Morgan Securities Australia Limited (the “Australian Borrower Administrative Agent”) and JPMorgan Chase Bank, N.A. (the “Parent Borrower Administrative Agent” and “Luxembourg Borrower Administrative Agent,” and together with the Australian Borrower Administrative Agent, the “Administrative Agent”) for the several banks and other financial institutions (the “Lenders”) from time to time parties to the Credit Agreement.

Pursuant to the provisions of Section 3.01 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of its interests in the Loan(s) (as well as any Note(s) evidencing such Loan interest(s)) in respect of which it is providing this certificate, (ii) it and/or its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “ten percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Parent Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Parent Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Parent Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

E - 6

U.S. Tax Compliance Form of Tax Certificate

[NAME OF LENDER]

By:
Name:
Title:
Date:	, 20[ ]

E - 7

U.S. Tax Compliance Form of Tax Certificate

EXHIBIT F

JOINDER AGREEMENT

JOINDER AGREEMENT, dated as of ____________, 20__ (this “Joinder Agreement”), among _____________ (the “Subsidiary”), among PAYPAL HOLDINGS, INC., a Delaware corporation (the “Parent Borrower”), PayPal (Europe) S.à r.l. et Cie. S.C.A (the “Luxembourg Borrower”), PayPal Australia Pty Limited (the “Australian Borrower”), the Designated Borrowers from time to time parties thereto, J.P. Morgan Securities Australia Limited (the “Australian Borrower Administrative Agent”) and JPMorgan Chase Bank, N.A. (the “Parent Borrower Administrative Agent” and “Luxembourg Borrower Administrative Agent,” and together with the Australian Borrower Administrative Agent, the “Administrative Agent”) for the several banks and other financial institutions (the “Lenders”) from time to time parties to the Credit Agreement dated as of June 7, 2023 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among the Parent Borrower, the Luxembourg Borrower, the Australian Borrower, the Designated Borrowers from time to time parties thereto, the Lenders and the Administrative Agent.

W I T N E S S E T H:

WHEREAS, the parties to this Joinder Agreement wish to add the Subsidiary as the Designated Borrower to the Credit Agreement in the manner hereinafter set forth; and

WHEREAS, this Joinder Agreement is entered into pursuant to Section 4.03(b) of the Credit Agreement;

NOW, THEREFORE, in consideration of the premises, the parties hereto hereby agree as follows:

1. The Subsidiary hereby acknowledges that it has received and reviewed a copy of the Credit Agreement, and acknowledges and agrees to:

(a) join the Credit Agreement as a Designated Borrower;

(b) be bound by all covenants, agreements and acknowledgments attributable to the Designated Borrower in the Credit Agreement; and

(c) perform all obligations and duties required of it by the Credit Agreement.

2. The Subsidiary hereby represents and warrants that the representations and warranties with respect to it contained in Article V of the Credit Agreement are true and correct in all material respects on the date hereof.

F - 1

Joinder Agreement

3. The Tranche under which such Subsidiary shall have the right to borrow once joined to the Credit Agreement as a Designated Borrower:

Tranche:

4. The address and jurisdiction of organization of the Subsidiary is set forth below:

Address

Attn:
Telecopy:
Telephone:

Jurisdiction of organization:

5. THIS JOINDER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

F - 2

Joinder Agreement

IN WITNESS WHEREOF, each of the undersigned has caused this Joinder Agreement to be duly executed and delivered by its duly authorized officer as of the day and year first above written.

[DESIGNATED BORROWER], as the Designated Borrower

By:
Name:
Title:

PAYPAL HOLDINGS, INC., as the Parent Borrower

By:
Name:
Title:

ACKNOWLEDGED AND AGREED TO:

JPMORGAN CHASE BANK, N.A., as the Parent Borrower Administrative Agent and Luxembourg Borrower Administrative Agent

By:
Name:
Title:

J.P. MORGAN SECURITIES AUSTRALIA LIMITED., as the Australian Borrower Administrative Agent

By:
Name:
Title:

F - 3

Joinder Agreement